          AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 8, 2000
                                                      REGISTRATION NO. 333-93789

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------


                                AMENDMENT NO. 4
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                         ------------------------------

                                 CAYENTA, INC.
             (Exact name of Registrant as specified in its charter)

              DELAWARE                                7379                               33-0884182
  (State or other jurisdiction of         (Primary Standard Industrial                (I.R.S. Employer
   incorporation or organization)         Classification Code Number)              Identification Number)

                         ------------------------------

                           5910 PACIFIC CENTER BLVD.
                            SAN DIEGO, CA 92121-6301
                                 (858) 550-5500
         (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)
                         ------------------------------

                                 DAVID PORRECA
                                 PRESIDENT/CEO
                                 CAYENTA, INC.
                           5910 PACIFIC CENTER BLVD.
                            SAN DIEGO, CA 92121-6301
                                 (858) 550-5500
                               FAX:(858) 550-5361

    (Name, address, including zip code, and telephone and facsimile numbers, including area code, of agent for service)

                                   COPIES TO:


      NICHOLAS J. COSTANZA                    BARBARA L. BORDEN, ESQ.                  LAURIE A. SMILEY, ESQ.
         GENERAL COUNSEL                      MATTHEW T. BROWNE, ESQ.                 CHRISTOPHER J. VOSS, ESQ.
         CAYENTA, INC.                          COOLEY GODWARD LLP                     MARC S. MARCHIEL, ESQ.
    5910 PACIFIC CENTER BLVD.            4365 EXECUTIVE DRIVE, SUITE 1100                  STOEL RIVES LLP
    SAN DIEGO, CA 92121-6301                    SAN DIEGO, CA 92121               600 UNIVERSITY STREET, 36TH FLOOR
         (858) 552-9500                           (858) 550-6000                       SEATTLE, WA 98101-3197
       FAX: (858) 552-9759                      FAX: (858) 453-3555                        (206) 624-0900
                                                                                         FAX: (206) 386-7500


                         ------------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

                         ------------------------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act") check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) of the Securities Act, please check the following box and list the Securities Act registration serial number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                  SUBJECT TO COMPLETION, DATED AUGUST   , 2000

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                                6,500,000 Shares

                                     [LOGO]

                                 Cayenta, Inc.

                              Class A Common Stock

                                  -----------

    Cayenta, Inc. is offering shares of its Class A common stock. We have two classes of authorized common stock, Class A common stock and Class B common stock. The rights of the holders of Class A common stock and Class B common stock are identical, except with respect to voting and conversion. Each share of Class A common stock is entitled to one vote per share. Each share of Class B common stock is entitled to ten votes per share and is convertible at any time into one share of Class A common stock.

    We are a majority-owned subsidiary of The Titan Corporation. Upon completion of this offering, Titan will own all of our Class B common stock, which will represent more than 61% of our outstanding common stock and more than 94% of our voting power, and will continue to control us.

    Prior to this offering, there has been no public market for our Class A common stock. The initial public offering price of our Class A common stock is expected to be between $12.00 and $14.00 per share. We have applied to list our Class A common stock on The Nasdaq Stock Market's National Market under the symbol "CYTA."

    The underwriters have an option to purchase a maximum of 975,000 additional shares of our Class A common stock to cover over-allotments.

  Investing in our Class A common stock involves risks. See "Risk Factors" on page 8.

                                                                        Underwriting
                                                          Price to     Discounts and    Proceeds to
                                                           Public       Commissions    Cayenta, Inc.
                                                       --------------  --------------  --------------
Per Share............................................        $               $               $
Total................................................        $               $               $

    Delivery of the shares of Class A common stock will be made on or about
             , 2000.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Credit Suisse First Boston

                     Donaldson, Lufkin & Jenrette

                                           A.G. Edwards & Sons, Inc.

              The date of this prospectus is              , 2000.

                              [INSIDE FRONT COVER]

    [Picture of concentric circles with textual overlay as follows: In the rapidly-changing digital economy, companies are searching for and demanding total solutions. There is a new formula for success---]

                         [INSIDE FRONT COVER PULL-OUT]


[A description of the information technology
products and services that we provide that
we believe make us a total services
provider, written as an equation: EAI              [Hub-and-spoke depiction of the individual
(Enterprise Application Integration) + ASP         parts of our total services provider
(Application Service Provider) + NOC               offering]
(Network Operations Center) + BSM (Business
Services Management) = TSP (Total Services
Provider)]

[A description, separated into individual
phases, of our approach to creating our
information technology products and                [Our logo]
services]

                                 --------------

                               TABLE OF CONTENTS


                                            PAGE
                                          --------
PROSPECTUS SUMMARY......................      3
RISK FACTORS............................      8
FORWARD-LOOKING STATEMENTS..............     18
USE OF PROCEEDS.........................     18
DIVIDEND POLICY.........................     18
CAPITALIZATION..........................     19
DILUTION................................     20
SELECTED HISTORICAL ACTUAL AND PRO FORMA
  FINANCIAL INFORMATION.................     21
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
  FINANCIAL CONDITION AND OPERATING
  RESULTS...............................     23
BUSINESS................................     32



MANAGEMENT..............................     45
                                            PAGE
                                          --------
RELATIONSHIP WITH TITAN AND CERTAIN
  TRANSACTIONS..........................     55
PRINCIPAL STOCKHOLDERS..................     58
DESCRIPTION OF CAPITAL STOCK............     60
SHARES ELIGIBLE FOR FUTURE SALE.........     64
UNDERWRITING............................     66
NOTICE TO CANADIAN RESIDENTS............     70
LEGAL MATTERS...........................     71
EXPERTS.................................     71
ADDITIONAL INFORMATION..................     71
INDEX TO FINANCIAL STATEMENTS...........    F-1


                                 --------------

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS MAY BE USED ONLY WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS PROSPECTUS MAY ONLY BE ACCURATE ON THE DATE OF THIS DOCUMENT.

                     DEALER PROSPECTUS DELIVERY OBLIGATION

    UNTIL            , 2000 (25 DAYS AFTER THE COMMENCEMENT OF THE OFFERING),
ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALER'S OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS AN UNDERWRITER AND WITH RESPECT TO UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                               PROSPECTUS SUMMARY

    THIS SUMMARY HIGHLIGHTS INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. THIS SUMMARY DOES NOT CONTAIN ALL OF THE INFORMATION YOU SHOULD CONSIDER BEFORE BUYING SHARES IN THIS OFFERING. YOU SHOULD READ THE ENTIRE PROSPECTUS, AND ESPECIALLY THE "RISK FACTORS" SECTION, CAREFULLY. EXCEPT IN THE FINANCIAL STATEMENTS INCLUDED IN THIS PROSPECTUS OR AS OTHERWISE INDICATED, ALL INFORMATION IN THIS PROSPECTUS ASSUMES THE UNDERWRITERS' OVER-ALLOTMENT OPTION WILL NOT BE EXERCISED AND A 2.065 FOR 1 SPLIT IN OUR CLASS A AND CLASS B COMMON STOCK THAT WILL BECOME EFFECTIVE PRIOR TO THE EFFECTIVENESS OF THE REGISTRATION STATEMENT OF WHICH THIS PROSPECTUS IS A PART.

                                  THE COMPANY

OUR BUSINESS

    Our objective is to be a total services provider of information technology products and services for our customers' business functions. We define a total services provider, or TSP, as an information technology services company that can provide software applications and services to customers to solve specific business problems. These services include providing information technology and business consulting services as well as the implementation, operation and support of software applications. These applications can be tailored for the customers' business requirements and made accessible via the Internet. We believe that, by using a total services provider, companies can outsource business and technology requirements to a single third party provider. We expect customers to generally pay a fixed monthly fee for some or all of these services to avoid making significant capital investments in software and hardware and in developing internal information technology expertise.


    Historically, we have derived our revenues from information technology consulting services and sales of our proprietary software applications. Through experience gained by providing these consulting services and software products to our customers, we recognized a significant market opportunity for information technology companies that had an understanding of their customers' businesses and could provide customized software applications and consulting and integration services. In order to create our TSP offering, we expanded our consulting and software expertise in the following manner:



    - We used internally developed and third party software to make our existing portfolio of proprietary software applications accessible and functional for delivery to customers over the Internet.



    - We entered into rental agreements with third parties to house, at facilities operated by these third parties, all of the computer, network, and computer disk storage systems that we need to install, operate and manage, or host, software applications for our customers. These data centers have back-up power supplies, multiple telecommunication links, physical site security, and hardware monitoring systems.


    - We constructed a network operating center in San Diego to complement our existing network operating center in Reston, Virginia. These two network operating centers have advanced telecommunications, server and security infrastructure that, along with our staff, enable us to monitor and support all the software applications installed at the data centers mentioned above. We can also use our network operating centers to provide additional data center capabilities.

    - We formed a Business Services Management group to provide ongoing business consulting services for customers utilizing our software applications.

    The combination of the data centers and the network operating centers enables us to provide our software applications on a hosted monthly subscription basis to our customers. Customers will access our software applications using secure Internet connections and rely on us to provide ongoing, real-time maintenance and support.

    Since October 1999, we have been providing TSP services through Soliance, a joint venture in which we hold a 10% equity interest. Beginning in April 2000, we started making our TSP services directly available from us to new and existing customers and to date have entered into six TSP contracts from which we began generating revenues in the second quarter of 2000. During 1999, our revenues from our consulting services represented 94.6% of our actual revenues and our revenues from sales of our software applications represented 5.4% of our actual revenues. As part of a typical TSP offering, we provide the following services to our customers:


    - determining which proprietary or commercially available software applications are best suited to meet our customers' business needs and licensing that software to the customer;

    - integrating these software applications with the customers' existing information technology infrastructure and providing information technology support services;


    - operating and managing these software applications in a reliable and secure data center; and


    - providing business services where we tailor our software applications to support our customers' business processes, for example billing, so that our software better addresses those customers' specific business needs.


    We provide these four components--information technology consulting, identifying, licensing and integrating software applications, installing, operating and managing these software applications at data centers, and providing customized business services--in what we term our TSP offering. We also include in our TSP offering third party software applications and other business services, like payment processing, if those software applications and services address our customers' business needs. We believe that our ability to offer our own software applications in addition to identifying and delivering software applications that are commercially available from third parties allows us to provide our customers with additional value.


    We currently offer proprietary software applications and related customized business services that consist of the following:

    - E-commerce: We integrate a customers' web site with the customer's existing software applications and systems to support order processing, catalog management, customer service, inventory management, order fulfillment, billing and collections and account settlement. We have historically provided this software to business-to-consumer companies and have recently begun to offer it to business-to-business companies.

    - Revenue Cycle Management: We offer software applications that our customers use to track, collect and settle billing and payment transactions with their customers and trading partners. These software applications help our customers address their needs relating to customer enrollment, credit worthiness, purchasing, contract management, bill generation, bill presentment, collections and settlement.


    - Equipment Maintenance and Monitoring: Our customers use our equipment maintenance and monitoring software to manage their equipment maintenance processes including scheduling, materials and parts management and work order processing.


    We believe that a significant market opportunity exists for information technolology providers such as ourselves that understand their customers' businesses and provide customized software applications and consulting and integration services. Currently, companies called application service providers are already offering their customers access to third party software applications via data centers as well as ongoing maintenance and support. International Data Corporation expects the application service provider market to grow from $300 million in 1999 to $7.7 billion in 2004, a compound annual growth rate of over 90%. We believe that the size of the application service provider market demonstrates the market opportunity that exists for our TSP offering, which provides consulting and application integration services in addition to those services offered by application service providers.

    We target industries with complex and substantial information technology requirements. We also target emerging companies seeking to do business on the Internet, known as e-commerce. We have expertise in multiple industries, including utilities, telecommunications, and retail. We intend to further penetrate these industries by establishing strategic alliances and joint ventures.


    In addition to our network operating centers in San Diego, California and Reston, Virginia, we have facilities located in Burnaby, British Columbia, Orlando, Florida, Reston, Virginia, Salt Lake City, Utah, San Diego, California, and Washington, D.C. We currently have approximately 330 professionals developing and implementing our services.



    For the year ended December 31, 1999, we had net losses of $16.5 million on a pro forma basis. We had net losses of $10.3 million during the first six months of 2000. We expect to incur losses for the foreseeable future. In addition, three of our customers, Sempra Energy, the District of Columbia government and the FAA, accounted for approximately 85.8% of our revenues on an actual basis and 55.2% of our revenues on a pro forma basis during 1999. These customers accounted for 21.9% of our revenues during the first six months of 2000. Waste Management accounted for 12.3% of our revenues, and Soliance, an affiliated company, accounted for 16.1% of our revenues, during the first six months of 2000. Furthermore, the industry in which we compete, the information technology services industry, is highly competitive.


OUR STRATEGY

    - Build our TSP customer base

    - Continue to enhance our TSP offering

    - Target specific industries

    - Promote the Cayenta brand

    - Attract and train qualified personnel

    - Continue to develop core competencies

RELATIONSHIP WITH TITAN

    We were formed as a wholly-owned subsidiary of The Titan Corporation in 1997 when Titan separated its business that focused on integrating commercial software applications with customers' systems from its other information technology services. Upon completion of this offering, Titan will own all of our Class B common stock, which will represent more than 61% of our outstanding common stock and more than 94% of our voting power, and will be able to control the election of our directors and all other matters requiring stockholder approval. Titan is a publicly traded company, and its filings with the Securities and Exchange Commission, or SEC, are available to the public over the Internet at the SEC's web site at http://www.sec.gov, at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC located at 7 World Trade Center, Suite 1300, New York, New York 10048 and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Titan's SEC recording number is 1-6035. Our relationship with Titan is described more fully in the "Relationship with Titan and Certain Transactions" section of this prospectus.

    Our principal executive offices are located at 5910 Pacific Center Boulevard, San Diego, CA 92121-6301, and our telephone number is
(858) 550-5500.

                                  THE OFFERING


Class A common stock offered..............  6,500,000 shares

Common stock to be outstanding after the offering

  Class A common stock....................  13,028,410 shares

  Class B common stock....................  20,650,000 shares

    Total.................................  33,678,410 shares

Use of proceeds...........................  For operating activities, including expansion of our sales and marketing programs and continued development of our
                                            proprietary software applications, and for capital
                                            expenditures and general corporate purposes.

Proposed Nasdaq National Market Symbol....  CYTA


                     SHARES OUTSTANDING AFTER THE OFFERING


    The number of shares of common stock to be outstanding after the offering is based upon the number of shares of Class A common stock and Class B common stock outstanding as of August 7, 2000, giving effect to the conversion of all of our outstanding shares of preferred stock into 4,842,425 shares of Class A common stock upon the closing of this offering, and does not include the following:



    - 7,124,250 shares of Class A common stock reserved for issuance under our 1997 and Nonstatutory Stock Option Plans, of which 5,512,001 shares were covered by outstanding options as of August 7, 2000 at a weighted average exercise price of $2.57 per share; and



    - 1,023,827 shares of Class A common stock subject to warrants outstanding as of August 7, 2000, at a weighted average exercise price of $6.35 per share.

         SUMMARY HISTORICAL ACTUAL AND PRO FORMA FINANCIAL INFORMATION


    The following financial information should be read together with the "Selected Historical Actual and Pro Forma Financial Information" and "Management's Discussion and Analysis of Financial Condition and Operating Results" included elsewhere in this prospectus. The unaudited pro forma statement of operations information for the year ended December 31, 1999 assumes that we completed our acquisitions of Mainsaver, Assist Cornerstone and SFG Technologies as of January 1, 1999. The unaudited pro forma statement of operations information is based on our historical actual operating results and those of Mainsaver, Assist Cornerstone and SFG Technologies for the period presented and gives effect to the amortization of goodwill related to the acquisitions, the interest expense relating to the acquisitions, and the resulting provision for income taxes. Our historical actual statement of operations information for the year ended December 31, 1999 and balance sheet information as of December 31, 1999 are derived from our audited financial statements, which are included elsewhere in this prospectus. Our historical statement of operations information for the six months ended June 30, 2000 and balance sheet information as of June 30, 2000 are derived from our unaudited financial statements, which are included elsewhere in this prospectus.



                                                                     YEAR ENDED
                                                                  DECEMBER 31, 1999
                                                              -------------------------   SIX MONTHS ENDED
                                                                           PRO FORMA       JUNE 30, 2000
                                                               ACTUAL    (UNAUDITED)(1)     (UNAUDITED)
                                                              --------   --------------   ----------------
                                                                 (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENTS OF OPERATIONS INFORMATION:
Revenues....................................................  $ 40,262      $65,578           $ 34,978
Gross profit................................................    11,907       27,775             19,525
Income (loss) from operations...............................     4,664       (8,534)            (7,026)
Net income (loss)...........................................       532      (16,459)           (10,330)
Diluted earnings (loss) per share(2)........................  $   0.04      $ (1.56)          $  (0.97)
Weighted average common shares and common share equivalents
  used in computing diluted earnings per share(2)...........    13,182       10,521             10,694

OTHER INFORMATION:
EBITDA(4)...................................................     9,927        7,848                819
EBITDA margin(5)............................................      24.7%        12.0%               2.3%
Depreciation and amortization...............................     5,263       16,382              7,845
Cash flows from operating activities........................    16,391           NA            (15,276)
Cash flows from investing activities........................   (54,085)          NA            (14,911)
Cash flows from financing activities........................    44,632           NA             25,440



                                                                    JUNE 30, 2000
                                                              -------------------------
                                                                         AS ADJUSTED(3)
                                                               ACTUAL     (UNAUDITED)
                                                              --------   --------------
                                                                   (IN THOUSANDS)
BALANCE SHEET INFORMATION:
Cash........................................................  $  2,191      $ 79,091
Working capital.............................................     6,182        83,082
Total assets................................................   107,291       184,191
Total long-term obligations.................................    76,717        76,717
Total stockholders' equity..................................     7,497        84,397


------------------------------

(1) The pro forma column gives effect to the acquisitions of Mainsaver, Assist Cornerstone and SFG Technologies as if they had occurred as of January 1, 1999.

(2) For the number of shares used in the per share calculations, see the historical pro forma Cayenta financial statements and Note 2 to the historical actual Cayenta financial statements.

(3) The as adjusted column gives effect to the conversion of all of our outstanding shares of preferred stock into shares of Class A common stock upon the closing of this offering and reflects our receipt of the net proceeds from the offering (at an assumed initial public offering price of $13.00 per share), after deducting underwriting discounts and commissions and estimated offering expenses.


(4) EBITDA represents net income plus income taxes, interest expense, depreciation and amortization and non-recurring charges. Our management considers EBITDA to be a widely accepted financial indicator of a company's ability to service debt, fund capital expenditures and expand its business, and, accordingly, important information for prospective investors; however, EBITDA is not calculated in the same way by all companies and is neither a measurement required, nor represents cash flow from operations as defined, by generally accepted accounting principles. You should not consider EBITDA to be an altenative to net income, an indicator of operating performance or an altenative to cash flow as a measure of liquidity.


(5) Represents EBITDA divided by net sales.

                                  RISK FACTORS

    THIS OFFERING INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CONSIDER CAREFULLY THE RISKS AND UNCERTAINTIES DESCRIBED BELOW AND THE OTHER INFORMATION IN THIS PROSPECTUS, INCLUDING THE FINANCIAL STATEMENTS AND RELATED NOTES, BEFORE DECIDING TO INVEST IN SHARES OF OUR COMMON STOCK. IF ANY OF THE FOLLOWING RISKS OR UNCERTAINTIES ACTUALLY OCCURS, OUR BUSINESS, FINANCIAL CONDITION AND OPERATING RESULTS WOULD LIKELY SUFFER. IN THAT EVENT, THE MARKET PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU COULD LOSE ALL OR PART OF THE MONEY YOU PAID TO BUY OUR COMMON STOCK.

RISKS RELATED TO OUR BUSINESS

OUR TSP OFFERING IS RELATIVELY NEW AND UNTESTED, AND WE WILL BE UNABLE TO GROW OUR BUSINESS AS WE EXPECT IF OUR TSP OFFERING DOES NOT MEET WITH MARKET ACCEPTANCE OR IF WE DO NOT EXECUTE OUR BUSINESS STRATEGY.


    We have only recently begun generating revenues from our TSP offering. We may be unable to sell our TSP offering to existing customers of our software applications and consulting services or to new customers. We cannot be certain that a market for our TSP offerings will develop. Our business strategy requires that we further refine our sales, pricing, and support strategy and build our employee and facility resources. If our TSP offering does not meet with market acceptance or if we fail to execute our business strategy, we may incur substantial additional costs or delays in the further development of our TSP offering or be prevented from capitalizing on the market opportunity that we believe exists.



BECAUSE OUR TSP OFFERING IS RELATIVELY NEW, OUR ACTUAL AND PRO FORMA HISTORICAL REVENUES WERE LARGELY NOT DERIVED FROM IT, WHICH MAKES AN EVALUATION OF OUR BUSINESS DIFFICULT.



    To date, our revenues from our TSP offering have not been significant. Accordingly, we expect that our actual and pro forma historical financial results will be of limited value in projecting our future financial results.


WE HAVE INCURRED AND EXPECT TO CONTINUE TO INCUR LOSSES FOR THE FORESEEABLE
  FUTURE.


    For the year ended December 31, 1999, we had net losses of $16.5 million on a pro forma basis. We had net losses of $10.3 million during the first six months of 2000. We expect to incur losses for the foreseeable future. Our future profitability will depend on our ability to generate and sustain substantial revenues from our TSP offering while maintaining reasonable expense levels. If we are able to become profitable in the future, we may not be able to sustain or increase profitability on a quarterly or annual basis.


WE EXPECT TO INVEST SIGNIFICANT AMOUNTS TO FURTHER DEVELOP AND IMPLEMENT OUR TSP OFFERING AND WE MAY NEVER RECOVER THE COSTS ASSOCIATED WITH THOSE INVESTMENTS.


    In addition to amounts we have already invested, we intend to invest approximately $40 million to $50 million over the next twelve months in further developing and implementing our TSP offering by:


    - establishing and staffing regional facilities where we will develop our information technology products and services in collaboration with our customers;

    - establishing and staffing other network operating centers from which we will monitor, manage and support software applications that we have deployed for our customers;

    - entering into arrangements with third party suppliers of elements of our TSP offering;

    - developing process and software applications and industry-specific templates; and

    - expanding our sales and marketing activities.


We also expect to invest additional amounts in periods following the next twelve months to further develop our TSP offering. The investments described above may not result in increased revenues and the revenues from these efforts may not be enough to compensate for their cost.


OUR GROWTH MAY SLOW OR STOP IF WE FAIL TO EFFECTIVELY MANAGE OUR RAPID
EXPANSION.


    We acquired three companies during the fourth quarter of 1999, which represented approximately 38.6% of our pro forma revenues for 1999. These companies also represented approximately 41.7% of our revenues during the first six months of 2000. We have also increased our employee base from 48 employees to 420 employees since January 1, 1999. If we cannot manage our expanding operations to minimize strains on our management, our technical, operating and financial systems, and our sales, marketing and administrative resources, our operations could be disrupted, we may be unable to grow or we may grow at a slower pace than we anticipate. We expect that significant expansion of our operations will continue as we further develop and market our TSP offering and add additional customers and facilities.


WE MAY BE UNABLE TO DELIVER OUR TSP OFFERING IN A TIMELY MANNER IF THIRD PARTIES DO NOT PROVIDE US WITH KEY COMPONENTS OF OUR INFRASTRUCTURE AND FOR OUR SOFTWARE APPLICATIONS.

    To provide our TSP offering, we depend on third parties to supply computer and telecommunications equipment and services, including at data centers where we install computers that we use to host and manage software applications for our customers. We also depend on third parties to supply software applications that we use to provide our TSP offering. Our failure to maintain a continuous supply of any of these elements would temporarily prevent us from delivering our TSP offering. A disruption in our ability to provide our TSP offering could keep us from maintaining required standards of service and cause us to incur contractual penalties.

OUR ABILITY TO SELL OUR TSP OFFERING WILL SUFFER IF GROWTH IN E-BUSINESS
DECLINES.

    Market acceptance of our TSP offering, and our ability to increase our related revenues, will depend on continuing acceptance of use of the Internet and related technologies for e-business. This acceptance may be limited without the further development of the Internet's infrastructure and related technologies. This continued development includes maintenance of reliable networks with the necessary speed, data capacity and security to provide viable marketplaces for e-business, as well as timely development of complementary products for providing reliable, easy-to-use access and services. Other factors that may affect the growth of the Internet and related technologies as media for e-business include:

    - increases in access costs;

    - government regulation;

    - uncertainty regarding intellectual property ownership;

    - reluctance to adopt new business methods; and

    - costs associated with the obsolescence of existing infrastructure.

We cannot be certain that the Internet and related technologies will provide viable marketplaces for e-business in the long term.

OUR OPERATING MARGINS MAY DECLINE IF WE FAIL TO ACCURATELY ESTIMATE THE RESOURCES NECESSARY TO MEET OUR OBLIGATIONS UNDER FIXED-TIME, FIXED-PRICE CONTRACTS.


    We have historically derived a majority of our revenues from fixed-time, fixed-price contracts. For example, during 1999, we derived 70% of our actual consulting revenues from fixed-time, fixed-price contracts. We derived 25.3% of our consulting revenues from fixed-time, fixed-price contracts during the first six months of 2000. If we fail to accurately estimate the resources required for us to fulfill our obligations under fixed-time, fixed-price contracts or fail to satisfy those obligations, then our costs under those contracts will be greater than expected and our related profit, if any, will be less. We have occasionally had to commit unanticipated additional resources to complete customer projects, and we may have to take similar action in the future.


WE MAY BE UNABLE TO INCREASE REVENUES AS PLANNED IF OUR EFFORTS TO DEVELOP AND MAINTAIN POSITIVE BRAND AWARENESS ARE NOT SUCCESSFUL.


    To promote awareness of our brand, we intend to spend significant amounts, including some of the $20 million of the proceeds of this offering that we are allocating to our sales and marketing programs, on an aggressive brand-enhancement campaign. We expect to initiate this brand-enhancement campaign following the completion of this offering. Our spending on this brand-enhancement campaign may cause our operating margins to decline if revenues derived from this campaign are not sufficient to offset its associated costs. The value of our brand may be damaged if information technology products and services that we develop for customers become associated with those customers' business difficulties.


WE RELY ON A SMALL NUMBER OF CUSTOMERS FOR MOST OF OUR REVENUES, AND OUR REVENUES WILL DECLINE SIGNIFICANTLY IF WE CANNOT KEEP OR REPLACE THESE CUSTOMERS.


    We have historically derived a high percentage of our revenues from a small number of large customers. Revenues from the District of Columbia accounted for approximately 38.1% of our actual revenues and approximately 23.4% of our pro forma revenues during 1999, and approximately 4.8% of our revenues during the first six months of 2000. We provide information technology products and services to the District of Columbia on a purchase order basis. Revenues from Sempra Energy accounted for approximately 26.8% of our actual revenues and approximately 18.9% of our pro forma revenues during 1999, and approximately 10.8% of our revenues during the first six months of 2000. These revenues were derived from our provision of information technology products and services to Sempra Energy under two contracts that expire on December 31, 2000. Revenues from the FAA accounted for approximately 21.0% of our actual revenues and approximately 12.9% of our pro forma revenues during 1999, and approximately 6.3% of our revenues during the first six months of 2000. Our contract with the FAA has expired although we continue to provide services to the FAA under the terms of the expired contract. Revenues from Waste Management accounted for approximately 12.3% of our revenues during the first six months of 2000. Our contract with Waste Management has expired although we continue to provide services to Waste Management under the terms of the expired contract. Revenues from Soliance accounted for approximately 16.1% of our revenues during the first six months of 2000. Soliance is a joint venture in which we own a 10% equity interest that we provide services to under the terms of the Soliance joint venture agreement.



    Because we target large companies with complex and substantial information technology needs, we expect to enter into TSP contracts and other consulting contracts requiring us to devote substantial professional resources. Our size will limit the number of these contracts we can perform at any one time. Accordingly, we expect that until we grow substantially in size, we will depend on a small number of customers for revenues within each quarter. If any of our large customers, such as Sempra Energy, Waste Management or Soliance terminates its contract or relationship with us, we will lose a significant portion of our revenues.

OUR QUARTERLY REVENUES AND OPERATING RESULTS ARE VOLATILE AND DIFFICULT TO FORECAST, WHICH MAY CAUSE THE MARKET PRICE OF OUR COMMON STOCK TO DECLINE.

    Our quarterly revenues and operating results have fluctuated significantly in the past, and we expect these fluctuations to continue. Factors that may cause our quarterly revenues and operating results to fluctuate, and all of which are to some extent outside our control, include:

    - the amount and timing of demand for our TSP offering;

    - the degree of utilization of our consultants;

    - the length of our sales cycle for our information technology products and services;

    - our ability to manage costs, including sales and marketing, infrastructure development, general and administrative and personnel costs;

    - the timing and cost of anticipated openings of new facilities; and


    - unanticipated costs associated with the integration of acquired businesses.


It is likely that in some future quarter or quarters our operating results will be below the expectations of investors. If so, the market price of our common stock may decline significantly.

OUR GROWTH COULD BE LIMITED IF WE ARE UNABLE TO ATTRACT AND RETAIN QUALIFIED PERSONNEL.

    Our growth requires us to substantially increase sales of our TSP offering, and to generate these increased sales we must attract and retain highly skilled sales and marketing personnel. To develop and implement the increasing number of TSP offerings that we anticipate developing and installing in collaboration with our customers, we must attract and retain technical and consulting personnel with the requisite technical skills to perform those functions. Accordingly, our growth could be constrained if we cannot attract and retain sufficient numbers of highly skilled technical, consulting, sales and marketing personnel to execute our business strategy. Our growth could also be constrained and our operations disrupted if we do not attract and retain a sufficient number of highly skilled management personnel to manage our anticipated expansion of our business.

OUR FAILURE TO DELIVER ERROR-FREE INFORMATION TECHNOLOGY PRODUCTS AND SERVICES COULD RESULT IN SIGNIFICANT FINANCIAL LIABILITY AND NEGATIVE PUBLICITY.


    Because many of our information technology products and services relate to systems that are critical to our customers' businesses, their failure could have a severe financial and operating impact on our customers, and cause a severe financial and reputational impact on us. For example, an e-business retailer for whom we developed and installed our complete e-business system would depend on that product to manage and monitor many of its internal accounting and fulfillment processes and its interactions with its customers. Similarly, a utility for whom we developed and installed our software application that supports the transactions that compose that utility's revenue cycle would depend on that product to help manage and monitor those transactions. If our products were to fail for any reason, those customers could react by withholding payments due to us or by pursuing litigation against us that may not be covered by our insurance policies or limited by the contractual terms of the engagement. Our customers could also react by demanding refunds or additional information technology products or services from us at no charge that compensate for the failure. We could incur unexpected liabilities or expenses in connection with the software we acquired during 1999 that exceed or are not covered by our indemnification arrangements with the sellers of the Mainsaver, Assist Cornerstone and SFG Technologies businesses. In addition, a failure of our information technology products or services for a specific customer, particularly in one of our target industries, could make other companies reluctant to engage us to undertake projects for them.

OUR INFORMATION TECHNOLOGY PRODUCTS WILL BE LESS COMPETITIVE IF THEY ARE NOT COMPATIBLE WITH THIRD-PARTY SOFTWARE APPLICATIONS.

    We believe that our ability to compete successfully depends on the continued compatibility of our information technology products with software applications provided by third-party vendors. Our failure to maintain compatibility with these software applications could limit the capacity of our information technology products to integrate different systems and make our products less attractive to potential users. If we were to lack sufficient qualified technical personnel or financial resources to commit to maintaining such compatibility, our information technology products could become incompatible with changing or newly-introduced software standards. We cannot be sure that we will be able to conform to new or changed software standards, or that information technology products or services developed by others will not make our own software and services noncompetitive or obsolete.

IF WE ARE UNABLE TO REUSE OUR PROCESS AND SOFTWARE APPLICATIONS, OUR INDUSTRY-SPECIFIC TEMPLATES, AND OUR SOFTWARE ENGINEERING PRACTICES, WE MAY BE UNABLE TO DELIVER OUR INFORMATION TECHNOLOGY PRODUCTS AND SERVICES RAPIDLY AND COST-EFFECTIVELY.


    We generally develop our information technology products and services based on reusable processes, software, industry-specific templates, and software engineering practices. If we generally are unable to negotiate customer contracts that permit us to reuse our processes, software, templates and software engineering practices, we may be unable to provide our information technology products and services to our customers at a cost and within time frames that they consider acceptable. We may work with customers who prohibit us from such reuse or who may severely limit reuse. In addition, we may provide information technology products and services to the utility industry only through Soliance, a joint venture in which we own a 10% equity interest and in which one of our partners is Sempra Energy Information Solutions, a subsidiary of Sempra Energy. Revenues from Sempra Energy accounted for approximately 26.8% of our actual revenues and approximately 18.9% of our pro forma revenues during 1999, and approximately 10.8% of our revenues during the first six months of 2000. In addition, revenues from Soliance accounted for approximately 16.1% of our revenues during the first six months of 2000. If we were to sell our membership interest in the Soliance joint venture, the terms of the agreement establishing that joint venture prohibit us from selling our information technology products and services to the utility industry for 15 months from the date of our sale.


OUR MARKETS ARE HIGHLY COMPETITIVE AND OUR COMPETITORS' STRENGTHS MAY PREVENT US FROM EXECUTING OUR BUSINESS STRATEGY.

    Our current competitors include:

    - application service providers, such as Breakaway Solutions and USinternetworking;

    - information technology service providers, such as Andersen Consulting, Answerthink, Cambridge Technology, EDS, KPMG, Sapient and Tanning Technology; and

    - Internet professional service providers, such as Proxicom, Scient and US Interactive.

    Many of our competitors are substantially larger than we are and have substantially greater financial, infrastructure and personnel resources than we have. Furthermore, many of our competitors have well established, large and experienced marketing and sales capabilities and greater name recognition than we have. As a result, our competitors may be in a stronger position to respond quickly to new or emerging technologies and changes in customer requirements. They also may develop and promote their services more effectively than we do. Moreover barriers to entry, particularly in the areas of information technology consulting and integrating software applications, are low. We therefore expect additional competitors to enter these markets.

OUR OPERATIONS WILL SUFFER IF WE ARE UNABLE TO INTEGRATE AND RETAIN OUR SENIOR MANAGERS.


    Our success depends on the continued contributions of the principal members of our senior management team, including David P. Porreca and Gregory R. Smith, all of whom joined us in 1999. Some of these individuals have not worked together previously and are currently becoming integrated as a management team. As a result, our senior managers may not work together effectively. In addition, due to the competitive nature of our industry, we may be unable to retain all of our senior managers. Of our senior management team, only Messrs. Porreca, Gregory R. Smith, Atkinson and Lake have employment agreements with us. If our senior managers do not work together effectively, or terminate their relationships with us, our business operations could be significantly disrupted.


GOVERNMENT AUDITS OF OUR GOVERNMENT CONTRACTS COULD CAUSE A MATERIAL NEGATIVE ADJUSTMENT TO OUR REVENUES.


    All companies that do work under government contracts are subject to audit. Our work for our government customers may be audited by those customers or by their controlling entities. These audits may occur several years after completion of the audited work, and could result in modifications to our revenues from that work. Revenues from government business accounted for approximately 61.3% of our actual revenues and approximately 43.1% of our pro forma revenues during 1999, and approximately 23.5% of our revenues during the first six months of 2000. While we are not aware of any contemplated audits of our work for any of our government customers, it could be audited in the future and any such audit could result in a negative material adjustment to our revenues.


INTELLECTUAL PROPERTY INFRINGEMENT CLAIMS AGAINST US, EVEN WITHOUT MERIT, COULD BE EXPENSIVE TO DEFEND AND MAY DIVERT MANAGEMENT'S ATTENTION.

    We cannot be certain that the information technology products that we deliver or the software or processes used in those products do not or will not infringe valid patents, copyrights or other intellectual property rights held by third parties. If there is infringement, we could be liable for substantial damages. Any infringement claim, even one without merit, can be time consuming and expensive to defend. Infringement claims may divert management's attention and resources and could cause delays in implementing our information technology products and services. If we are found to infringe a third party's intellectual property rights, we may need to enter into royalty or licensing agreements.

IF WE ARE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS, OUR BUSINESS COULD BE ADVERSELY AFFECTED.

    Our intellectual property includes our trade secrets, copyrights, trademarks and other proprietary information. We believe that our intellectual property is important to our success and our competitive position, and we try to protect it. However, our efforts may be inadequate. In addition, we may be unable to detect unauthorized use of our intellectual property and take appropriate steps to enforce our rights. Also, protection of intellectual property in many foreign countries is weaker and less reliable than in the United States. Accordingly, if our business expands further into foreign countries, risks associated with protecting our intellectual property will increase.

BECAUSE WE OPERATE IN CANADA, WE FACE ADDITIONAL RISKS RELATED TO FOREIGN POLITICAL AND ECONOMIC CONDITIONS.


    We operate in Canada, and are subject to risks that are inherent in operating in a foreign jurisdiction. Revenues from our Canadian operations accounted for approximately 10.0% of our pro forma revenues during 1999 and approximately 11.2% of our revenues during the first six months of

2000. The risks inherent in operating in a foreign jurisdiction that are most applicable to our Canadian operations involve:


    - unexpected changes in regulatory requirements;

    - challenges in staffing and managing foreign operations;

    - differing technology standards;

    - fluctuations in currency exchange rates; and

    - potentially adverse tax consequences.

The effect of any of the risks referred to above could adversely affect our operations.


RISKS RELATED TO OUR RELATIONSHIP WITH TITAN
OUR BUSINESS MAY BE DISADVANTAGED OR HARMED IF TITAN'S INTERESTS RECEIVE PRIORITY OVER OUR INTERESTS.



    Following this offering, Titan will own all of our outstanding shares of Class B common stock, which has ten votes per share, representing more than 94% of our voting power. Conflicts of interest may arise between Titan and us in a number of areas relating to our past and ongoing relationships. Titan is a diversified technology company whose offerings include information technology products and services that it markets to defense, intelligence and other government agencies. Titan also recently acquired AverStar, Inc., a provider of information technology consulting services to business and government customers. It is possible that we will compete directly with Titan, particularly the business unit within AverStar that provides information technology products and services to the financial services industry, in the future. Other potential factors that may create a conflict of interest between Titan and us include the following:


    - the terms of the intercompany agreements that we have entered into with Titan in connection with this offering, which include a corporate services agreement, a facilities sharing agreement and a tax allocation agreement;

    - sales or distributions by Titan of all or any portion of its ownership interest in us;

    - Titan's ability to control our management and affairs; and

    - two of our directors and three of our executive officers are also directors or executive officers of Titan.

We cannot guarantee that all conflicts will be resolved in a manner that is favorable to us or that such conflicts will not result in harmful consequences to our business or prospects.

SOME OF OUR DIRECTORS AND EXECUTIVE OFFICERS ARE ALSO DIRECTORS OR EXECUTIVE OFFICERS OF TITAN, WHICH COULD CAUSE TITAN'S INTERESTS TO RECEIVE PRIORITY OVER OUR INTERESTS.

    Gene W. Ray and Robert E. La Blanc, each of whom is one of our directors, Nicholas J. Costanza and Eric M. DeMarco, each of whom is one of our executive officers, and David P. Porreca, who is our President, Chief Executive Officer and a director, are also directors or executive officers of Titan. Because our financial results will be included in Titan's consolidated financial statements, these directors and executive officers may consider not only the short-term and long-term impact of financial and operating decisions on us, but also the impact of these decisions on Titan's consolidated financial results and its stockholders. In some instances, the impact of these decisions could be disadvantageous to us while advantageous to Titan. We cannot guarantee that all conflicts will be resolved in a manner that is favorable to us or that such conflicts will not result in harmful consequences to our business or prospects.

FOLLOWING THIS OFFERING, TITAN'S CONTROL OF OUR COMPANY COULD MAKE IT DIFFICULT FOR ANOTHER COMPANY TO ACQUIRE US, WHICH COULD DEPRESS OUR STOCK PRICE.



    Following this offering, Titan will have the ability to control the outcome of all matters requiring stockholder approval, including the election and removal of our board of directors and approval of any merger, consolidation or sale of all or substantially all of our assets. Titan also will have the ability to control our management and affairs. This control could discourage others from initiating any potential merger, takeover or other change of control transaction that may otherwise be beneficial to our business or our stockholders. As a result, this control could reduce the price that investors are willing to pay in the future for shares of our Class A common stock.


WE MAY BE UNABLE TO RAISE CAPITAL OR ISSUE COMMON STOCK IN CONNECTION WITH ACQUISITIONS IN THE FUTURE BECAUSE OF OUR RELATIONSHIP WITH TITAN.

    Because Titan may seek to maintain its beneficial ownership percentage of our common stock for tax planning purposes or otherwise and may not desire to acquire additional shares of common stock in connection with future financing transactions, we may be constrained in our ability to raise equity capital in the future or to issue common stock or other equity securities in connection with future acquisitions.

OUR BUSINESS MAY SUFFER BECAUSE WE ENTERED INTO AFFILIATE AGREEMENTS WITH TITAN THAT ARE NOT BASED ON ARM'S LENGTH NEGOTIATIONS.

    We have entered into various intercompany agreements with Titan including a corporate services agreement, facilities sharing agreement and tax allocation agreement. Because we are currently a majority-owned subsidiary of Titan, none of these agreements resulted from arm's length negotiations. These agreements may include terms and conditions that may be more or less favorable to us than terms contained in similar agreements negotiated with third parties.

RISKS RELATED TO THIS OFFERING

OUR STOCK PRICE COULD BE VOLATILE, WHICH COULD RESULT IN SUBSTANTIAL LOSSES FOR INVESTORS PURCHASING SHARES IN THIS OFFERING.

    The trading price of our Class A common stock could be volatile. Prices for our Class A common stock will be based in part on our quarterly revenues and operating results, which we expect to fluctuate for the reasons discussed above in this "Risk Factors" section. In addition, as a provider of information technology products and services, our stock price could be impacted by general volatility in the stock prices for technology companies that has from time to time been experienced in the markets. Investors may be unable to sell their Class A common stock at or above our initial public offering price. We also cannot be sure that an active public market for our Class A common stock will develop or continue after this offering.

MANAGEMENT HAS BROAD DISCRETION AS TO THE USE OF THE PROCEEDS OF THIS OFFERING AND MAY NOT USE THE PROCEEDS IN WAYS WHICH ENHANCE OUR MARKET VALUE OR RESULTS OF OPERATIONS.

    Our management will retain broad discretion to allocate the proceeds of this offering. Management's failure to apply these funds effectively could have an adverse effect on our ability to implement our strategy.

SHARES BECOMING AVAILABLE FOR SALE COULD ADVERSELY AFFECT OUR STOCK PRICE.

    Sales of a substantial number of shares of our common stock in the public market after this offering could depress the market price of our Class A common stock and could impair our ability to raise capital through the sale of additional equity securities. After this offering, we will have outstanding 13,028,410 shares of our Class A common stock. All the shares sold in this offering will be freely tradable. Of the remaining 6,528,410 shares of Class A common stock outstanding after this offering, 4,945,675 of such shares will be eligible for sale in the public market under Rules 144 and 701 of the Securities Act beginning 181 days after the date of this prospectus upon the expiration of lock-up agreements between the holders of those shares and the underwriters. After this offering, we will also have outstanding 20,650,000 shares of our Class B common stock, all of which is held by Titan and is convertible at Titan's option into shares of our Class A common stock on a one-to-one basis. If Titan were to convert its Class B shares into Class A shares, all of the Class A shares it would receive upon such conversion would also be eligible for sale in the public market under Rule 144 of the Securities Act beginning
181 days after the date of this prospectus upon the expiration of a lock-up agreement between Titan and the underwriters. Credit Suisse First Boston Corporation may waive the lock-up restrictions referred to above based on market conditions or to avoid an excessive number of restricted shares being eligible for sale on the same day or because of other factors, in each case in its sole discretion at any time without notice. After completion of this offering and giving effect to the exercise of warrants outstanding to purchase
1,023,827 shares of Class A common stock, the holders of 2,606,562 shares of our Class A common stock will be entitled to cause us to register their shares on Form S-3 under the Securities Act when we are eligible to do so, so long as the value of the registered shares is $4.0 million or more. These holders, along with the holders of all of our outstanding preferred stock that will convert into 4,842,425 shares of our Class A common stock upon the closing of this offering, also have "piggyback" registration rights if we register any of our Class A common stock under the Securities Act following this offering. Except for shares purchased by our affiliates, registration of these shares under the Securities Act would result in these shares becoming eligible for sale in the public market immediately upon the effectiveness of the registration. After this offering, we also intend to register up to 7,124,250 additional shares of our Class A common stock for sale upon the exercise of outstanding stock options issued pursuant to, or reserved for future issuance under, our 1997 and Nonstatutory Stock Option Plans.

YOU WILL SUFFER IMMEDIATE AND SUBSTANTIAL DILUTION.

    Purchasers of Class A common stock in this offering will pay a price per share which is substantially higher than the per share value of our assets after subtracting our liabilities. In addition, assuming a price per share of $13.00, purchasers of Class A common stock in this offering will have contributed approximately 83.9% of the aggregate price paid by all purchasers of our stock but will own only approximately 16.1% of our common stock outstanding after this offering.

WE MAY NEED ADDITIONAL CAPITAL, WHICH MAY NOT BE AVAILABLE TO US, AND WHICH, IF RAISED, MAY HURT OUR EXISTING STOCKHOLDERS.

    We may need to raise additional funds through public or private equity or debt financings in order to:

    - support additional capital expenditures;

    - take advantage of acquisition or expansion opportunities;

    - develop new information technology products or services; or

    - address additional working capital needs.

If we raise additional funds through the issuance of equity or debt securities that have rights senior to those of our existing stockholders, our stockholders may experience additional dilution or may lose other rights. We cannot be certain that additional financing will be available to us on favorable terms when required, or at all. If we cannot raise funds on acceptable terms, if and when needed, we may be forced to curtail some or all of the above activities and may not be able to grow our business or respond to competitive pressures or unanticipated developments.

WE HAVE ANTI-TAKEOVER DEFENSES THAT COULD DELAY OR PREVENT AN ACQUISITION AND COULD ADVERSELY AFFECT THE PRICE OF OUR CLASS A COMMON STOCK.

    Provisions of our amended certificate of incorporation and bylaws and provisions of Delaware law could delay, defer or prevent an acquisition or change of control involving us or otherwise adversely affect the price of our Class A common stock. For example, our board of directors is staggered in three classes, so that only one-third of the directors can be replaced at any annual meeting. Additionally, our bylaws eliminate the ability of stockholders to call a special meeting. Our amended certificate of incorporation also permits our board of directors to issue shares of preferred stock without stockholder approval. In addition to delaying or preventing an acquisition, the issuance of a substantial number of preferred shares could adversely affect the price of the Class A common stock.

                           FORWARD-LOOKING STATEMENTS

    This prospectus contains forward-looking statements that involve risks and uncertainties. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology including "could," "may," "will," "should," "expect," "intend," "plan," "anticipate," "believe," "estimate," "predict," "potential," "continue" or "opportunity," the negative of these terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors, including the risks described above and in other parts of this prospectus. These factors may cause our actual results to differ materially from any forward-looking statement.

    Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot and do not guarantee future results, levels of activity, performance or achievements.

                                USE OF PROCEEDS

    Assuming an initial public offering price of $13.00 per share, we estimate that the net proceeds to us from this offering will be approximately
$76.9 million, after deducting the underwriting discounts and commissions and estimated offering expenses. We estimate that the net proceeds to us from this offering will be $88.7 million if the underwriters' over-allotment option is exercised in full.

    We intend to use the net proceeds from this offering as follows:


    - approximately $20 million to expand our sales and marketing programs, including brand identity enhancement;



    - approximately $5 million to continue the development of our proprietary software applications;



    - approximately $20 million for capital expenditures, which we anticipate will include capital expenditures for hardware and infrastructure related to our TSP offering;


    - approximately $4.3 million in aggregate that we will pay in May 2001 and June 2001 to the former owners of Mainsaver and Assist Cornerstone, subject to the satisfaction of indemnification obligations owed to us by them under our agreements to acquire these companies; and

    - and the balance for general corporate purposes, including to fund administrative costs and operating costs of our network operating centers.

    Our management will retain broad discretion in the allocation of the net proceeds of this offering. The amounts we actually spend will depend on a number of factors, including the amount of our future revenues and other factors described elsewhere in this prospectus. We may also use a portion of the net proceeds to invest in additional businesses, products and technologies, or to establish joint ventures that we believe will complement our current or future business. However, we have no specific plans, agreements or commitments to do so and are not currently engaged in any negotiations for any acquisition or joint venture. Pending these uses, we will invest the net proceeds of this offering in short-term, interest-bearing, investment-grade securities.

                                DIVIDEND POLICY

    We have never declared or paid any cash dividends on our capital stock. We currently intend to retain any future earnings to finance the growth and development of our business and therefore do not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay cash dividends will be at the discretion of our board of directors and will be dependent upon our financial condition, results of operations, capital requirements, general business conditions and other factors that the board of directors may deem relevant.

                                 CAPITALIZATION


    The following table sets forth our capitalization as of June 30, 2000:


    - on an actual basis after giving effect to an amendment to our certificate of incorporation to increase our authorized Class A common stock to 250,000,000 shares and to increase our authorized Class B common stock to 103,250,000 shares; and


    - on an as adjusted basis, giving effect to the conversion of all of our 2,345,000 outstanding shares of Series A preferred stock into 4,842,425 shares of Class A common stock upon the closing of this offering, and to our issuance of the Class A common stock offered hereby at an assumed price of $13.00 per share and the application of the net proceeds therefrom.


    This information should be read in conjunction with our financial statements and related notes thereto included elsewhere in this prospectus.


                                                                  JUNE 30, 2000
                                                              ----------------------
                                                               ACTUAL    AS ADJUSTED
                                                              --------   -----------
                                                                  (IN THOUSANDS)
Long-term debt, less current portion........................  $76,717      $ 76,717
                                                              -------      --------
Stockholders' equity (1):
    Preferred stock, $.001 par value; 17,345,000 authorized;
      Series A convertible preferred stock, $.001 par value;
      2,345,000 shares authorized and 2,345,000 shares
      issued and outstanding, actual; 0 shares authorized,
      issued or outstanding, as adjusted....................        2            --
    Class A common stock, $.001 par value;
      250,000,000 shares authorized and 1,685,985 shares
      issued and outstanding, actual; 250,000,000 shares
      authorized and 13,028,410 shares issued and
      outstanding, as adjusted..............................        2            13
    Class B common stock, $.001 par value; 103,250,000
      shares authorized and 20,650,000 shares issued and
      outstanding, actual and as adjusted...................       21            21
Additional paid-in capital..................................   16,173        93,064
Deferred compensation.......................................   (1,968)       (1,968)
Foreign currency translation................................      (40)          (40)
Retained earnings...........................................   (6,693)       (6,693)
                                                              -------      --------
          Total stockholders' equity........................    7,497        84,397
                                                              -------      --------
              Total capitalization..........................  $84,214      $161,114
                                                              =======      ========


------------------------

(1) Share numbers in the table do not include the following shares:


    - 7,124,250 shares of Class A common stock reserved for issuance under our 1997 and Nonstatutory Stock Option Plans, of which 5,512,001 shares were covered by outstanding options at a weighted average exercise price of $2.57 per share at August 7, 2000; and


    - 1,023,827 shares of our Class A common stock issuable upon exercise of outstanding warrants at a weighted average exercise price of $6.35 per share.

                                    DILUTION


    As of June 30, 2000, our as adjusted net tangible book value deficit, after giving effect to the conversion of our preferred stock then outstanding, was approximately $52.0 million, or $3.95 per share of common stock. Our as adjusted net tangible book value deficit is equal to, after giving effect to the adjustment described in the previous sentence, our total tangible assets minus our total liabilities, divided by the number of shares of common stock outstanding. After giving effect to the sale of our Class A common stock offered by this prospectus at an assumed initial public offering price of $13.00 per share, and after deducting underwriting discounts and commissions and our estimated offering expenses, our as adjusted net tangible book value as of June 30, 2000 would have been approximately $24.9 million, or $1.27 per share. This represents an immediate increase in as adjusted net tangible book value of $5.22 per share to existing stockholders and an immediate dilution of $11.73 per share to new investors. The following table illustrates this per share dilution:



                                                                        PER SHARE
                                                             -------------------------------
Assumed initial public offering price......................                   $        13.00
  As adjusted net tangible book value deficit before the
    offering...............................................  $        (3.95)
  Increase attributable to new investors...................            5.22
                                                             --------------
As adjusted net tangible book value after this offering....                             1.27
                                                                              --------------
Dilution to new investors..................................                   $        11.73
                                                                              ==============



    The following table summarizes, on an as adjusted basis as of June 30, 2000, the differences between existing stockholders and the new investors with respect to the number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid before deducting underwriting discounts and commissions and our estimated offering expenses.


                                        SHARES PURCHASED              TOTAL CONSIDERATION
                                    -------------------------      --------------------------      AVERAGE PRICE
                                      NUMBER         PERCENT          AMOUNT         PERCENT         PER SHARE
                                    -----------      --------      ------------      --------      --------------
Existing stockholders (1).........   27,178,410        80.7%       $ 16,185,000        16.1%       $         0.60
New investors.....................    6,500,000        19.3        $ 84,500,000        83.9%       $        13.00
                                    -----------       -----        ------------       -----
  Total...........................   33,678,410       100.0%       $100,685,000       100.0%
                                    ===========       =====        ============       =====

------------------------


(1) Gives effect to the conversion of all of our outstanding preferred stock into 4,842,425 shares of Class A common stock upon the closing of this offering, and assumes no exercise of stock options outstanding as of June 30, 2000. As of June 30, 2000, there were options outstanding to purchase a total of 5,706,834 shares of our Class A common stock, with a weighted average exercise price of $2.73 per share. We also currently have warrants outstanding to purchase a total of 1,023,827 shares of our Class A common stock at a weighted average exercise price of $6.35 per share. If any of these options or warrants are exercised, there will be further dilution to new investors.

         SELECTED HISTORICAL ACTUAL AND PRO FORMA FINANCIAL INFORMATION


    The following selected financial information should be read in conjunction with the Cayenta, Transnational Partners II, Mainsaver, Assist Cornerstone and SFG Technologies financial statements and the related notes thereto and "Management's Discussion and Analysis of Financial Condition and Operating Results" included elsewhere in this prospectus. The pro forma statement of operations information for the year ended December 31, 1999 should be read in conjunction with the unaudited pro forma financial statements included elsewhere in this prospectus. That information assumes that we completed the acquisitions of Mainsaver, Assist Cornerstone and SFG Technologies as of January 1, 1999. The unaudited pro forma statement of operations information is based on our historical operating results and those of Mainsaver, Assist Cornerstone and SFG Technologies for the period presented and gives effect to the amortization of goodwill related to the acquisitions, the interest expense relating to the acquisitions, and the resulting provision for income taxes. Our statement of income information for the years ended December 31, 1996, 1997, 1998 and 1999 are derived from our audited financial statements, which are included elsewhere in this prospectus for the years ended December 31, 1997, 1998 and 1999. Our balance sheet information as of December 31, 1996, 1997, 1998 and 1999 are derived from our audited financial statements, which are included elsewhere in this prospectus for the years ended as of December 31, 1998 and 1999. Our statement of income information for the six months ended June 30, 2000 and the balance sheet information as of June 30, 2000 are derived from our unaudited financial statements included elsewhere in this prospectus. Our statement of income information for the year ended December 31, 1995 and the balance sheet information as of December 31, 1995 are derived from our unaudited financial statements. The unaudited financial statements have been prepared on substantially the same basis as the audited financial statements and include all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of the financial position and results of operations for the periods.



    Prior to our acquisitions of Mainsaver, Assist Cornerstone and SFG Technologies, we were a profitable company. For example, we had net income of $1.3 million for the year ended December 31, 1998 and net income of $2.6 million for the nine months ended September 30, 1999. With our acquisitions of Mainsaver, Assist Cornerstone and SFG Technologies during the fourth quarter of 1999, each of which has historically been unprofitable, we began to incur losses and expect our losses to continue for the foreseeable future. We expect that the sources of our future losses will be different from the sources of Mainsaver's, Assist Cornerstone's and SFG Technologies' historical losses, which we are attempting to eliminate by consolidating many of the selling, administrative and research and development activities of those individual businesses. We expect that our future losses will result primarily from our efforts to further develop our TSP offering. As part of our efforts to further develop our TSP offering, we expect our selling, general and administrative expenses to increase significantly as we expand our recruiting and sales and marketing efforts and increase our direct sales staff. We also expect our research and development expenses to increase as we continue to develop our TSP offering. We also expect that our future losses will result from the increased interest expense associated with the borrowings that funded our acquisitions and the related amortization of goodwill associated with those acquisitions. For the year ended December 31, 1999, on a pro forma basis, our goodwill amortization expense was $14.0 million, and our goodwill amortization expense was $6.8 million for the first six months of 2000. We anticipate that our future revenue sources will also be different from Mainsaver's, Assist Cornerstone's and SFG Technologies' historical revenue sources. Mainsaver, Assist Cornerstone and SFG Technologies all historically derived a substantial portion of their revenues from licensing software and sales of hardware. While we will continue to license our software and the software developed by Mainsaver, Assist Cornerstone and SFG Technologies separately, we expect that an increasing percentage of our future revenues will be generated by periodic recurring fees from sales of our TSP offering under long-term contracts, and a decreasing percentage of our future revenues will be generated by licensing of software and hardware sales. Given these expected changes in the sources of our future losses and revenues from what we have historically experienced, we believe that our historical and pro forma historical financial information is not, and should not be relied upon as, a meaningful indicator of our future financial performance.


                                                     YEAR ENDED DECEMBER 31,
                                 ----------------------------------------------------------------
                                           1995
                                        (UNAUDITED)                    1996                1997
                                 -------------------------   -------------------------   --------

                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENTS OF
  OPERATIONS INFORMATION:
Revenues.......................  $                  5,145    $                   8,633   $10,191
Cost of revenues...............                     3,806                        6,068     6,514
                                 -------------------------   -------------------------   -------
  Gross profit.................                     1,339                        2,565     3,677

Operating expenses:
  Selling, general and
    administrative.............                       700                        1,831     1,705
  Research and development.....                        --                           --        --
                                 -------------------------   -------------------------   -------
Income (loss) from
  operations...................                       639                          734     1,972
Interest expense...............                        72                          116       139
                                 -------------------------   -------------------------   -------
Income (loss) before tax.......                       567                          618     1,833
Income tax provision...........                       198                          247       734
                                 -------------------------   -------------------------   -------
Net income (loss)..............  $                    369    $                     371   $ 1,099
                                 =========================   =========================   =======
Basic earnings (loss) per
  share........................  $                   0.04    $                    0.04   $  0.11
                                 =========================   =========================   =======
Diluted earnings (loss) per
  share........................  $                   0.04    $                    0.04   $  0.11
                                 =========================   =========================   =======
Weighted average common shares
  used in computing basic
  earnings (loss) per
  share(2).....................                    10,000                       10,000    10,000
                                 =========================   =========================   =======
Weighted average common shares
  and common share equivalents
  used in computing diluted
  earnings (loss) per share
  (2)..........................                    10,000                       10,000    10,030
                                 =========================   =========================   =======

                                      YEAR ENDED DECEMBER 31,
                                 ---------------------------------
                                                          1999         SIX MONTHS ENDED
                                   1998       1999     (UNAUDITED)         JUNE 30,
                                 --------   --------   -----------       (UNAUDITED)
                                                           PRO       --------------------
                                             ACTUAL     FORMA(1)       1999       2000
                                            --------   -----------   --------   ---------
                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENTS OF
  OPERATIONS INFORMATION:
Revenues.......................  $12,095    $40,262     $ 65,578     $15,393    $  34,978
Cost of revenues...............    7,413     28,355       37,803      12,077       15,453
                                 -------    -------     --------     -------    ---------
  Gross profit.................    4,682     11,907       27,775       3,316       19,525
Operating expenses:
  Selling, general and
    administrative.............    2,259      7,227       32,432       1,979       23,974
  Research and development.....       --         16        3,877          --        2,577
                                 -------    -------     --------     -------    ---------
Income (loss) from
  operations...................    2,423      4,664       (8,534)      1,337       (7,026)
Interest expense...............      204      1,740        7,155         502        3,304
                                 -------    -------     --------     -------    ---------
Income (loss) before tax.......    2,219      2,924      (15,689)        835      (10,330)
Income tax provision...........      908      2,392          770          --           --
                                 -------    -------     --------     -------    ---------
Net income (loss)..............  $ 1,311    $   532     $(16,459)    $   835    $ (10,330)
                                 =======    =======     ========     =======    =========
Basic earnings (loss) per
  share........................  $  0.13    $  0.05     $  (1.56)    $  0.08    $   (0.97)
                                 =======    =======     ========     =======    =========
Diluted earnings (loss) per
  share........................  $  0.13    $  0.04     $  (1.56)    $  0.08    $   (0.97)
                                 =======    =======     ========     =======    =========
Weighted average common shares
  used in computing basic
  earnings (loss) per
  share(2).....................   10,000     10,047       10,521(3)   10,000       10,694
                                 =======    =======     ========     =======    =========
Weighted average common shares
  and common share equivalents
  used in computing diluted
  earnings (loss) per share
  (2)..........................   10,148     13,182       10,521(3)   10,735       10,694
                                 =======    =======     ========     =======    =========



                                                                          DECEMBER 31,
                                                     -------------------------------------------------------    JUNE 30,
                                                        1995                                                      2000
                                                     (UNAUDITED)     1996       1997       1998       1999     (UNAUDITED)
                                                     -----------   --------   --------   --------   --------   -----------
                                                                         (IN THOUSANDS)
BALANCE SHEET INFORMATION:
Cash...............................................    $   --       $   --     $   --    $    --    $  6,938    $  2,191
Working capital (deficit)..........................     1,196        3,164      3,086      8,036      (8,239)      6,182
Total assets.......................................     1,296        3,280      4,641     11,923      98,070     107,291
Total long-term obligations........................       198          216         --         --      57,451      76,717
Total stockholders' equity.........................     1,098        3,064      3,980      8,906       9,190       7,497


------------------------------

(1) The pro forma column gives effect to the acquisitions of Mainsaver, Assist Cornerstone and SFG Technologies as if they had occurred as of January 1, 1999.

(2) For the number of shares used in the per share calculations, see the historical pro forma Cayenta financial statements and Note 2 to the historical actual Cayenta financial statements.

(3) Assumes the issuance of our shares of Class A common stock to complete the acquisition of Assist Cornerstone as if such issuance had occurred at January 1, 1999.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                  OF FINANCIAL CONDITION AND OPERATING RESULTS


    THE FOLLOWING DISCUSSION SHOULD BE READ IN CONJUNCTION WITH THE "SELECTED HISTORICAL ACTUAL AND PRO FORMA FINANCIAL INFORMATION" AND THE AUDITED AND UNAUDITED ACTUAL AND PRO FORMA HISTORICAL FINANCIAL STATEMENTS INCLUDED ELSEWHERE IN THIS PROSPECTUS. THIS DISCUSSION AND ANALYSIS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. EXAMPLES OF FORWARD-LOOKING STATEMENTS INCLUDE STATEMENTS REGARDING OUR FUTURE FINANCIAL RESULTS AND OPERATING RESULTS, OUR BUSINESS STRATEGY, OUR PROJECTED COSTS, OUR FUTURE INFORMATION TECHNOLOGY PRODUCTS AND SERVICES (INCLUDING OUR TSP OFFERING), OUR PLANS TO INTEGRATE ACQUIRED BUSINESSES, OUR COMPETITIVE POSITION AND THE PLANS AND OBJECTIVES OF OUR MANAGEMENT FOR FUTURE OPERATIONS. OUR ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF RISKS AND UNCERTAINTIES AND OTHER IMPORTANT FACTORS, INCLUDING THOSE SET FORTH UNDER "RISK FACTORS" INCLUDED ELSEWHERE IN THIS PROSPECTUS.


INTRODUCTION

    Our objective is to be a total services provider of information technology products and services for our customers' business functions. Our TSP offering combines standard and proprietary software applications that we tailor for our customers' business processes with operational, hosting, management and support services that we provide for those software applications. Our information technology products and services address the following business processes of our customers: e-business, finance, accounting, customer billing and collection, contract management, supply chain management and equipment monitoring and maintenance. We believe our TSP offering provides our customers with a number of benefits over internally developed and operated systems, including lower and more predictable capital and operating costs, quicker deployment and greater adaptability, scalability and reliability.


    We have historically derived our revenues from our consulting services and from sales of our proprietary software applications. Our revenues from our consulting services represented 94.6% of our actual revenues during 1999 and our revenues from sales of our software applications represented 5.4% of our actual revenues during 1999. During the first six months of 2000, our revenues from our consulting services represented 79.1% of our revenues and our revenues from sales of our software applications represented 20.9% of our revenues. Our consulting services include evaluations of our customers' information technology strategies and existing system designs, redesign of those existing systems, and systems integration. Our proprietary software applications include applications for e-business, finance, accounting, customer billing and collection, contract management, supply chain management and equipment monitoring and maintenance. We provide our services on a fixed-time, fixed-price basis and on a time and materials basis. Under our fixed-time, fixed-price contracts, we recognize revenues on a percentage of completion basis. Our fixed-time, fixed-price contracts usually require an advance payment from our customer with additional payments due on achievement of specific milestones or on a predetermined schedule. Revenues earned but not yet billed are recorded as unbilled receivables. Under our time and materials contracts, we are paid at an agreed upon hourly rate for the actual time spent on a customer's projects, and revenues are recorded at the time services are performed. For the twelve months ended December 31, 1999, revenues from fixed-time, fixed-price contracts represented 70.0% of our actual consulting revenues and revenues from time and materials contracts represented 30.0% of our actual consulting revenues. During the first six months of 2000, revenues from fixed-time, fixed-price contracts represented 25.3% of our consulting revenues and revenues from time and materials contracts represented 74.7% of our consulting revenues. We recognize revenues from the sale of our proprietary software when the software is delivered and accepted, in accordance with the American Institute of Certified Public Accountants' Statement of Position 97-2, "Software Revenue Recognition". The related software support and maintenance is billed at the beginning of the maintenance period, recognized ratably over the term of the applicable contract, and recorded as deferred revenues until recognized.



    For the year ended December 31, 1999, revenues from the District of Columbia accounted for approximately 38.1% of our actual revenues and approximately 23.4% of our pro forma revenues, revenues from Sempra Energy accounted for approximately 26.8% of our actual revenues and approximately 18.9% of our pro forma revenues, and revenues from the FAA accounted for approximately 21.0% of our actual revenues and approximately 12.9% of our pro forma revenues. During the first six months of 2000, revenues from the District of Columbia accounted for approximately 4.8% of our revenues, revenues from Soliance accounted for approximately 16.1% of our revenues, revenues from Sempra Energy accounted for approximately 10.8% of our revenues, and revenues from the FAA accounted for approximately 6.3% of our revenues. Revenues from our work for Waste Management also accounted for approximately 12.3% of our revenues during the first six months of 2000. Although we expect our number of customers to increase, we also expect to continue to derive a significant portion of our revenues from a limited number of customers during 2000 as we focus our sales and marketing efforts on our TSP offering, particularly to companies with complex and substantial information technology requirements. As we expand the portion of our business that is based on our TSP offering, we intend to enter into multi-year contracts, and anticipate that any such contracts we enter into will begin to represent an increasing portion of the Company's revenues. To the extent that we enter into contracts of this type, we expect that our revenues from consulting services on a standalone basis and separate sales of software applications will begin to decrease as a percentage of total revenues. We expect revenues from our TSP offering to consist of periodic recurring fees from ongoing services that will be recognized ratably over the applicable contract's term. In addition to our TSP offering, we expect to continue receiving consulting fees that will be recognized in accordance with our revenue recognition policies discussed in the preceding paragraph.



    Our cost of revenues consists primarily of the salaries, benefits and non-billable direct expenses of our consulting personnel and fees paid to independent consultants. The number of consultants we assign to a project varies according to the size, complexity, duration and demands of the project. Our cost of revenues has included costs under one significant subcontract for our work for the District of Columbia.


    Our selling, general and administrative expenses consist primarily of non-project personnel costs, occupancy costs, staff recruiting costs, travel expenses, depreciation expenses, and sales, marketing and promotional costs. Administrative expenses also include an expense allocation from Titan for its performance on our behalf of routine corporate services, including financial, insurance, accounting, employee benefits, payroll, tax and legal services. We have entered into a corporate services agreement with Titan under which Titan will provide these services until March 29, 2001 unless the agreement is renewed in accordance with its terms. We expect our selling, general and administrative expenses to increase significantly as we expand our recruiting and sales and marketing efforts, further develop our TSP offering, increase our direct sales staff and build our administrative infrastructure.


    Historically, we have not incurred significant research and development expenses because most of our software applications were created as part of our consulting business or were developed by Mainsaver, Assist Cornerstone or SFG Technologies before we acquired them. We expect our research and development expenses to increase as we further develop our TSP offering.



    Historically, our interest expense has related to borrowings from Titan to fund our acquisitions and working capital requirements. As of August 7, 2000, we owed approximately $70.8 million to Titan on which we will make quarterly interest payments at the greater of the rate of 10% per annum or Titan's effective weighted average interest rate under its senior credit facility, subject to applicable limits on interest rates established by law. Titan's effective weighted average interest rate is calculated at any given period of time by multiplying the daily balance of Titan's total bank debt outstanding times the applicable interest rate for that day, which yields an interest expense for that day. The sum of the daily interest expense amounts is divided by the sum of the daily balances of the total bank debt outstanding to yield a daily effective weighted average interest rate which is then multiplied by 365 to yield an annual effective weighted average interest rate. As of August 7, 2000, our interest rate on the promissory note was 10% per annum.


ACQUISITIONS AND STRATEGIC INVESTMENTS


    We completed four acquisitions in 1999. Each of the acquired businesses develops software that businesses use to streamline and control various business processes. We have integrated the software developed by these companies into our TSP offering.



    TRANSNATIONAL PARTNERS II. In January 1999, we acquired substantially all of the assets of Transnational Partners II, a consulting company that focused on system integration and architecture. We acquired these assets for an initial installment of $7.0 million in cash and 2,345,000 shares of our convertible preferred stock. We also paid off an additional $2.8 million note that we issued as part of our acquisition of Transnational Partners II, plus 7% interest on the note, in February 2000.


    MAINSAVER. In November 1999, we acquired J.B. Systems, a company doing business under the name Mainsaver that sells software that its customers use to manage their equipment maintenance processes. We acquired Mainsaver for $11.7 million in cash, of which $8.2 million was paid at the closing, $500,000 was retained by Cayenta to satisfy a working capital shortfall in February 2000 and $3.0 million is due in May 2001, after satisfaction of possible working capital adjustments or indemnification obligations. In addition, we paid approximately $3.4 million to reduce outstanding indebtedness of Mainsaver.


    ASSIST CORNERSTONE. In December 1999, we acquired Assist Cornerstone, a company that sells e-commerce software. We acquired Assist Cornerstone for 1,066,485 shares of our Class A common stock and approximately $12.9 million in cash, of which $9.9 million was paid at the closing, $1.7 million was paid in March 2000 and $1.3 million is due in June 2001, after satisfaction of possible working capital adjustments or indemnification obligations. In addition, we paid approximately $3.2 million to retire outstanding indebtedness of Assist Cornerstone and redeem all of its outstanding redeemable preferred stock.


    SFG TECHNOLOGIES. In December 1999, we acquired SFG Technologies, a company that sells software to utilities that utilities use to manage and monitor their revenue cycles. We acquired SFG Technologies for $11.6 million in cash, of which $9.5 million was paid at the closing, $600,000 was paid in March 2000 and $1.5 million is due in June 2001, after satisfaction of possible working capital adjustments or indemnification obligations. In addition, we paid approximately $3.1 million to retire outstanding indebtedness of SFG Technologies and redeem all of its outstanding redeemable preferred stock.

    Each of these acquisitions was accounted for using the purchase method, resulting in approximately $69.6 million of goodwill. The goodwill from the Transnational Partners II, Mainsaver, Assist Cornerstone and SFG Technologies acquisitions is being amortized over a five year period from the date of each of the respective acquisitions.


    As a result of these acquisitions, our revenues from sales of our software applications have increased relative to our revenues from our consulting services. Our revenues from our consulting services represented 94.6% of our actual revenues during 1999 and our revenues from sales of our software applications represented 5.4% of our actual revenues during 1999. During the first six months of 2000, our revenues from our consulting services represented 79.1% of our revenues and our revenues from sales of our software applications represented 20.9% of our revenues. As we expand the portion of our business that is based on our TSP offering, we intend to enter into multi-year contracts under which we will receive periodic recurring fees from ongoing services that will be recognized as revenues ratably over the applicable contract's term. To the extent that we enter into contracts of this type, we expect that our revenues from consulting services on a standalone basis and separate sales of software applications will begin to decrease as a percentage of total revenues.


    SOLIANCE. In addition, in September 1999, together with Sempra Energy Information Solutions, a subsidiary of Sempra Energy, and modis, a company that focuses on implementing software applications for its customers, we established Soliance, which markets and delivers information technology products and services, including TSP offerings, to customers in the utility industry. We invested $5.0 million in cash for a 10% equity interest in the joint venture. We could also be required to make up to $2.5 million in additional capital contributions based upon the unanimous vote of ourselves, Sempra Energy Information Solutions and modis if Soliance requires additional capital.

PRO FORMA RESULTS


    Prior to our acquisitions of Mainsaver, Assist Cornerstone and SFG Technologies, we were a profitable company. For example, we had net income of $1.3 million for the year ended December 31, 1998 and net income of $2.6 million for the nine months ended September 30, 1999. With our acquisitions of Mainsaver, Assist Cornerstone and SFG Technologies during the fourth quarter of 1999, each of which has historically been unprofitable, we began to incur losses and expect our losses to continue for the foreseeable future. We expect that the sources of our future losses will be different from the sources of Mainsaver's, Assist Cornerstone's and SFG Technologies' historical losses, which we are attempting to eliminate by consolidating many of the selling, administrative and research and development activities of those individual businesses. We expect that our future losses will result primarily from our efforts to further develop our TSP offering. As part of our efforts to further develop our TSP offering, we expect our selling, general and administrative expenses to increase significantly as we expand our recruiting and sales and marketing efforts and increase our direct sales staff. We also expect our research and development expenses to increase as we continue to develop our TSP offering. We also expect that our future losses will result from the increased interest expense associated with the borrowings that funded our acquisitions, and the related amortization of goodwill associated with those acquisitions. For the year ended December 31, 1999, on a pro forma basis, our goodwill amortization expense was $14.0 million, and our goodwill amortization expense was $6.8 million for the first six months of 2000. We anticipate that our future revenue sources will also be different from Mainsaver's, Assist Cornerstone's and SFG Technologies' historical revenue sources. Mainsaver, Assist Cornerstone and SFG Technologies all historically derived a substantial portion of their revenues from licensing software and sales of hardware. While we will continue to license our software and the software developed by Mainsaver, Assist Cornerstone and SFG Technologies separately, we expect that an increasing percentage of our future revenues will be generated by periodic recurring fees from sales of our TSP offering under long-term contracts, and a decreasing percentage of our future revenues will be generated by licensing of software and hardware sales. Given these expected changes in the sources of our future losses and revenues from what we have historically experienced, we believe that our historical and pro forma historical financial information is not, and should not be relied upon as, a meaningful indicator of our future financial performance.

RESULTS OF OPERATIONS


COMPARISON OF SIX MONTHS ENDED JUNE 30, 2000 AND 1999



                                                                 SIX MONTHS ENDED
                                                                     JUNE 30,
                                                              ----------------------
                                                                1999          2000
                                                              --------      --------
CONSOLIDATED STATEMENTS OF INCOME INFORMATION:
Revenues....................................................   100.0%         100.0%
Cost of revenues............................................    78.5           44.2
                                                               -----         ------
  Gross profit..............................................    21.5           55.8
Selling, general and administrative expenses................     8.7           68.5
Research and development expense............................     0              7.4
                                                               -----         ------
Income from operations......................................    12.8%         (20.1)%



    REVENUES. Revenues increased 127.3% to $35.0 million for the six months ended June 30, 2000 from $15.4 million for the six months ended June 30, 1999. This increase in revenues was primarily a result of $14.6 million in revenues contributed from the three companies acquired in the fourth quarter of 1999, $5.6 million in revenues from work performed for Soliance and $4.2 million in revenues from work performed for Waste Management. Together, these increases in revenues more than offset a decrease in business from our government customers as a percentage of total revenues. We also entered into four agreements to provide our TSP offering to new customers from which we generated $59,000 in revenues during the six months ended June 30, 2000.



    COST OF REVENUES. Cost of revenues increased 28.1% to $15.5 million for the six months ended June 30, 2000 from $12.1 million for the six months ended
June 30, 1999, primarily as a result of an increase in our work under our consulting contracts and software license agreements and growth in our number of billable personnel.



    GROSS PROFIT MARGIN. Our gross profit margin increased to 55.8% for the six months ended June 30, 2000 from 21.5% for the six months ended June 30, 1999. This increase was primarily due to an increase in our sales of software licenses, which generally provide us with higher margins than our consulting services, and a decrease in subcontractor costs resulting from the reduction in government-related business described above.



    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased 1,100.0% to $24.0 million for the six months ended June 30, 2000 from $2.0 million for the six months ended June 30, 1999. Our incremental selling, general and administrative expenses for the six months ended June 30, 2000 include $14.5 million of selling, general and administrative expenses relating to the three companies acquired in the fourth quarter of 1999, consisting of $4.1 million in sales and marketing expenses, $4.2 million in administrative costs and $6.2 million of goodwill amortization. In addition, our incremental selling, general and administrative expenses for the six months ended June 30, 2000 included approximately $3.4 million in salaries and other overhead expenses associated with the non-billable time of our consulting staff, costs associated with the establishment of our network operating center and depreciation expense of approximately $1.8 million, sales and marketing expenses of approximately $1.0 million, rent of approximately $818,000, and administrative expenses allocated to us from Titan of approximately $425,000.



    RESEARCH AND DEVELOPMENT EXPENSE. Research and development expense for the six months ended June 30, 2000 was $2.6 million, and consisted of expenses related to the continued development of the software we acquired as part of the acquisitions we completed during the fourth quarter of 1999.

    STOCK-BASED COMPENSATION. During the six months ended June 30, 2000, we granted 589,145 options for shares of our Class A common stock with an average exercise price of $11.11 per share. These option grants resulted in deferred compensation to us calculated as the difference between the fair market value of the shares of common stock underlying the option at the date of grant and the option exercise price. The deferred compensation is amortized over the vesting period of the underlying option which is four years. Accordingly, we recorded non-cash compensation expense of $225,000 and deferred $382,000 for the six months ended June 30, 2000. We expect that there will be an additional charge related to deferred compensation at the time the initial public offering closes, and that this charge will be material.



    INTEREST EXPENSE. Interest expense increased to $3.3 million for the six months ended June 30, 2000 from $502,000 for the six months ended June 30, 1999. This increase in interest expense primarily related to borrowings from Titan to fund our three acquisitions in the fourth quarter of 1999 and our working capital requirements.



    INCOME TAX PROVISION. Because we were in a loss position for the six months ended June 30, 2000, no provision for income taxes was recorded.


COMPARISON OF YEARS ENDED DECEMBER 31, 1999 AND 1998

                                                                       YEAR ENDED
                                                                      DECEMBER 31,
                                                              ----------------------------
                                                                  1998             1999
                                                              ------------      ----------
CONSOLIDATED STATEMENTS OF INCOME INFORMATION:
Revenues....................................................     100.0%           100.0%
Cost of revenues............................................      61.3             70.4
                                                                 -----            -----
  Gross profit..............................................      38.7             29.6
Selling, general and administrative expenses................      18.7             17.9
                                                                 -----            -----
Income from operations......................................      20.0%            11.7%

    REVENUES. Revenues increased 232.9% to $40.3 million for the year ended December 31, 1999 from $12.1 million for the year ended December 31, 1998. This increase in revenues was primarily a result of a significant new contract with the District of Columbia that accounted for $15.3 million in revenues in the period, $12.5 million in revenues contributed by the Transnational Partners II business that was acquired in January 1999, and $2.5 million in revenues contributed as a result of the acquisition of three companies in the fourth quarter of 1999.

    COST OF REVENUES. Cost of revenues increased 282.5% to $28.4 million for the year ended December 31, 1999 from $7.4 million for the year ended
December 31, 1998, primarily as a result of an increase in our work under our consulting contracts and growth in our number of billable personnel, including independent consultants, as a result of our acquisition of Transnational Partners II. Our subcontract costs in our consulting business increased from $3.2 million for the year ended December 31, 1998 to $13.9 million for the year ended December 31, 1999 primarily because of our use of a subcontractor for a majority of the work under our contract with the District of Columbia.


    GROSS PROFIT MARGIN. Our gross profit margin decreased to 29.6% for the year ended December 31, 1999 from 38.7% for the year ended December 31, 1998. This decrease was primarily due to the increase in subcontract costs described above.



    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased 219.9% to $7.2 million for the year ended December 31, 1999 from $2.3 million for the year ended December 31, 1998. This increase primarily related to increased personnel costs and lease expense as a result of our acquisition of four companies in 1999. Selling, general and administrative expenses as a percentage of revenues decreased to 17.9% for the year ended December 31, 1999 from 18.7% for the year ended December 31, 1998. This percentage decrease resulted from a higher proportion of our administrative costs being billable to customers under some of our contracts.



    STOCK-BASED COMPENSATION. During 1999, we granted 4,344,141 options for shares of our Class A common stock with an average exercise price of $1.69 per share. These option grants resulted in deferred compensation to us calculated as the difference between the fair market value of the shares of common stock underlying the option at the date of grant and the option exercise price. The deferred compensation is amortized over the vesting period of the underlying option which is four years. Accordingly, we recorded non-cash compensation expense of $226,000 and deferred $1.6 million for the year ended December 31, 1999.


    INTEREST EXPENSE. Interest expense increased to $1.7 million for the year ended December 31, 1999 from $204,000 for the year ended December 31, 1998. This increase in interest expense primarily related to borrowings from Titan to fund our four acquisitions in 1999 and our working capital requirements.

    INCOME TAX PROVISION. For 1999, we will be included in Titan's consolidated federal income tax return. The provision for income taxes for the year ended December 31, 1999 was $2.4 million compared to $908,000 for the year ended December 31, 1998. Following completion of this offering, we expect to file separate federal income tax returns beginning with our return for the year 2000.

COMPARISON OF YEARS ENDED DECEMBER 31, 1998 AND 1997

                                                                    YEAR ENDED
                                                                   DECEMBER 31,
                                                              ----------------------
                                                                1997          1998
                                                              --------      --------
STATEMENT OF INCOME INFORMATION:
Revenues....................................................    100.0%        100.0%
Cost of revenues............................................     63.9          61.3
                                                              -------       -------
  Gross profit..............................................     36.1          38.7
Selling, general and administrative expenses................     16.7          18.7
                                                              -------       -------
Income from operations......................................     19.4%         20.0%

    REVENUES. Revenues increased 18.7% to $12.1 million for the year ended December 31, 1998 from $10.2 million for the year ended December 31, 1997. The increase in revenues was primarily a result of an increase in work for our principal customer. In 1998 and 1997, substantially all of our revenues were derived from the FAA.

    COST OF REVENUES. Cost of revenues increased 13.8% to $7.4 million for the year ended December 31, 1998 from $6.5 million for the year ended December 31, 1997. The increase in cost of revenues was primarily as a result of an increase in our work under our consulting contract and related growth in our number of billable personnel, including independent consultants.

    GROSS PROFIT MARGIN. Our gross profit margin increased to 38.7% for the year ended December 31, 1998 from 36.1% for the year ended December 31, 1997. This improvement primarily related to increased productivity under our fixed-time, fixed-price contracts.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased 32.5% to $2.3 million for the year ended December 31, 1998 from $1.7 million for the year ended December 31, 1997. As a percentage of revenues, selling, general and administrative expenses increased to 18.7% for the year ended December 31, 1998 from 16.7% for the year ended December 31, 1997.

This increase was due to an increase in our marketing efforts which did not generate revenues in the same period.

    INTEREST EXPENSE. Interest expense increased to $204,000 for the year ended December 31, 1998 from $139,000 for the year ended December 31, 1997. The increase in interest expense related to borrowings from Titan to fund our working capital requirements.

    INCOME TAX PROVISION. In each of 1998 and 1997, we were included in Titan's consolidated federal income tax return. The provision for income taxes for the year ended December 31, 1998 was $908,000, compared to $734,000 for the year ended December 31, 1997.

LIQUIDITY AND CAPITAL RESOURCES


    We have used cash principally to acquire businesses and to fund working capital. Our cash requirements have been met primarily through loans from Titan and cash flows from operations. As of August 7, 2000, we owed approximately $70.8 million to Titan under a subordinated, unsecured promissory note. We can have a maximum of $80.0 million of indebtedness outstanding under this promissory note at any one time. The promissory note is due in December 2004 and bears interest, payable quarterly, at the greater of the rate of 10% per annum or Titan's effective weighted average interest rate under its senior credit facility, subject to applicable limits on interest rates established by law. Titan's effective weighted average interest rate is calculated at any given period of time by multiplying the daily balance of Titan's total bank debt outstanding times the applicable interest rate for that day, which yields an interest expense for that day. The sum of the daily interest expense amounts is divided by the sum of the daily balances of the total bank debt outstanding to yield a daily effective weighted average interest rate which is then multiplied by 365 to yield an annual effective weighted average interest rate. As of August 7, 2000, our interest rate on the promissory note was 10% per annum. We can prepay amounts outstanding under the promissory note at any time without penalty. We may, with Titan's approval, prepay amounts outstanding under the promissory note with the net proceeds of any asset sales we make that are not in the ordinary course of business or if we obtain a credit facility from a third party lender and the facility permits the use of proceeds to repay existing indebtedness. We cannot use any of the proceeds of this offering to pay amounts outstanding under the promissory note or under any indebtedness we incur to refinance the promissory note.


    In December 1999, Titan contributed its software integration division to us. As part of this transaction, Titan contributed $7.0 million in cash and eliminated $10.0 million of the division's debt to Titan for $17.0 million of the division's accounts receivable.


    Our operating activities used cash of $15.3 million for the six months ended June 30, 2000, primarily due to increases in our accounts receivables and prepaid expenses and a decrease in accounts payable and other accrued liabilities.



    Our investing activities used cash of $14.9 million for the six months ended June 30, 2000. This amount is comprised of $10.4 million to purchase assets to be used in our operations, including our San Diego facility where our principal executive offices and one of our network operating centers is located, and $4.5 million in payments that we made as part of acquiring Transnational Partners II and Assist Cornerstone.



    Our financing activities provided cash of $25.4 million for the six months ended June 30, 2000. This amount is comprised of $21.2 million borrowed by us from Titan to fund our operating and investing activities discussed above and the net proceeds of $6.4 million from our sale of Class A common stock to Penton Media, Inc., partially offset by cash used to satisfy debt and lease obligations.



    At June 30, 2000, we had $2.2 million of cash, working capital of $6.2 million and debt outstanding of $76.7 million. In February 2000, we entered into a long term lease agreement on our corporate headquarters and network operating center facility that requires future minimum lease payments totaling $6.1 million over the next seven years.


    We expect to incur additional costs and expenditures as we further develop our TSP offering. We also have additional commitments of up to approximately $4.3 million that we will pay to the former owners of Mainsaver and Assist Cornerstone, subject to the satisfaction of indemnification obligations owed to us by them under our agreements to acquire those companies. Of this $4.3 million, $3.0 million is payable in May 2001 and $1.3 million is payable in June 2001. We anticipate using a portion of the proceeds of this offering to pay these amounts.


    We expect capital expenditures to increase with the growth of our employee and customer base. Capital expenditures for the next twelve months are currently estimated to be $20.0 million. While we currently have no material commitments for capital expenditures, we anticipate making capital expenditures for hardware and infrastructure related to our TSP offering. We expect our sales and marketing expenditures for the next twelve months to be approximately
$20.0 million, a portion of which we expect to use for a brand enhancement campaign. We also expect to spend approximately $5.0 million to continue developing our TSP offering. We anticipate using a portion of the proceeds of this offering to pay these amounts.


    We expect to experience significant growth in our operating expenses for the foreseeable future. Accordingly, we currently anticipate that our operating expenses, primarily general, administrative and network operating center expenditures, and payroll and related costs will constitute a material use of future cash resources. Without the expected proceeds from this offering, we would seek to finance operations by requesting an increase in the amount available to us under our subordinated promissory note with Titan. In addition, subject to the approval of our board of directors, we would seek investments from companies in industries that are attractive for our TSP offering. We recently concluded our first such financing, receiving approximately
$6.4 million of net proceeds in connection with the sale of Class A common shares to Penton Media, Inc., a business-to-business media company. If we did not complete this offering and were unable to secure any such financing, we would be unable to sustain our current level of growth and operations.

    In periods after the next twelve months, we expect that we will continue to evaluate our need for funds based on our assessment of access to public or private capital markets and the timing of our need for funds. Other than any cash flow from operations, we have not identified any specific sources of liquidity or capital resources that we will use during periods that are after the next twelve months. We may seek to raise additional funds through private or public debt or equity financings. Titan may be opposed to us raising additional capital when we believe it is desired or required. Additional capital may not be available or, if available, may not be on terms we deem reasonable. Any future financings may be dilutive in ownership, preferences, rights or privileges to our stockholders.

QUALITATIVE AND QUANTITATIVE DISCLOSURES ABOUT MARKET RISK

    We currently are exposed to market risks related to changes in interest rates. Some of the proceeds of this offering may be invested in short-term, interest-bearing, investment grade securities. The value of these securities will be subject to interest rate risk and could fall in value if interest rates rise. Additionally, our future borrowings will have a variable component that will fluctuate as interest rates change. If market interest rates were to increase immediately and uniformly by 10%, there would not be a material impact on our results of operations or on our balance sheet.


    A portion of our revenues and our expenses are denominated in Canadian dollars. Revenues from our other international sales are denominated in U.S. dollars. At this time, we do not believe that our international operations subject us to material risks from fluctuations in currency exchange rates.

                                    BUSINESS

OVERVIEW

    Our objective is to be a total services provider of information technology products and services for our customers' business functions. We define a TSP as an information technology services company that can provide software applications and services to customers to solve specific business problems. These services include providing information technology and business consulting services as well as the implementation, operation and support of software applications. These applications can be tailored for the customers' business requirements and made accessible via the Internet. Historically, we have derived our revenues from information technology consulting services and sales of our proprietary software applications. In order to begin offering TSP services, we expanded our consulting and software expertise by:


    - increasing the accessibility and functionality over the Internet of our existing portfolio of proprietary software applications;



    - entering into agreements with third parties that allow us to house computer, network and computer disk storage systems at data centers operated by these companies that we use to host and manage software applications for our customers;


    - constructing a network operating center in San Diego to complement our existing network operating center in Reston, Virginia, each of which enables us to monitor and support all the software applications deployed at the data centers mentioned above; and

    - forming a Business Services Management group to provide ongoing business consulting services for customers utilizing our software applications.

    The combination of these four components--information technology consulting, identifying, licensing and integrating software applications, installing, hosting and supporting these software applications at data centers, and providing customized business services--create what we term a TSP offering. We believe that our ability to offer our own software applications in addition to identifying and delivering software applications that are commercially available from third parties allows us to provide our customers with additional value. We currently offer proprietary software applications and related customized business services for e-commerce, revenue cycle management and equipment maintenance and monitoring.


    In addition to our network operating centers in San Diego, California and Reston, Virginia, we have facilities located in Burnaby, British Columbia, Orlando, Florida, Reston, Virginia, Salt Lake City, Utah, San Diego, California, and Washington, D.C. Customers from whom we derived 1.0% or more of our revenues during 1999 on a pro forma basis include 800.com, Dean & DeLuca, the District of Columbia, the Federal Aviation Administration, Icon Health and Fitness, Oreck, Sempra Energy, Waste Management, the City of Henderson, Nevada and Energy America. We provided TSP services to only one of these customers, Energy America. We currently have approximately 330 professionals developing and implementing our services.


INDUSTRY BACKGROUND

    The rapid growth of the Internet and increased frequency of e-business transactions is creating significant new opportunities and challenges for businesses. Businesses are using the Internet and other electronic means to improve communications internally and with their trading partners, to enhance operational efficiencies and to strengthen customer relationships. The impact of the Internet encompasses both business-to-business and business-to-consumer transactions.

    Businesses face significant technical challenges in their efforts to capitalize on the opportunities presented by the Internet and the new electronic commerce, including:

    - developing comprehensive end-to-end e-business solutions that link web sites with accounting and fulfillment systems and accommodate and account for complex billing, settlement and supply-chain transactions;

    - tailoring standard software applications to their business processes while ensuring that these applications are compatible with those of their trading partners;

    - solving integration and compatibility issues caused by the patchwork of proprietary and third party systems that businesses often implemented without a focused information technology strategy;

    - integrating data from disparate systems to increase its value; and

    - adopting and integrating new and rapidly changing technologies while preserving investments in existing systems.

    Companies must meet these challenges while overcoming a number of obstacles, including:

    - capital constraints and total cost of ownership;

    - technological obsolescence of many current systems;

    - ensuring that e-business applications are available at all times;

    - meeting increased online customer service demands; and

    - attracting and retaining qualified information technology professionals.

    Many businesses currently have to manage multiple software applications, systems integrators and service vendors to address their challenges in doing business over the Internet. Many information technology companies specialize in only a single aspect of services delivery, such as web design, software application development, systems integration or hosting of commercially available software applications. For example, application service providers generally only host and manage commercially available software applications at a centrally managed facility. We believe that the complexity of combining all of these elements from different providers makes it difficult for businesses to implement e-business packages of information technology products and services in a cost-effective and timely manner.

    We believe that a significant market opportunity exists for information technology providers such as ourselves that understand their customers' businesses and provide customized software applications and consulting and integration services. International Data Corporation expects the application service provider market to grow from $300 million in 1999 to $7.7 billion in 2004, a compound annual growth rate of over 90%. We believe that the size of the application service provider market demonstrates the market opportunity that exists for our TSP offering, which provides consulting and application integration services in addition to those services offered by application service providers.

THE CAYENTA SOLUTION

    We offer tailored information technology products and services for customers seeking timely delivery of cost-effective and comprehensive solutions for their business requirements. We believe that the following features of our information technology products and services differentiate us from our competitors:

    WE OFFER A COMPLETE TSP OFFERING. We operate, host, manage and support standard and proprietary software applications tailored for our customers' business processes, including e-business, finance, accounting, customer billing and collection, contract management, supply chain management and equipment maintenance and monitoring. We expand upon the delivery and hosting of commercially available third party software applications that companies called application service providers generally provide for their customers away from their customers' sites at centrally managed facilities. We tailor and enhance these software applications to our customers' requirements, and make our customers' internal and hosted software applications compatible with their internal systems and with the systems of their trading partners. We also offer our customers management services for their systems, including monitoring and control of software applications, interfaces, servers, networks and customer work stations. Our TSP offering is based on software engineering practices that we have developed over time, our expertise in integrating and implementing systems and software applications, and our experience with particular industries. We believe our TSP offering provides our customers with a number of benefits over internally developed and hosted systems, including lower and more predictable capital and operating costs, quicker deployment and greater adaptability, scalability and reliability. We also offer most elements of our TSP offering separately. For example, our customers can lease or license specific software applications without purchasing our complete TSP offering.

    WE OFFER A COMPLETE E-BUSINESS PACKAGE OF INFORMATION TECHNOLOGY PRODUCTS AND SERVICES. We integrate a customer's existing web site and business support systems with our proprietary software applications for order processing, catalog management, customer service, inventory management, order fulfillment, billing, collections, and account settlement. We also maintain relationships with third party vendors that provide many of the supporting services used in e-business, including banking, shipping, credit verification and telecommunications. We believe that this e-business package provides our customers with a single point of contact for managing and monitoring all of their e-business transactions.

    WE OFFER SOFTWARE APPLICATIONS THAT MANAGE CUSTOMERS' REVENUE CYCLES. We offer software applications that our customers use to track, collect and settle billing and payment transactions with their customers and trading partners. These software applications help our customers' address their needs relating to customer enrollment, credit worthiness, purchasing, contract management, bill generation, bill presentment, collections and settlement. We have tailored these software applications for utilities and basic service providers, such as waste disposal companies, as well as customers doing business over the Internet. Our software also provides audit and compliance functions that our customers use to manage the complex contract terms that are prevalent in e-business and their receivables and fulfillment process. By using our software for their revenue cycles, we believe that our customers are better able to analyze and improve their cost structure.

    WE INCREASE THE OPERABILITY AND ADAPTABILITY OF OUR CUSTOMERS' SYSTEMS. We design server operating systems and software applications that permit our customers to integrate different systems within their organizations and between their organizations and those of their trading partners. Our information technology products and services also accommodate customer technology preferences for server operating systems, and facilitate accessibility of software applications over the Internet. These features of our information technology products and services are based in part on our software, which supports multiple open source software standards. We use open source systems such as Linux because these systems have underlying computer code that is accessible to software developers and contributes to the development of systems that can communicate and operate with other systems. By providing our customers' systems with greater operability, we believe that our information technology products and services reduce their manual and redundant business processes and related costs, and enable them to use their systems to help create new business relationships with other companies. By being adaptable, we believe that our information technology products and services permit our customers to add or change software applications rapidly as their businesses evolve.

    WE TAILOR OUR INFORMATION TECHNOLOGY PRODUCTS AND SERVICES FOR OUR CUSTOMERS' BUSINESS PROCESSES. We allow our customers to add additional functions to standard software applications that are specific to their business needs. We add these functions by using separate, tailored software applications that extend the capabilities of standard software applications. For example, based on our expertise in specific industries, such as utilities and retailing, we have created software applications that are tailored for those industries. When we use those software applications for particular customers in those industries, we then further modify them so as to better address those customers' specific business needs. Our industry expertise helps us define and deliver tailored information technology products and services for our customers' industries and markets. In addition, we believe that our reusable software applications and processes enable us to deliver our information technology products and services more quickly and reliably and thereby benefit our customers.

CAYENTA STRATEGY

    Our objective is to become the leading TSP. In order to achieve this objective, we intend to pursue the following strategies:


    BUILD OUR TSP CUSTOMER BASE. We market our TSP offering to existing customers of our software applications or consulting services as they replace or upgrade systems or increase their e-business activities. We also market our TSP offering to new customers through our direct sales force that specializes in TSP sales. We will provide special incentives to our sales force to increase sales of our TSP offering to existing customers of our software applications or consulting services. We also intend to create new sales channels for our TSP offering by continuing to develop relationships with third party software providers. We believe our TSP offering will allow us to establish stronger relationships with customers, provide a recurring revenue stream, and enable us to sell additional services.


    CONTINUE TO ENHANCE OUR TSP OFFERING. We intend to expand our TSP offering by establishing additional network operating centers where we will monitor, manage and support information technology products and services that we have deployed for our customers, including elements of our TSP offering provided by third parties. We also intend to establish additional facilities near our customers where our customers will collaborate with us in developing the information technology products and services that we will provide to them. We further intend to enhance our TSP offering by adding functions that address other business processes, such as customer relationship management. We plan to add these new functions by establishing strategic alliances, enhancing our current software applications, and entering into supply and service agreements with companies that are in industries we are targeting or that provide technology that we consider attractive for our TSP offering.

    TARGET SPECIFIC INDUSTRIES. We target industries with complex and substantial information technology requirements. We currently have expertise in multiple industries, including utilities, telecommunications and retail. We intend to further penetrate these industries by establishing strategic alliances and joint ventures with companies in those industries and by hiring senior executives from within these industries. As part of these efforts, we intend to develop information technology products and services tailored for particular industries in collaboration with participants in those industries. We also expect to enter into joint arrangements with customers to resell information technology products and services that we have developed for those customers. For example, through Soliance we provide TSP services to Soliance's customers in the utility industry. We expect that these ventures will provide us with opportunities to broaden our technical offerings and to create new sales and marketing channels. We believe that focusing on several specific industries provides us with a competitive advantage in developing information technology products and services for those industries, and expands our market coverage while decreasing our dependence on individual industries.

    PROMOTE THE CAYENTA BRAND. Our goal is to create brand recognition of Cayenta as the leading TSP. To promote our brand and attempt to differentiate ourselves from our competitors, we intend to expand our corporate marketing and advertising efforts, with the specific objective of targeting selected industries.

    PURSUE RESCUE MISSIONS. We plan to provide rescue services for customers faced with failing information technology projects and to use these rescue projects to establish long-term customer relationships. We believe that providing these services will result in sustained revenues and future opportunities to sell our TSP offering.


    ATTRACT AND RETAIN QUALIFIED PERSONNEL. To expand our business and satisfy anticipated increases in customer demand for our TSP offering, we intend to aggressively recruit new staff. We also may add new staff through strategic acquisitions. We believe opening new facilities that allow us to support our customers locally will relieve our staff's travel burdens and be attractive to potential technical and consulting employees.



    CONTINUE TO DEVELOP CORE COMPETENCIES. We intend to expand our expertise in building and deploying software applications and in integrating our customers' internal systems with one another and with those of their trading partners. We intend to continue incorporating technologies that support our customers' complex information technology needs into both standard and tailored software applications that we design and implement for customers. We seek out and test new technologies as part of our internal research activities and in conjunction with customer projects. We augment our software offerings by utilizing open source software that is publicly available for reuse from Internet-based and other software development initiatives. We believe that our ability to successfully implement information technology products and services for our customers that incorporate leading technology enables us to gain insight into the relative strengths and weaknesses of competing technologies and to sell value-added consulting and integration services.


THE CAYENTA APPROACH

    We have a specific delivery approach that we believe enables us to predictably and efficiently deliver our information technology products and services. Our approach facilitates early identification of customers' needs, the scope of required solutions, and the time and resources necessary to complete the project. We structure our projects into distinct phases and iteratively develop our information technology products and services in collaboration with our customers. Our approach results in the delivery of information technology products and services that are designed to evolve and accommodate the continually changing nature of business and technical environments. Our approach is comprised of five separate, related phases--assessment, design, construction, production staging and operations.

    ASSESSMENT. We begin all of our projects by performing a strategic needs assessment analysis to help ensure that the information technology products and services we create and provide meet our customers' business needs. Based on our strategic needs assessment analysis, we create a blueprint for a comprehensive solution to the identified needs of our customers. The blueprint combines software applications, system configuration information, specialized software and hardware specifications. These blueprints serve as the guide for our future design and development work.

    DESIGN. Our designs are based on principles that we believe provide a critical foundation for the successful design, development, implementation, operation and evolution of our information technology products and services. These principles include strict separation of software, utilization of open source systems and avoidance of proprietary vendor systems. These principles facilitate implementation of our information technology products and services across multiple computers and networks. Our system designs include both functional aspects that we believe contribute to the quality of the end-user's experience and management aspects that system administrators seek to help ensure reliability and scalability.

    CONSTRUCTION. During construction, we write software and configure software applications based on our designs. As part of the construction process, we test the information technology products and services that we have created against the requirements defined during our strategic needs assessment. We construct our software applications in part from existing, proven software both to minimize time-consuming software development and to increase system reliability.

    PRODUCTION STAGING. The production staging phase of our approach is designed to ensure the successful deployment into operations of our information technology products and services. This phase includes the configuration of system servers and networks, including Internet and intranet connections. We also conduct parallel testing with existing systems when necessary, and conduct final performance testing and refinement. We institute procedures needed to support those products and services during operations and provide training for end-users and system administrators.

    OPERATIONS. We provide ongoing operational support of our information technology products and services. We provide both systems administration functions, like back-up and maintenance of software applications and networks, and other value-added services for our customers. Value-added services include management of third party suppliers, such as telecommunications, credit checking, printing and transportation providers. We also apply our industry expertise to perform business functions that are supported by information technology products and services we have developed and implemented for customers when those customers request those services. For example, utility customers who use our software applications for monitoring and managing their revenue cycles may ask us to help them implement a rate change.

    We believe that key competitive advantages of our approach include:

        USE OF STATISTICAL ANALYSIS. We have used a variety of statistical techniques from the fields of operations research, management science and systems engineering to help design information technology products and services for our customers. These techniques help us to develop blueprints for our customers' problems and select the systems and services that we believe are the best fit for the customers' requirements.

        REUSABLE PROCESS AND SOFTWARE APPLICATIONS. Our process and software applications enable our engineers to reuse rather than reinvent process and software applications that have proven to be effective for our customers. We believe that this allows us to provide our information technology products and services more efficiently to customers and to readily share staff across projects. We also believe that our use of reusable process and software applications improves the quality of the information technology products and services that we deliver to our customers because those applications are refined over time as they are included in products and services that we deliver to multiple customers.

        INDUSTRY EXPERTISE. We continue to increase our technical staff with industry expertise in our target markets. This industry experience helps us to develop process and software applications that we use in templates for industry-specific information technology products and services. These templates contain model problem-solving approaches, project plans, software configuration settings, interfaces, and system integration components that we can reuse for customers in those industries. We believe that using these templates permits us to rapidly deploy proven information technology products and services that reflect best practices in a particular industry for our customers in that industry.

        COLLABORATION WITH CUSTOMERS. We develop our information technology products and services in collaboration with our customers at facilities that we maintain for that purpose. These facilities provide complete access to our reusable process and software applications and industry-specific templates. We believe that these facilities enable us to provide high quality customer service and that our work with our customers at these facilities helps us to develop long-term customer relationships.

CUSTOMER SOLUTIONS


The following case studies are included because we believe that they represent the different types of information technology products and services that we provide our customers. All of these products and services were provided during 1999. We provided TSP services to only one of these customers, Energy America.


    SEMPRA ENERGY CHALLENGE:

    To facilitate the integration of the information technology operations of two large utilities whose parent companies merged and develop information technology products and services to support Sempra Energy's operations in the deregulated industry.

    OUR SOLUTION:


    As an initial step, we developed software tools to support Sempra Energy's move from a centralized, mainframe-based computing system to a distributed, server- and desktop-based computing system. We then integrated third-party supply chain management software with Sempra Energy's existing computing systems in less than 200 days, developed a new billing and contract management system that Sempra Energy uses for its operations in the deregulated utility environment, and deployed Internet business applications for our customer. We also created training and mentoring programs to assist Sempra Energy's information technology staff in their transition to these new systems. Revenues from Sempra Energy accounted for approximately 26.8% of our actual revenues and approximately 18.9% of our pro forma revenues during 1999.


    ENERGY AMERICA CHALLENGE:

    To quickly deploy and integrate software applications to help manage the revenue generation and customer support processes of a rapidly growing retailer of gas and electricity, and to provide ongoing operational support as a TSP through Soliance.

    OUR SOLUTION:


    We provided customer enrollment, contract management, and customer billing and care software applications to Energy America that facilitate its entrance into new markets. We also integrated Energy America's systems for accounting and wholesale commodity purchases with the systems of its third-party banking, utility, and printing service providers. As part of our TSP offering through Soliance, we assisted Energy America in developing new rates for its services, resolving customer disputes, and analyzing its operations. Energy America uses this analysis both for internal use as well as to help satisfy certain regulatory requirements. Revenues from Energy America accounted for approximately 11.5% of our actual revenues and approximately 6.6% of our pro forma revenues during 1999. We included these revenues with our revenues from Sempra Energy during 1999.


    FEDERAL AVIATION ADMINISTRATION CHALLENGE:

    To create a unified information system to monitor and analyze the status of the U.S. air traffic control system for the FAA.

    OUR SOLUTION:


    We developed software applications that can be delivered over the Internet and that link the major information systems of the FAA. Our software organizes, consolidates and segments data from the FAA's disparate operational and reporting systems and allows users to monitor and analyze the operating performance of the U.S. air traffic control system. This software application is accessible on the FAA's intranet using standard web browser technology. Revenues from the FAA accounted for approximately 21.0% of our actual revenues and approximately 12.9% of our pro forma revenues during 1999.

    WASTE MANAGEMENT CHALLENGE:

    To provide Waste Management with scalable information technology products and services that integrate operations resulting from its merger and acquisition activity.

    OUR SOLUTION:


    In one week, we created web-based tools that enable Waste Management to monitor financial and key operational measures. We also provided a complete information technology system blueprint to help Waste Management develop an information technology strategy and enhance its use of information technology. This blueprint included recommendations for software applications, system integration and management, data warehousing, and Internet strategy. We also recommended improvements in Waste Management's revenue generation and billing and support systems. Revenues from Waste Management accounted for approximately 4.6% of our actual revenues and approximately 2.9% of our pro forma revenues during 1999.


    800.COM CHALLENGE:

    To create a scalable e-business system for an Internet retailer of consumer electronics and home entertainment products.

    OUR SOLUTION:


    We installed our e-business software applications for 800.com's order processing and other revenue cycle transactions. We integrated our e-business software applications with 800.com's web site and its back-end accounting and fulfillment systems. The resulting system reduces the manual portion of 800.com's business processes, and enables it to handle over 10,000 orders per day and provide customer care over the Internet and through its call centers. With our system, 800.com can recognize and process an order as soon as it is placed. Revenues from 800.com accounted for approximately 1.0% of our pro forma revenues during 1999.


HISTORY


    We trace our history to the commercial software systems division of Titan formed in 1997 in Reston, Virginia, and to Transnational Partners II formed in 1996 in San Diego, California. Titan's software systems division was formed to perform software integration, data warehousing and other information technology services for non-defense governmental agencies and commercial customers. Between 1997 and June 30, 2000, the division provided a total of $25.8 million in services to the FAA. Transnational Partners II was formed by our Chief Executive Officer and our Chief Technology Officer to perform a multi-year contract for Sempra Energy to redesign its technology infrastructure. We continue to provide services to the FAA and Sempra Energy.



    Through the combination of the Titan division and the Transnational
Partners II business, we gained critical size in the number of professional personnel we needed to perform more contracts for the large customers we target. Through our work with these large customers, we gained insight into our customers' need for a service provider that would have a greater understanding of the customer's information technology strategy and systems and provide more customized and comprehensive services than specialty vendors who focus on a single application or service. As a result, we decided to become a TSP. In order to deliver a comprehensive package, we determined that we should acquire certain critical software applications that we could offer as part of our TSP offering. As a result, we identified software applications supporting e-commerce as an essential part of the offering and acquired Assist Cornerstone. We also acquired Mainsaver and SFG Technologies to acquire equipment maintenance and revenue cycle software applications. These acquisitions added approximately 240 additional personnel. The software applications that we acquired are described below.

    MAINSAVER--EQUIPMENT MAINTENANCE AND MONITORING SOFTWARE. Mainsaver's software is used by its customers to manage their equipment maintenance processes. This software addresses maintenance scheduling, materials and parts management, and work order processing. We believe that the addition of Mainsaver's software to our TSP offering will increase the attractiveness of our TSP offering to industries whose substantial asset bases require maintenance and repair, such as utilities, transportation, and facilities management operations.

    ASSIST CORNERSTONE--E-COMMERCE SOFTWARE. Assist Cornerstone's software provides general ledger, accounts receivable, accounts payable, financial report preparation, order entry, purchasing, customer care, inventory management, and sales and order analysis functions, allowing customers engaged in e-commerce to immediately monitor transactions from order receipt to fulfillment. Assist Cornerstone's software integrates these functions with a customer's e-commerce web site.

    SFG TECHNOLOGIES--REVENUE CYCLE SOFTWARE. SFG Technologies provides software for utilities' revenue generating and third party settlement transactions. This software supports delivery of multiple utility services, such as electric, gas and water, and helps our customers to improve productivity, expand business capacity, and enhance customer service. Prior to our acquisition of SFG Technologies, we included its software applications as part of the information technology products and services that we provided for Sempra Energy and Energy America.

CUSTOMERS

    The following is a list of customers from whom we derived 1.0% or more of our revenues during 1999 on a pro forma basis:

800.com                                Icon Health and Fitness
Dean & DeLuca                          Oreck Corporation
District of Columbia                   Sempra Energy
Federal Aviation Administration        Waste Management
City of Henderson, Nevada              Energy America

We provided TSP services to only one of these customers, Energy America.


    For the year ended December 31, 1999, revenues from the District of Columbia accounted for approximately 38.1% of our actual revenues and approximately 23.4% of our pro forma revenues, revenues from Sempra Energy accounted for approximately 26.8% of our actual revenues and approximately 18.9% of our pro forma revenues, and revenues from the FAA accounted for approximately 21.0% of our actual revenues and approximately 12.9% of our pro forma revenues. During the first six months of 2000, revenues from the District of Columbia accounted for 4.8% of our revenues, revenues from Sempra Energy accounted for 10.8% of our revenues, and revenues from the FAA accounted for 6.3% of our revenues. Revenues from our work for Waste Management also accounted for 12.3% of our revenues, and revenues from our work for Soliance accounted for 16.1% of our revenues, during the first six months of 2000. In addition, during 1999, government business accounted for approximately 61.3% of our actual revenues and approximately 43.1% of our pro forma revenues. Revenues from government business accounted for approximately 23.5% of our revenues during the first six months of 2000. Our contracts with government agencies are typically only funded on an annual basis, and those agencies may cancel our contracts at any time without penalty or change their contract requirements or contract budgets. We continue to provide the information technology products and services described in "--Customer solutions" above to the FAA although our contract with it has expired.



    Although we expect our number of customers to increase, we also expect that we will continue to derive a significant portion of our revenues from a limited number of customers during 2000. We are focusing our sales and marketing efforts on entering into large, multi-year contracts for our TSP offering with companies that have complex and substantial information technology requirements. Any such contracts we enter into will begin to represent an increasing portion of our revenues. In addition, we are generating significant revenues under several existing contracts. If any of these customers do not need or want to engage us to develop and implement additional information technology products and services for them or cancel or modify their contracts with us and we are not able to sell our information technology products and services to new customers at comparable or greater levels, our revenue will decline significantly.


PROFESSIONAL ENVIRONMENT

    Our success depends in substantial part on our ability to recruit, train and retain qualified information technology services professionals. In order to do so, we strive to create a professional environment in which our employees can be creative and enhance their skills. These efforts consist of:

    - offering opportunities for rotation between technical assignments to ensure that our employees do not feel their opportunities for professional growth are limited;

    - developing "Cayenta University" which will include formal product training for the technologies and products that we use and support; and

    - allowing our professionals opportunities to use leading technologies which provide them with continuing intellectual challenge and maintain and enhance their skills.


    In addition, we have a result-oriented culture that rewards employees for successfully fulfilling customer expectations. These incentives include merit-based compensation, bonuses for effective problem-solving under pressure, and additional stock options.


    We believe that the availability of these opportunities and incentives helps maintain the entrepreneurial nature of our organization and provides our employees with tangible evidence that we value their work and commitment. We also believe that these opportunities and incentives have played and will continue to play a significant role in our ability to attract and retain talent. This new talent will supplement our core group of professionals who have worked together in a variety of organizations for several years.

    To attract qualified personnel, we maintain an internal recruiting organization and use professional search firms. We also make extensive use of Internet job search sites and grant special bonuses to our employees for successful recruiting efforts.

MARKETING, SALES AND RELATED ALLIANCES


    RECENT AGREEMENTS WITH PENTON. On March 30, 2000, we entered into a series of agreements with Penton Media, Inc. pursuant to which Penton engaged us to develop a business-to-business Internet marketplace serving the natural health products industry for its division, Healthwell.com. As part of these agreements, Penton is providing us with marketing opportunities, including advertising in its publications, which include INTERNET WORLD, BOARDWATCH and INDUSTRY WEEK magazines, and exhibit space at its industry tradeshows, which include the INTERNET WORLD and ISPCON shows. These marketing opportunities will be provided by Penton to us without charge for two years in an amount that has a value, at prevailing rates, equal to $1.0 million per year. In connection with these agreements, Penton purchased 516,250 shares of Class A common stock at a price per share of $12.34. We will also be receiving consulting fees in connection with our work for Penton under these agreements. We have capitalized the value of the marketing services to be provided to us by Penton and will expense the value of these services over time as the services are used.


    MARKETING. Our marketing goal is to generate significant brand awareness of Cayenta and our TSP offering. We target industries that have complex and substantial information technology requirements.

Our internal marketing and advertising staff is working with a professional communications firm that we have retained to establish our brand identity.

    Our direct marketing activities include direct mail, e-mail and seminars targeted at senior executives of large companies that are seeking to establish an e-business presence or that require redesigned e-business systems. We also target emerging Internet companies that seek a scalable end-to-end e-business system. We participate in cooperative marketing and trade show programs with providers of software, hardware and other parts of our TSP offering. In addition, we seek opportunities for our executives and technical staff to publish articles and speak at industry forums.

    SALES. We have organized our sales teams to execute our strategy of increasing sales of our TSP offering to existing customers of our software applications or consulting services. We have recently created a staff of business development professionals who are teamed with our field sales representatives to sell our TSP offering to existing and prospective customers.


    Our information technology products and services are offered broadly in North America through a direct sales organization based in the United States, and on a limited basis in Europe through a dedicated distributor based in the United Kingdom. Currently, we have approximately 45 sales and business development representatives located in cities throughout North America, including Atlanta, Georgia, Boston, Massachusetts, Chicago, Illinois, Dallas, Texas, Los Angeles, California, Orlando, Florida, Reston, Virginia, Salt Lake City, Utah, Seattle, Washington and Vancouver, British Columbia. We intend to expand our sales organization both domestically and internationally. To date, our revenues from sales of our information technology products and services to customers located outside the United States have not been significant.


    We have developed programs to attract and retain high quality, motivated business development, sales, pre-sales, and post-sales support personnel. The complexity of our customers' information technology requirements neccessitates that we hire personnel with a high degree of technical knowledge. We seek people who have selling skills in addition to technical expertise. We also intend to recruit executives in selected industries whose reputation and relationships within those industries will create opportunities for sales of our TSP offering.


    SERVICE AND SUPPLY AGREEMENTS. We have entered into supply and service agreements with providers of hardware, software, data center services and other parts of our TSP offering whom we consider to be among the most credible providers of those information technology products and services available in the marketplace today, including:



    - hardware: Hewlett-Packard, IBM, and Sun Microsystems, each of which provides us with servers;



    - software: Microsoft, Oracle, SAP, Cognos, Harbinger, and QAD, which provide us with operating systems and various software applications;



    - data center services: Exodus Communications, Intel and Qwest; and



    - business providers: Doculink, Group 1 Software, and modis, which provide us with various business services, including services for shipping and printing.


    These agreements allow us to resell or incorporate these companies' technology into our information technology products and services and provide us with insight into industry trends.


    RELATED ALLIANCES. In March 2000, we entered into a series of agreements with Penton Media, Inc., pursuant to which we were engaged to develop for Penton a business-to-business Internet marketplace serving the natural health products industry, and Penton agreed to provide us with marketing opportunities. In
June 2000, we entered into a strategic alliance agreement with Momentix, a company that has developed Internet-based technology and services for transferring tradeshow content on-line, to collaborate on opportunities in the tradeshow industry. In August 2000, we entered into a strategic alliance agreement with Transentric, a division of Union Pacific Corporation that offers shipping, scheduling, inventory tracking, e-commerce and transportation management services, to incorporate Transentric's services into our TSP offering and provide these combined services to the transportation industry and its customers.



    We plan to pursue strategic alliances with software, telecommunications and hardware providers, as well as with additional companies in selected industries. As part of these efforts, we intend to develop joint sales and marketing arrangements that will enable us to offer our information technology products and services to their customers and develop additional marketing and sales channels.



    We market our TSP offering to the utility industry through our Soliance joint venture, which in general provides information technology products and services to utilities. Each member of the joint venture contributes its unique expertise to the information technology products and services that the joint venture provides to its customers. Sempra Energy Information Solutions provides knowledge of the utility industry and operational support. modis provides its expertise in implementing software applications. We provide our expertise in developing and implementing software applications and in integrating Soliance's customers' internal systems with one another and those of their trading partners. In addition, each of Sempra Energy Information Solutions, modis and us provide Soliance's customers' with consulting services based on our respective areas of expertise.


COMPETITION

    The information technology services business is intensely competitive and subject to rapid technological change. We expect the competition to continue and intensify. Our competitors include:

    - application service providers, such as Breakaway Solutions and USinternetworking;

    - information technology service providers, such as Andersen Consulting, Answerthink, Cambridge Technology, EDS, KPMG, Sapient and Tanning Technology; and

    - Internet professional service providers, such as Proxicom, Scient, and US Interactive.

    In comparison with us, many of our competitors are larger, and have more brand recognition and substantially greater financial, infrastructure, personnel and marketing resources. In addition, there are low barriers to entry into our business. We do not own any technologies that preclude or inhibit competitors from entering our industry. Existing or future competitors may independently develop and patent or copyright technologies that are superior or substantially similar to our technologies. The costs to develop and to provide information technology services are relatively low. Moreover, barriers to entry, particularly in the areas of information technology consulting and integrating software applications, are low. Therefore, we expect to continue to face additional competition from new entrants into our industry. For example, we expect software product companies to become a competitor in the future.

    We believe that the principal competitive factors in our business are:

    - client value and service;

    - the reputation and experience of personnel delivering solutions and services;

    - the success and reliability of the delivered solution and service;

    - technical knowledge and creative skills; and

    - the ability to attract and retain professionals.

    We believe that we presently compete favorably with respect to each of these factors. The market for our information technology products and services is evolving, however, and we cannot be certain that we will compete successfully in the future.

INTELLECTUAL PROPERTY


    We have developed proprietary process and software applications, industry-specific templates, software engineering practices, and tools in connection with delivering our information technology products and services. We offer proprietary software applications for equipment maintenance and monitoring, e-commerce and revenue cycle management. In addition, we have developed software applications that we use to link separate software applications, such as those for accounting, manufacturing, distribution and e-mail. These linking software applications allow the transfer of data and processing requests between and among the separate software applications. Our proprietary processes involve a set of implementation processes that we use to install and manage our software applications for our customers.


    We rely on a combination of trade secret, copyright and trademark laws to protect our proprietary rights. In particular, we require each of our key employees to sign an invention and non-disclosure agreement which provides that they must maintain the confidentiality of our intellectual property, and that any intellectual property which they develop while employed by us is our property.

EMPLOYEES


    As of August 7, 2000, we had a total of 420 employees, consisting of 27 in our network operating center group, 72 in our software development and documentation group, 48 in our customer service group, 183 in our consulting group, 44 in the sales and marketing group and 46 in the administrative group. No employees are represented by a labor union, and we consider our employee relations to be good.


FACILITIES


    We have leased a 45,000 square foot facility in San Diego that we use as our principal executive offices and as a network operating center where we monitor, manage and support information technology products and services that we have developed and implemented for our customers. We currently have facilities where we develop our information technology products and services in Burnaby, British Columbia, Orlando, Florida, Reston, Virginia, Salt Lake City, Utah, San Diego, California, and Washington, D.C. These facilities have square footage which ranges between 3,600 and 52,496 square feet and are under leases expiring over the next seven years. We also have an additional lease for a facility of approximately 7,150 square feet in San Diego that expires in March 2004. We intend to add facilities and, to a lesser extent, network operating centers to serve the purposes described above in locations near our customers, and will need to obtain access to appropriate facilities in order to do so. In addition, while we consider our current and planned facilities in San Diego and elsewhere adequate for current operations, we expect that we will need to lease additional facilities in those locations as our operations expand.


LEGAL PROCEEDINGS


    We are not presently involved in any material legal proceedings. However, we are subject to litigation from time to time in the ordinary course of our business, and we may in the future become subject to litigation that may have a material adverse affect on our business.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS


    The following table sets forth certain information about our directors, executive officers and key employees as of August 7, 2000:



                   NAME                       AGE                           POSITION
                   ----                     --------                        --------
David P. Porreca..........................     58      President, Chief Executive Officer and Director

Robert E. La Blanc........................     66      Director

Paul Melchiorre...........................     39      Director

John C. Arme..............................     64      Director

Gene W. Ray...............................     62      Chairman of the Board of Directors

William G. Atkinson.......................     46      Senior Vice President, Sales and Marketing

Nicholas J. Costanza......................             Senior Vice President, General Counsel and
                                               45      Secretary

Eric M. DeMarco...........................     37      Executive Vice President

Edward M. Lake............................     46      Senior Vice President and Chief Financial Officer

Curtis R. Smith...........................     44      Senior Vice President, Finance and Administration

Gregory R. Smith..........................     42      Chief Technical Officer


    DAVID P. PORRECA has served as our President, Chief Executive Officer and as one of our directors since January 12, 1999. From June 1995 to December 1998 he served as Chief Executive Officer and Senior Member of Transnational
Partners II, a company that focused on systems integration and architecture. From August 1989 to June 1995 he served as Chief Executive Officer of Expersoft Corporation, a software development and services company. Mr. Porreca received a Bachelor of Science from Niagara University and a Master of Science from Alfred University.


    ROBERT E. LA BLANC has served as one of our Directors since September 1997. He was a General Partner with Salomon Brothers, an investment banking firm, from 1969 to 1979. From 1979 to 1981 he was Vice Chairman of Continental
Telecom, Inc., after which he founded and has been the President of Robert E. La Blanc Associates, Inc., a financial and technologies consulting firm. He currently serves on the board of directors of The Titan Corporation, a diversified technology company that provides information technology, communications and electron beam food pasteurization and medical product sterilization systems and services. Salient 3 Communications, Inc., a telecommunications equipment and services company, Storage Technology Corp., a provider of network computing storage, Tribune Company, a media company, Chartered Semiconductor Manufacturing Ltd., a semiconductor manufacturer, and a family of Prudential mutual funds. Mr. La Blanc received a Bachelor of Science from Manhattan College and a Masters in Business Administration from New York University.



    PAUL MELCHIORRE has served as one of our Directors since May 2000. Since June 1998, Mr. Melchiorre has been the Vice President of North American Operations for Ariba, Inc., a provider of a system which manages business-to-business commerce on the Internet. From January 1993 to May 1998, Mr. Melchiorre held various positions at SAP America, Inc., most recently as the Senior Vice President for Global Accounts. From June 1986 to December 1992, he was a Regional Vice President with MAI Basic 4. Mr. Melchiorre received a Bachelor of Science from Villanova University and a Masters in Business Administration from Drexel University.


    JOHN C. ARME has served as one of our Directors since May 2000. From July 1957 to 1992, Mr. Arme was an accountant at Arthur Andersen & Co., having served as a partner in the firm's audit division since 1972. Since March 1992, he has served as a member of the board of directors of St.

Ambrose University. Since June 1985, Mr. Arme has served as a member of the board of directors of the Institute of Management Accountants. Mr. Arme received his Bachelor of Arts degree from St. Ambrose University.


    GENE W. RAY has served as one of our Directors and our Chairman since September 1997. He was a co-founder of Titan Systems, Inc., the parent of which merged into The Titan Corporation in 1985. He served as a Director, Chief Executive Officer and President of Titan Systems from its inception in 1981 until the merger. He has been President and Chief Executive Officer of The Titan Corporation since the merger and became Chairman of the Board in 1999. He currently serves on the board of directors of The Titan Corporation, a diversified technology company that provides information technology, communications and electron beam food pasteurization and medical product sterilization systems and services. Dr. Ray received a Bachelor of Science from Murray State and a Master of Science and Ph.D. from the University of Tennessee.


    WILLIAM G. ATKINSON has served as our Senior Vice President, Sales and Marketing since October 1999. From March 1999 to October 1999 he served as Senior Vice President of Worldwide Sales of Vertel Corporation, a telecommunications software company. From October 1996 to March 1999 he served in various positions, including Vice President Worldwide Sales, Chief Financial Officer, Chief Executive Officer and Chairman of the Board of Directors of Expersoft Corporation, a software development and services company. Prior to October 1996, he held a variety of sales and management positions with Arbor Software, a financial applications software company, and Dun & Bradstreet Software, an enterprise resource planning application software company.
Mr. Atkinson received his Bachelor of Science from Northern Illinois University.


    NICHOLAS J. COSTANZA has served as our Senior Vice President, General Counsel and Secretary since August 1999. Mr. Costanza has also served as Senior Vice President, General Counsel and Secretary of The Titan Corporation since August 1999. From mid-1998 to the end of 1998 he was Executive Vice President, General Counsel and Secretary of Enfinity Corporation, a manufacturing company. From 1980 to early 1998, he held various positions at Exide Electronics Group, Inc., a manufacturing company, most recently as Vice President, Chief Administrative Officer, General Counsel and Secretary. Mr. Costanza received a Bachelor of Arts from Rutgers University and a Juris Doctor from Villanova University.


    ERIC M. DEMARCO has served as our Executive Vice President since September 1997. He served as our Chief Financial Officer from September 1997 to December 1999. He served as Senior Vice President and Chief Financial Officer of The Titan Corporation from January 1997 to August 1998 and has been Executive Vice President and Chief Financial Officer of The Titan Corporation since August 1998. From June 1986 to January 1997, he held various positions at Arthur Andersen LLP, most recently as a Senior Manager. Mr. DeMarco received a Bachelor of Science from the University of New Hampshire.

    EDWARD M. LAKE has served as our Senior Vice President and Chief Financial Officer since December 1999. From October 1998 to September 1999, he served as Executive Vice President and Chief Financial Officer for Woodfin Suite Hotels, a hotel property and management company. From December 1996 to April 1998, he served as Vice President, Chief Financial Officer and Secretary for Optimay Corporation, a mobile telecommunications software company. From February 1992 to April 1996, he served as Executive Vice President, Chief Financial Officer and Secretary for Intelligent Surgical Lasers, Inc., a medical device company. Mr. Lake received a Bachelor of Science from San Diego State University and is a Certified Public Accountant in the State of California.


    CURTIS R. SMITH has served as our Senior Vice President, Finance and Administration since January 1999. From July 1996 to December 1998, he served as the Director of Shared Services and Controller for the non-defense divisions of The Titan Corporation. From June 1995 to May 1996 he served as Chief Financial Officer and Chief Operating Officer of Chelsea Companies, a wholesale distribution company. Prior to June 1995, he was Vice President of Finance and Operations for Heating and Cooling Supply, Inc., a supplier of climate control products. Mr. Smith received a Bachelor of Science from San Diego State University and is a Certified Public Accountant in the State of California.


    GREGORY R. SMITH has served as our Chief Technical Officer since
January 12, 1999. From September 1996 to December 1998 he served as Senior Member of Transnational Partners II, a company that focused on systems integration and architecture. From July 1995 to August 1996, Mr. Smith provided independent information technology consulting services as the founder of Select Systems Analysis. From September 1991 to June 1995 he served as Vice President of Product Development at Expersoft Corporation, a software development and services company. Mr. Smith received a Bachelor of Arts from the University of California at San Diego.

BOARD COMMITTEES


    Our board of directors currently has no committees. Prior to completion of the offering, the board of directors will seek to appoint to the board at least one additional individual who is independent from Cayenta and Titan. Concurrent with or shortly after this appointment, the board expects to create audit and compensation committees, the members of which will be independent directors.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    During 1999, we did not have a compensation committee. The board of directors made all decisions concerning executive compensation during 1999.

COMPENSATION OF DIRECTORS

    Our independent directors currently receive the following compensation for services on the board of directors:


    - an initial grant of options to acquire 25,000 shares of our Class A common stock issued concurrently with or following this offering;



    - an annual grant of options to acquire 5,000 shares of our Class A common stock beginning on or about the second anniversary of this offering for subsequent years of service as a director, with an exercise price equal to the price of our Class A common stock on the last trading day prior to the annual stockholders' meeting;


    - an annual retainer fee of $20,000 that will be paid in shares of our Class A common stock; and

    - reimbursement for all direct costs associated with participation in the meetings of our board of directors.


    We currently have two independent directors and expect to appoint a third independent director to the board prior to the completion of this offering. Our other directors do not currently receive any cash compensation for services on the board of directors or any committee thereof, but they may be reimbursed for expenses incurred in connection with attendance at board and committee meetings. All directors are eligible to participate in our 1997 Stock Option Plan.


EXECUTIVE COMPENSATION IN FISCAL 1999

    This table does not include medical, group life insurance or other benefits which are available generally to all of our salaried employees and certain perquisites and other personal benefits received which do not exceed the lesser of $50,000 or 10% of the salary and bonus of the named executive officers listed in this table as disclosed here. This table also does not include our executive officers who were also executive officers of Titan during 1999 and whose compensation was paid by Titan for services rendered in all capacities to Titan and Cayenta.


                                           ANNUAL COMPENSATION         LONG-TERM COMPENSATION AWARDS
                                          ---------------------   ---------------------------------------
                                                                  SECURITIES   SECURITIES
                                                                  UNDERLYING   UNDERLYING
                                                                    TITAN       CAYENTA       ALL OTHER
NAME AND PRINCIPAL POSITION      YEAR     SALARY(1)   BONUS(2)    OPTIONS(#)   OPTIONS(#)   COMPENSATION
---------------------------    --------   ---------   ---------   ----------   ----------   -------------
David P. Porreca ............    1999     $351,797    $ 300,000      45,000(3)   258,125(4)    $43,084(5)
  President and Chief
  Executive Officer

Gregory R. Smith ............    1999     $228,732    $ 225,000      30,000(6)   258,125(7)    $33,054(8)
  Chief Technical Officer

Curtis R. Smith .............    1999     $117,630    $       0       2,000(9)   154,875(10)    $14,969(11)
  Senior Vice President,
  Finance and Administration


------------------------

(1) Amounts shown include cash compensation earned and received by executive officers as well as amounts earned but deferred at the election of those officers.

(2) Amounts shown include bonus cash compensation earned by executive officers for each fiscal year whether received in the fiscal year it was earned or in the subsequent fiscal year.

(3) 30,000 options vest as follows: 25% on February 17, 2000, 25% on
    February 17, 2001, 25% on February 17, 2002 and 25% on February 17, 2003. 15,000 options vest as follows: 25% on August 12, 2000, 25% on August 12, 2001, 25% on August 12, 2002 and 25% on August 12, 2003.

(4) These options vest as follows: 25% on February 17, 2000, 25% on
    February 17, 2001, 25% on February 17, 2002 and 25% on February 17, 2003.

(5) Amounts shown consist of Titan's matching contribution of $8,000 to its 401(k) Retirement Plan; Titan's matching contribution of $35,000 to its Supplemental Retirement Plan for Key Executives; and $84 of interest earned in Titan's Supplemental Retirement Plan for Key Executives that exceeded 120% of the applicable federal long-term rate with compounding, as prescribed under Section 1274(d) of the Internal Revenue Code.

(6) These options vest as follows: 25% on February 17, 2000, 25% on
    February 17, 2001, 25% on February 17, 2002 and 25% on February 17, 2003.

(7) These options vest as follows: 25% on February 17, 2000, 25% on
    February 17, 2001, 25% on February 17, 2002 and 25% on February 17, 2003.

(8) Amounts shown consist of Titan's matching contribution of $8,000 to its 401(k) Retirement Plan; Titan's matching contribution of $25,000 to its Supplemental Retirement Plan for Key Executives; and $54 of interest earned in Titan's Supplemental Retirement Plan for Key Executives that exceeded 120% of the applicable federal long-term rate with compounding, as prescribed under Section 1274(d) of the Internal Revenue Code.

(9) These options vest as follows: 25% on August 11, 2000, 25% on August 11, 2001, 25% on August 11, 2002 and 25% on August 11, 2003.

(10) These options vest as follows: 25% on August 11, 2000, 25% on August 11, 2001, 25% on August 11, 2002 and 25% on August 11, 2003.

(11) Amounts shown consist of Titan's matching contribution of $6,709 to its 401(k) Retirement Plan; and Titan's contribution of $8,260 to its Employee Stock Ownership Plan.

CAYENTA OPTION GRANTS IN FISCAL 1999

    The following table sets forth grants of Cayenta stock options made during 1999 under Cayenta's Nonstatutory Stock Option Plan to the named executive officers:


                                                  INDIVIDUAL GRANTS                              POTENTIAL REALIZABLE VALUE AT
                       -----------------------------------------------------------------------   ASSUMED ANNUAL RATES OF STOCK
                                                   PERCENT OF         EXERCISE OR                    PRICE APPRECIATION FOR
                       NUMBER OF SECURITIES   TOTAL CAYENTA OPTIONS   BASE PRICE                         OPTION TERM(4)
                        UNDERLYING CAYENTA    GRANTED TO EMPLOYEES       (PER       EXPIRATION   ------------------------------
        NAME            OPTIONS GRANTED(1)         IN 1999(2)           SHARE)       DATE(3)          5%               10%
        ----           --------------------   ---------------------   -----------   ----------   ------------      ------------
David P. Porreca.....        258,125                   5.9%              $0.18        2/17/09     $5,419,497        $8,657,165
Gregory R. Smith.....        258,125                   5.9%              $0.18        2/17/09     $5,419,497        $8,657,165
Curtis R. Smith......        154,875                   3.6%              $0.18        8/11/09     $3,251,698        $5,194,299


------------------------

(1) Nonstatutory stock options granted by Cayenta in 1999 were granted at fair market value and are exercisable starting 12 months after grant date, with 25% of the options becoming exercisable at that time and with an additional 25% of the options becoming exercisable on each successive anniversary date, with full vesting occurring on the fourth anniversary date. If Cayenta were acquired by another company, the options would automatically vest in full unless the acquiring company assumes the options.

(2) In 1999, employees of Cayenta and Titan received stock options covering a total of 4,344,141 shares of Cayenta under the 1997 Stock Option Plan and the Nonstatutory Stock Option Plan.

(3) The options described above were granted for a term of 10 years, subject to earlier termination in certain events related to termination of employment.


(4) Potential realizable value was calculated using a present value equal to the assumed offering price of $13.00 per share, and an assumed annual growth over the term of the option of 5% and 10%, respectively. Use of this model should not be viewed in any way as a forecast of the future performance of Cayenta's stock, which will be determined by future events and unknown factors.


TITAN OPTION GRANTS IN FISCAL 1999

    The following table sets forth each grant of stock options by Titan during 1999 under Titan's long-term incentive program to the named executive officers:


                                                   INDIVIDUAL GRANTS                             POTENTIAL REALIZABLE VALUE
                         ---------------------------------------------------------------------    AT ASSUMED ANNUAL RATES
                                                    PERCENT OF                                         OF STOCK PRICE
                                                TOTAL TITAN OPTIONS                                   APPRECIATION FOR
                         NUMBER OF SECURITIES       GRANTED TO        EXERCISE OR                      OPTION TERM(4)
                           UNDERLYING TITAN          EMPLOYEES        BASE PRICE    EXPIRATION   --------------------------
         NAME             OPTION GRANTED(1)      IN FISCAL 1999(2)    (PER SHARE)    DATE(3)         5%             10%
         ----            --------------------   -------------------   -----------   ----------   ----------      ----------
David P. Porreca.......         30,000                   2.6%            $5.69        2/17/09     $107,352        $272,052
                                15,000                   1.3%            $9.75        8/11/09     $ 91,976        $233,085
Gregory R. Smith.......         30,000                   2.6%            $5.69        2/17/09     $107,352        $272,052
Curtis R. Smith........          2,000                   0.2%            $9.75        8/12/09     $ 12,263        $ 31,078


------------------------

(1) Incentive stock options granted by Titan in 1999 were granted at fair market value and are exercisable starting 12 months after grant date, with 25% of the options becoming exercisable at that time and with an additional 25% of the options becoming exercisable on each successive anniversary date, with full vesting occurring on the fourth anniversary date. If Titan were acquired by another company, the options would automatically vest in full unless the acquiring company assumes the options.

(2) In 1999, employees of Titan and its subsidiaries received stock options for Titan common stock covering a total of 1,140,000 shares.

(3) The options described above were granted for a term of 10 years, subject to earlier termination in certain events related to termination of employment.

(4) Present value was calculated using an assumed annual compounded growth over the term of the option of 5% and 10%, respectively. Use of this model should not be viewed in any way as a forecast of the future performance of Titan's stock, which will be determined by future events and unknown factors.

AGGREGATED CAYENTA OPTION EXERCISES IN FISCAL 1999 AND FISCAL YEAR-END OPTION
  VALUES

    The table below sets forth information regarding the number and value of unexercised Cayenta options held by the named executive officers as of December 31, 1999, as well as the number and value of Cayenta shares acquired by the named executive officers pursuant to stock options exercised during 1999:


                                                                NUMBER OF
                                                          SECURITIES UNDERLYING         VALUE OF UNEXERCISED
                                                           UNEXERCISED OPTIONS          IN-THE-MONEY OPTIONS
                                SHARES                     AT FISCAL YEAR-END            AT FISCAL YEAR-END
                               ACQUIRED      VALUE     ---------------------------   ---------------------------
            NAME              ON EXERCISE   REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
            ----              -----------   --------   -----------   -------------   -----------   -------------
David P. Porreca............         --        --             --        258,125             --       $776,956
Gregory R. Smith............         --        --             --        258,125             --       $776,956
Curtis R. Smith.............         --        --          5,162        170,363        $15,538       $512,793


    No stock appreciation rights were owned or exercised by any of the named executive officers during 1999.

    Dollar values in the table above are calculated by taking the fair market value per share of Cayenta's common stock as of December 31, 1999, subtracting the per share exercise price of the option and multiplying the result by the number of shares. Options were granted at an exercise price equal to the fair market value of our common stock, as determined by our board of directors on the date of grant.

AGGREGATED TITAN OPTION EXERCISES IN FISCAL 1999 AND FISCAL YEAR-END OPTION
  VALUES

    The following table sets forth, with respect to the named executive officers, information regarding the number and value of securities underlying unexercised options for Titan's common stock held by them as of December 31, 1999, as well as the number and value of Titan shares acquired by the named executive officers pursuant to stock options exercised during 1999.


                                                               NUMBER OF
                                                         SECURITIES UNDERLYING         VALUE OF UNEXERCISED
                                                          UNEXERCISED OPTIONS          IN-THE-MONEY OPTIONS
                               SHARES                     AT FISCAL YEAR-END            AT FISCAL YEAR-END
                              ACQUIRED      VALUE     ---------------------------   ---------------------------
           NAME              ON EXERCISE   REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
           ----              -----------   --------   -----------   -------------   -----------   -------------
David P. Porreca...........        --           --           --         45,000             --      $1,812,113
Gregory R. Smith...........        --           --           --         30,000             --      $1,248,675
Curtis R. Smith............        --           --           --          2,000             --      $   75,125


    Dollar values in the table above are calculated by taking the fair market value of Titan's common stock as of December 31, 1999, subtracting the per share exercise price of the option and multiplying the result by the number of shares. Options were granted at an exercise price equal to the fair market value of Titan's common stock, as determined by Titan's board of directors on the date of grant.

EMPLOYMENT AGREEMENTS


    On January 12, 1999, we entered into an Employment Agreement with David P. Porreca, our Chief Executive Officer. This agreement has a three year term commencing on January 1, 1999. It provides for an annual base salary of $350,000 per year and for an annual performance bonus of up to $300,000. In addition, Mr. Porreca is also eligible to receive options to purchase 258,125 shares of our Class A common stock at an exercise price of $0.18 per share, options to purchase 30,000 shares of Titan common stock at an exercise price of $5.69 per share, and options to purchase 15,000 shares of Titan common stock at an exercise price of $9.75 per share. Both the Cayenta stock options and the Titan stock options vest at a rate of 25% per year for four years, with the first 25% vesting on the first anniversary of the beginning of the vesting period and an additional 25% vesting on each subsequent anniversary of that date. Further, Mr. Porreca is entitled to receive all other employment benefits generally available to our other executive and managerial employees. This agreement further provides that Mr. Porreca can terminate his employment with us only upon six months written notice. We may terminate Mr. Porreca's employment for cause at any time. Mr. Porreca's employment agreement does not terminate in the event of a dissolution, merger or transfer of all or substantially all of our assets.



    On January 12, 1999, we entered into an Employment Agreement with Gregory R. Smith, our Chief Technology Officer. This agreement has a three year term commencing on January 1, 1999. It provides for an annual base salary of $225,000 per year and for an annual bonus of up to $225,000. Mr. Smith is also entitled to receive options to purchase 258,125 shares of our Class A common stock at an exercise price of $0.18 per share and options to purchase 30,000 shares of Titan common stock at an exercise price of $5.69 per share. Both the Cayenta stock options and the Titan stock options vest at a rate of 25% per year for four years, with the first 25% vesting on the first anniversary of the beginning of the vesting period and an additional 25% vesting on each subsequent anniversary of that date. Further, Mr. Smith is entitled to all other employee benefits generally available to our other executive and managerial employees. Mr. Smith can terminate his employment with us only upon six months written notice. We can terminate Mr. Smith's employment for cause at any time. Mr. Smith's employment agreement does not terminate in the event of a dissolution, merger or transfer of all or substantially all of our assets.


    On October 31, 1999, we entered into a letter agreement with William G. Atkinson, our Senior Vice President, Sales and Marketing regarding the terms of his employment. This agreement provides for an annual base salary of $220,000 and provides that Mr. Atkinson is entitled to participate in our standard benefit programs generally available to all of our executive and managerial employees. In addition, Mr. Atkinson is entitled to options to purchase
154,875 shares of our Class A common stock at an exercise price of $3.19 per share and options to purchase 5,000 shares of Titan common stock at an exercise price of $22.38 per share. Both the Cayenta stock options and the Titan stock options vest at a rate of 25% per year for four years, with the first 25% vesting on the first anniversary of the beginning of the vesting period and an additional 25% vesting on each subsequent anniversary of that date. In addition, Mr. Atkinson shall receive 10,325 shares of our Class A common stock for each major customer that Mr. Atkinson develops which leads to $10 million or more in revenues. Mr. Atkinson will also receive options to purchase 2,065 shares of our Class A common stock for each $5 million in annual revenues that the customer generates per annum thereafter.

    On December 18, 1999, we entered into a letter agreement with Edward M. Lake, our Senior Vice President and Chief Financial Officer regarding the terms of his employment. This agreement provides for an annual base salary of $250,000 and provides that Mr. Lake is entitled to participate in our standard benefit programs generally available to all of our executive and managerial employees. In addition, Mr. Lake is entitled to options to purchase 206,500 shares of our Class A common stock at an exercise price of $3.19 per share. These options vest at a rate of 25% per year for four years, with the first 25% vesting on the first anniversary of the beginning of the vesting period and an additional 25% vesting on each subsequent anniversary of that date. If we terminate Mr. Lake's employment within the first two years, Mr. Lake shall receive one year of base salary at the then current rate plus medical benefits for one year.

1997 STOCK OPTION PLAN

    Our 1997 Stock Option Plan was adopted by the board of directors on September 16, 1997 and approved by the sole shareholder on September 16, 1997. The 1997 plan will terminate on September 15, 2007 unless our board of directors terminates it sooner.

    The 1997 plan provides for the grant of stock options, including:

    - incentive stock options, as defined in Section 422 of the Internal Revenue Code of 1986, as amended, that may be granted solely to employees, including officers; and

    - nonstatutory stock options that may be granted to employees, including officers, non-employee directors and consultants.

    STOCK OPTIONS. Stock options are granted pursuant to stock option agreements. The exercise price for an incentive stock option cannot be less than 100% of the fair market value of the common stock on the date of grant. The exercise price for a nonstatutory stock option cannot be less than 85% of the fair market value of the common stock on the date of grant. Options granted under the 1997 plan vest at the rate specified in the option agreement.

    In general, the term of stock options granted under the 1997 plan may not exceed 10 years. Unless the terms of an optionee's stock option agreement provide for earlier termination, in the event an optionee's service relationship with us, or any affiliate of ours, ceases due to disability or death, the optionee or his beneficiary may exercise any vested options up to twelve months after the date such service relationship ends. If an optionee's relationship with us, or any affiliate of ours, ceases for any reason other than disability or death, the optionee may exercise any vested options up to 90 days from cessation of service, unless the terms of the stock option agreement provide for earlier termination.

    Acceptable consideration for the purchase of common stock issued under the 1997 plan is determined by our board of directors and may include cash, common stock previously owned by the optionee, a deferred payment arrangement and other legal consideration approved by our board of directors.

    Generally, an optionee may not transfer a stock option other than by will or the laws of descent or distribution unless the optionee holds a nonstatutory stock option that provides otherwise. However, an optionee may designate a beneficiary who may exercise the option following the optionee's death.

    TAX LIMITATIONS ON STOCK OPTION GRANTS. Under current tax laws, incentive stock options may be granted only to our employees. The aggregate fair market value, determined at the time of grant, of shares of our common stock underlying incentive stock options that are exercisable for the first time by an optionee during any calendar year under all of our stock plans may not exceed $100,000. No incentive stock option may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of the total combined voting power of Cayenta or any affiliate unless the following conditions are satisfied:

    - the option exercise price must be at least 110% of the fair market value of the stock subject to the option on the date of grant; and

    - the term of any incentive stock option award must not exceed five years from the date of grant.

    Further, prior to our stock being publicly traded, no nonstatutory stock options may be granted to such persons unless the above conditions are met.

    SECTION 162(m). Section 162(m) of the Code generally denies a corporate tax deduction to publicly held corporations for some compensation paid to specified employees in a taxable year to the extent that the compensation exceeds $1,000,000 and is not paid based on performance. When we become subject to
Section 162(m), no person may be granted options under the 1997 plan covering more than 1,032,500 shares of common stock in any calendar year. In the event that our board of directors exercises its authority to reprice outstanding options or to offer optionees the opportunity to replace outstanding options with new options for the same or a different number of shares, then both the original and new options will count toward the Section 162(m) limitation.

    CHANGES IN CONTROL. Under specified changes in control, all outstanding options under the 1997 plan either will be assumed, continued or substituted for by any surviving entity. If the surviving entity does not assume, continue or substitute for these awards, the vesting provisions of these stock awards will be accelerated and these stock awards will be terminated upon the change in control if not previously exercised.


    AUTHORIZED SHARES. An aggregate of 5,827,430 shares of Class A common stock currently are authorized for issuance under the 1997 plan. As of August 7, 2000, options to purchase a total of 4,215,181 shares of our Class A common stock were held by all participants under the 1997 plan, and 1,612,249 shares of our Class A common stock remain available for grant. Shares subject to stock options that have expired or otherwise terminated without having been exercised in full again become available for the grant of awards under the 1997 plan.


    PLAN ADMINISTRATION. Our board of directors administers the 1997 plan. Our board of directors may delegate authority to administer the 1997 plan to a committee. Subject to the terms of the plan, our board of directors or its authorized committee determines recipients, the numbers and types of stock awards to be granted, and the terms and conditions of the stock awards including the period of their exercisability and vesting. Subject to the plan limitations, our board of directors or its authorized committee also determines the exercise price of options granted.

    Our board of directors or its designated committee may, in its sole discretion, include additional provisions in any option or award granted or made under the 1997 plan that are not inconsistent with the 1997 plan or applicable law. Our board of directors or its designated committee may also, in its sole discretion, accelerate or extend the date or dates on which all or any particular option or options granted under the 1997 plan may be exercised. In the event of a decline in the value of our common stock, our board of directors or its designated committee has the authority to offer optionees the opportunity to replace outstanding higher priced options with new lower priced options.

NONSTATUTORY STOCK OPTION PLAN


    Our Nonstatutory Stock Option Plan will terminate on September 15, 2007. An aggregate of 1,296,820 shares of Class A common stock currently are authorized for issuance under the Nonstatutory Stock Option Plan. As of August 7, 2000, options to purchase a total of 1,296,820 shares of our Class A common stock were held by all participants under the Nonstatutory Stock Option Plan.


    Our Nonstatutory Stock Option Plan provides for grants of nonstatutory stock options to our officers and directors and the officers and directors of Titan. Our Nonstatutory Stock Option Plan provides that we have a right to repurchase shares received on the exercise of an option at the book value of those shares if the purchaser terminates service prior to the completion of our initial public offering and the listing of our stock on either The New York Stock Exchange or The Nasdaq Stock Market.


    In 1999 several optionees agreed to exchange the options they held under our 1997 Stock Option Plan for options under our Nonstatutory Stock Option Plan. Other than the provision described above, all substantive provisions of the options, including the exercise price, the vesting period and the vesting commencement date, remained the same as the exchanged options.


TAX QUALIFIED PLANS

    We are a participating employer in The Titan Corporation Consolidated Retirement Plan. The Consolidated Plan is composed of two portions: (1) the 401(k) portion of the Consolidated Plan and (2) the Employee Stock Ownership Plan portion of the Consolidated Plan as set forth below:

    - 401(k) PLAN. The 401(k) portion of the Consolidated Plan is intended to be a tax-qualified defined contribution plan under Subsections 401(a) and 401(k) of the Code. All employees who are at least 21 years old are eligible to participate and may enter the 401(k) plan as of any January 1, April 1, July 1 or October 1. Each participant may contribute up to 15% of his or her pre-tax compensation to the savings plan, subject to statutorily prescribed annual limits. We match employee contributions dollar-for-dollar, up to a maximum of 5% of each participant's compensation. Each participant's contributions, the matching contributions, and the corresponding investment earnings, are generally not taxable to the participants until withdrawn. Employee contributions and our matching contributions are held in trust and invested by the savings plan trustee as required by law. Individual participants may direct the trustee to invest their accounts in authorized investment alternatives.

    - EMPLOYEE STOCK OWNERSHIP PLAN. The Employee Stock Ownership Plan portion of the Consolidated Plan is intended to be a tax-qualified defined contribution plan under Subsection 401(a) and an employee stock ownership plan under 4975(e)(7) of the Code. This portion of the plan is designed to invest primarily in employer securities. All employees who are at least
      21 years old and employed on December 31 of any plan year in which we make a discretionary contribution are eligible to receive a portion of such contribution. Our contributions are discretionary. Our contributions, and the corresponding investment earnings, are generally not taxable to the participants until withdrawn. Contributions are held in trust as required by law. Certain individual participants who are at least 55 years old and have participated in the Employee Stock Ownership Plan portion of the Consolidated Plan for at least 10 years may direct the trustee to invest up to 50% of their accounts in authorized investment alternatives.

                RELATIONSHIP WITH TITAN AND CERTAIN TRANSACTIONS

    Titan has adopted a strategy of selling a minority interest in subsidiary companies to outside investors as a means of financing the growth of its commercial businesses.

GENERAL

    As long as Titan beneficially owns a majority of our voting power, Titan will have the ability to elect all of the members of the board of directors and ultimately control our management. Titan may control or influence all decisions relating to our acquisitions, dispositions, credit facilities and borrowing levels, the sale of our equity or debt securities, and the declaration and payment of any dividends on our common stock. In addition, Titan will be able to determine the outcome of any matter submitted to a vote of our stockholders for approval and to cause or prevent us from engaging in a transaction that involves a change in control. Dr. Gene Ray, the chairman of our board of directors, was during our fiscal year ended December 31, 1999 and is currently the chairman of the board of directors, president and chief executive officer of Titan. Robert La Blanc, another one of our directors, was during our fiscal year ended December 31, 1999 and is currently a director of Titan. Furthermore, Messrs. Porreca, Costanza and DeMarco, each of whom is one of our executive officers, are also executive officers of Titan.

    Titan could decide to sell or otherwise dispose of all or a portion of our common stock that it holds, whether those shares be Class B or Class A common stock.

    Titan has advised us that its current intent is to continue to hold all of its outstanding shares of Class B common stock. Titan has also generally agreed, in connection with this offering, not to sell or otherwise dispose of any shares of our common stock or any security convertible into or exchangeable or exercisable for our common stock for a period of 180 days after the date of this prospectus, without the prior written consent of Credit Suisse First Boston. After such 180-day period, Titan may sell or otherwise dispose of its Class B common stock.

    Titan must beneficially own at least 80% of the total voting power of our capital stock and 80% of any class of nonvoting capital stock to be able to effect a tax-free distribution of its Cayenta stock to its stockholders in the future. We currently do not have any class of nonvoting capital stock. Neither Titan nor Cayenta currently contemplates that Titan will distribute its majority interest to the Titan stockholders. We expect that Titan will continue to own at least 80% of the total voting power of our capital stock after completion of this offering. Titan may limit our future sale of equity securities to preserve its ownership percentage and control of us.

    Our bylaws provide that we shall indemnify our directors and officers to the fullest extent permitted by Delaware law, including in circumstances in which indemnification is otherwise discretionary under Delaware law. We also intend to enter into indemnification agreements with our officers and directors. These agreements may require us to pay or reimburse directors or officers for claims brought against them and to advance expenses incurred by them in defending claims. We also will maintain directors' and officers' insurance if available on reasonable terms.

CONTRACTUAL ARRANGEMENTS

    Our relationship with Titan is also governed by a Corporate Services Agreement, a Tax Allocation Agreement and a Facilities Agreement. We have not negotiated these agreements at arm's length. As a result, the prices we pay to Titan for these services may be higher or lower than the costs we would incur from purchasing these services from third parties or hiring additional staff to perform these services.

    The following are summaries of these agreements, which have been filed as exhibits to the registration statement relating to this prospectus.

CORPORATE SERVICES AGREEMENT

    Titan provides to us routine and ordinary corporate services, including financial, insurance, accounting, employee benefits, payroll, tax and legal services. Titan also provides us corporate planning, government relations and corporate quality assurance services. We share certain Titan systems, including its accounting system and human resource system. Because Titan engages in government contracts work, Titan allocates costs to its subsidiaries based upon government cost accounting requirements. We pay Titan for human resources services based upon our percentage of the total number of Titan group employees. We pay for other corporate services based upon the average of three percentages: (1) the percentage of our payroll to the total payroll of the Titan group, (2) the percentage of our operating revenues to the total operating revenues of the Titan group and (3) the percentage of our average net book value which is the sum of our tangible capital assets plus inventories to the total average net book value of the tangible capital assets plus inventory of the Titan group as of the end of the last fiscal year and as of the final day of each calendar quarter in the current fiscal year. Titan may adjust its fees based upon its assessment of our relative use of these services.

    The initial term of the Corporate Services Agreement expires on March 29, 2001. This agreement renews automatically unless we elect not to renew by giving Titan notice. If the agreement is terminated, we cannot guarantee that we will be able to replace these services in a timely manner or at comparable cost.

TAX ALLOCATION AGREEMENT

    As long as Titan maintains beneficial ownership of at least 80% of the total voting power of our capital stock and 80% of the total value of our outstanding common stock, we will be included in Titan's consolidated federal income tax returns. Following completion of this offering, we expect to file separate federal income tax returns.

    We and Titan have entered into a Tax Allocation Agreement. Under the Tax Allocation Agreement, we have agreed to pay to the applicable tax authorities an amount generally equal to the tax liability that we would have incurred if we had prepared and filed a separate return. Titan has broad discretion in determining the amount of separate taxable income and tax liability that we would realize on such a separate return. In computing this separate tax liability, our tax attributes, including net operating loss and tax credit carryovers, will be deemed to be the amount that we would have had if we had always owned the businesses transferred to us by Titan.

    As a member of the Titan group for purposes of filing consolidated federal income tax returns, we will be liable for the federal income tax of the Titan group if Titan or any member of the group fails to pay its taxes. Titan will indemnify us against any taxes for which Titan is liable and any costs and expenses arising out of Titan's failure to pay its share of taxes.

FACILITIES AGREEMENT

    We have subleased approximately 26,000 square feet in Reston, Virginia from Titan. Under the Facilities Agreement, Titan provides us rent, maintenance, property taxes, utilities, landlord pass-through expenses, property insurance, reception desk services, telephone services and centralized mail and postage and other services. We pay Titan an annual fee determined by our percentage of Titan's annual costs for this facility. Our percentage is based upon the percentage of the total square feet in the facility that we occupy.

ALLOCATED COSTS


    Tax administrative, corporate services and facilities costs were $284,000 for the year ended December 31, 1997, $230,000 for the year ended December 31, 1998 and $438,000 for the year ended December 31, 1999. Because the Corporate Services Agreement, Tax Allocation Agreement and Facilities Agreement were not in place for any of the years then ended, these costs were allocated to us by Titan. Had the Corporate Services Agreement, Tax Allocation Agreement and Facilities Agreement been in place for any of the years then ended, the costs allocated to us by Titan for those years would have been determined pursuant to the provisions of those agreements. Our tax administrative, corporate services and facilities costs were $425,000 for the first six months of 2000. Each of the Corporate Services Agreement, Tax Allocation Agreement and Facilities Agreement became effective on March 29, 2000, so our tax administrative, corporate services and facilities costs for the first six months of 2000 were allocated to us by Titan until such date, and thereafter were determined pursuant to the provisions of those agreements.


SUBORDINATED PROMISSORY NOTE


    As of August 7, 2000, we owed approximately $70.8 million to Titan under a subordinated, unsecured promissory note. We can have a maximum of $80.0 million of indebtedness outstanding under this promissory note at any one time. The promissory note is due in December 2004 and bears interest, payable quarterly, at the greater of the rate of 10% per annum or Titan's effective weighted average interest rate under its senior credit facility, subject to applicable limits on interest rates established by law. Titan's effective weighted average interest rate is calculated at any given period of time by multiplying the daily balance of Titan's total bank debt outstanding times the applicable interest rate for that day, which yields an interest expense for that day. The sum of the daily interest expense amounts is divided by the sum of the daily balances of the total bank debt outstanding to yield a daily effective weighted average interest rate which is then multiplied by 365 to yield an annual effective weighted average interest rate. As of August 7, 2000, our interest rate on the promissory note was 10% per annum. We can prepay amounts outstanding under the promissory note at any time without penalty. We may, with Titan's approval, prepay amounts outstanding under the promissory note with the net proceeds of any asset sales we make that are not in the ordinary course of business or if we obtain a credit facility from a third party lender and the facility permits the use of proceeds to repay existing indebtedness. We cannot use any of the proceeds of this offering to pay amounts outstanding under the promissory note or under any indebtedness we incur to refinance the promissory note.



LEASE



    In January 2000 we leased approximately 50,000 square feet in San Diego from TIPAC-I, L.P., an entity affiliated with Titan. The lease requires future minimum lease payments of approximately $6.1 million over 7 years. There is additional space in the facilities. If the space becomes vacant, we could be obligated to lease it and pay an additional $0.7 million over the 7 year lease. Titan is a guarantor on this lease.

                             PRINCIPAL STOCKHOLDERS

    The following table contains information about the beneficial ownership of our Class A common stock before and after our initial public offering for:

    - each person who beneficially owns more than five percent of the Class A common stock;

    - each of our directors;

    - each of our named executive officers; and

    - all directors and executive officers as a group.

    Unless otherwise indicated, the address for each person or entity named below is c/o Cayenta, Inc., 5910 Pacific Center Blvd., San Diego, CA 92121-6301.


    In calculating beneficial ownership percentages, we assumed all 20,650,000 shares of Class B common stock outstanding as of August 7, 2000 were converted into 20,650,000 shares of Class A common stock, so that 22,335,985 shares of Class A common stock were outstanding as of such date. We also accounted for the 4,842,425 shares of Class A common stock that are issuable upon the conversion of all of our outstanding preferred stock upon the closing of this offering, so we based our beneficial ownership percentage calculations on 27,178,410 shares of Class A common stock outstanding as of August 7, 2000.


    Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table below have sole voting and investment power with respect to all shares of Class A common stock shown as beneficially owned by them.


    The table assumes no exercise of the underwriters' over-allotment option. If the underwriters' over-allotment option is exercised in full, we will sell up to an aggregate of 975,000 additional shares of our common stock, and up to 34,653,410 shares of common stock will be outstanding after the completion of this offering.



                                                                  NUMBER OF
                                                              SHARES OF CLASS A
                                                                 COMMON STOCK       PERCENTAGE OWNED
                                                              BENEFICIALLY OWNED   -------------------
TITAN, DIRECTORS AND                                          ------------------   PRIOR TO    AFTER
NAMED EXECUTIVE OFFICERS                                            NUMBER         OFFERING   OFFERING
------------------------                                      ------------------   --------   --------
The Titan Corporation.......................................      20,650,000(1)      76.0%      59.6%
  3033 Science Park Road
  San Diego, CA 92121
Transnational Partners II, LLC..............................       4,842,425(2)      17.8%      14.0%
David P. Porreca............................................       2,737,549(3)      10.0%       7.9%
Gene W. Ray.................................................         154,875(4)         *          *
Curtis R. Smith.............................................          49,043(5)         *          *
Gregory R. Smith............................................       1,846,543(6)       6.8%       5.3%
Robert E. La Blanc..........................................           5,162(7)         *          *
Paul Melchiorre.............................................               0            *          *
John C. Arme................................................               0            *          *
All directors and officers as a group (12 persons)..........       4,942,884(8)      18.0%      14.1%


--------------------------

*   Represents beneficial ownership of less than 1%.

(1) Represents shares of Class A common stock issuable upon conversion of 20,650,000 shares of Class B common stock currently held by Titan. Titan has pledged its shares of our Class B common stock as security for its obligations under its credit facility. If an unremedied default occurs under that credit facility, the bank group could cause all the shares of our Class B common stock held by Titan to be registered in the name of its agent, which would result in a change of control of us.


(2) Consists of 4,842,425 shares of Class A common stock issuable upon conversion of 2,345,000 shares of preferred stock currently held by Transnational Partners II. Mr. Porreca and Mr. Smith own 55.2% and 36.8%, respectively, of Transnational Partners II.



(3) Includes 64,531 shares issuable upon exercise of options exercisable within 60 days of August 7, 2000 and 2,673,018 shares of Class A common stock issuable upon conversion of 1,294,440 shares of preferred stock held by Transnational Partners II that Mr. Porreca may be deemed to have beneficial ownership of based on his 55.2% interest in Transnational Partners II. These options are exercisable at a price per share of $0.18, and vest 25% after one year and 25% each year for three years thereafter on the applicable anniversary date of the beginning of their vesting period.



(4) Includes 51,625 shares issuable upon exercise of options exercisable within 60 days of August 7, 2000. These options are exercisable at a price per share of $0.18, and vest 25% after one year and 25% each year for three years thereafter on the applicable anniversary date of the beginning of their vesting period.



(5) Includes 49,043 shares issuable upon exercise of options exercisable within 60 days of August 7, 2000. These options are exercisable at a price per share of $0.18, and vest 25% after one year and 25% each year for three years thereafter on the applicable anniversary date of the beginning of their vesting period.



(6) Includes 64,531 shares issuable upon exercise of options exercisable within 60 days of August 7, 2000 and 1,782,012 shares of Class A common stock issuable upon conversion of 862,960 shares of preferred stock held by Transnational Partners II that Mr. Smith may be deemed to have beneficial ownership of based on his 36.8% interest in Transnational Partners II. These options are exercisable at a price per share of $0.18, and vest 25% after one year and 25% each year for three years thereafter on the applicable anniversary date of the beginning of their vesting period.



(7) Includes 5,162 shares issuable upon exercise of options exercisable within 60 days of August 7, 2000. These options are exercisable at a price per share of $0.18, and vest 25% after one year and 25% each year for three years thereafter on the applicable anniversary date of the beginning of their vesting period.



(8) Includes 332,979 shares issuable upon exercise of options exercisable within 60 days of August 7, 2000 and 4,455,030 shares of Class A common stock issuable upon conversion of 2,157,400 shares of preferred stock held by Transnational Partners II that Mr. Porreca and Mr. Smith may be deemed to have beneficial ownership of based on their respective 55.2% and 36.8% interests in Transnational Partners II. These options are exercisable at a price per share of $0.18, and vest 25% after one year and 25% each year for three years thereafter on the applicable anniversary date of the beginning of their vesting period.

                          DESCRIPTION OF CAPITAL STOCK


    Our authorized capital stock consists of 250,000,000 shares of Class A common stock, $0.001 par value per share, 103,250,000 shares of Class B common stock, $0.001 par value per share, and 17,345,000 shares of preferred stock, $0.001 par value per share, 2,345,000 of which shares are designated Series A preferred stock. These figures for our authorized Class A and Class B common stock reflect the increases in our authorized common stock described in the "Capitalization" section of this prospectus. As of the date hereof, 1,685,985 shares of our Class A common stock, 20,650,000 shares of our Class B common stock and 2,345,000 shares of our Series A preferred stock are issued and outstanding. All of our Class B common stock is held by Titan. Upon completion of this offering, all of our outstanding Series A preferred stock will convert into 4,842,425 shares of Class A common stock. We also have 1,023,827 shares of Class A common stock subject to warrants outstanding. Of the 250,000,000 shares of Class A common stock authorized, 6,500,000 are being offered in this offering, 103,250,000 shares will be reserved for issuance upon conversion of Class B common stock into Class A common stock and 7,124,250 shares have been reserved for issuance pursuant to certain employee benefits plans. An additional 975,000 shares of Class A common stock will be offered in this offering if the underwriters' over-allotment is exercised in full.


COMMON STOCK

    VOTING RIGHTS. The holders of Class A common stock and Class B common stock generally have identical rights except that holders of Class A common stock are entitled to one vote per share while holders of Class B common stock are entitled to ten votes per share on all matters to be voted on by stockholders. Holders of shares of Class A common stock and Class B common stock are not entitled to cumulate their votes in the election of directors. Generally, all matters to be voted on by stockholders must be approved by a majority of the votes entitled to be cast by all shares of Class A common stock and Class B common stock present in person or represented by proxy, voting together as a single class, subject to any voting rights granted to holders of any preferred stock. Except as otherwise provided by law, and subject to any voting rights granted to holders of any outstanding preferred stock, amendments to our certificate of incorporation generally must be approved by a majority of the combined voting power of all Class A common stock and Class B common stock voting together as a single class. However, amendments to our certificate of incorporation that would alter or change the powers, preferences or special rights of the Class A common stock or the Class B common stock so as to affect them adversely also must be approved by a majority of the votes entitled to be cast by the holders of the shares affected by the amendment, voting as a separate class. Notwithstanding the foregoing, any amendment to our certificate of incorporation to increase the authorized shares of any class or authorize the creation, authorization or issuance of any securities convertible into, or warrants or options to acquire, shares of any class or classes of stock shall be approved by the affirmative vote of the holders of a majority of the Class A common stock and Class B common stock, voting together as a single class.

    Effective as of the first time at which Titan shall cease to be the beneficial owner of an aggregate of at least a majority of the voting power of the voting stock of Cayenta then outstanding, amendments to certain provisions of the certificate of incorporation will require the approval of 80% of the combined voting power of all Class A common stock and Class B common stock, voting together as a single class.

    DIVIDENDS. Holders of Class A common stock and Class B common stock will share in an equal amount per share in any dividend declared by the board of directors, subject to any preferential rights of any outstanding preferred stock. Dividends consisting of shares of Class A common stock and Class B common stock may be paid only as follows: (1) shares of Class A common stock may be paid only to holders of Class A common stock and shares of Class B common stock may be paid only to holders of Class B common stock and (2) shares shall be paid proportionally with respect to each outstanding share of Class A common stock and Class B common stock.

    CONVERSION. Each share of Class B common stock is convertible at the holder's option into one share of Class A common stock. Additionally, each share of Class B common stock shall automatically convert into one share of Class A common stock if at any time prior to a tax-free spin-off the number of outstanding shares of Class B common stock owned by Titan, any of its subsidiaries, any single unrelated person who receives shares of Class B common stock representing more than 50% of our outstanding common stock from Titan or any of its subsidiaries in a single transaction, or any subsidiary of that unrelated person represents less than 50% of the total voting power of Cayenta. We refer to any such unrelated person herein as a "Class B transferee".

    Except as provided below, any shares of Class B common stock transferred to a person other than Titan or any of its subsidiaries or any Class B transferee shall automatically convert to shares of Class A common stock upon such disposition. Shares of Class B common stock representing more than 50% of the outstanding common stock of Cayenta transferred by Titan or any of its subsidiaries in a single transaction to a Class B transferee or any subsidiary of the Class B transferee shall not automatically convert to shares of Class A common stock upon such disposition. Any shares of Class B common stock retained by Titan or its subsidiaries following any such transfer of shares of Class B common stock to the Class B transferee shall automatically convert into shares of Class A common stock upon such transfer.

    If Cayenta later determines that it is in its best interest to have Titan spin-off its Class B common stock to the stockholders of Titan and Titan elects to effect the spin-off, then the Class B common stock shall no longer be convertible into shares of Class A common stock at the option of the holder thereof. The shares of Class B common stock shall automatically convert into shares of Class A common stock on the fifth anniversary of the tax-free spin-off, unless prior to such transaction, Titan, or the Class B transferee, as the case may be, delivers to Cayenta an opinion of counsel reasonably satisfactory to Cayenta to the effect that (1) such conversion could adversely affect the ability of Titan, or the Class B transferee, as the case may be, to obtain a favorable ruling from the Internal Revenue Service that the transfer would be a tax-free spin-off or (2) the Internal Revenue Service has adopted a general non-ruling policy on tax-free spin-offs and that such conversion could adversely affect the status of the transaction as a tax-free spin-off, in which case no such conversion shall take place.

    OTHER RIGHTS. On liquidation, dissolution or winding up of Cayenta, after payment in full of the amounts required to be paid to holders of preferred stock, if any, all holders of common stock, regardless of class, are entitled to share ratably in any assets available for distribution to holders of shares of common stock. No shares of either class of common stock are subject to redemption or have preemptive rights to purchase additional shares of common stock. Upon consummation of the offering, all the outstanding shares of Class A common stock and Class B common stock will be legally issued, fully paid and nonassessable.

PREFERRED STOCK

    Upon the closing of this offering, all outstanding shares of preferred stock will be converted into 4,842,425 shares of Class A common stock. Under our certificate of incorporation, the board has the authority, without further action by stockholders, to designate shares of preferred stock in one or more series and to fix the rights, preferences, privileges, qualifications and restrictions granted to or imposed upon the preferred stock, including dividend rights, conversion rights, voting rights, rights and terms of redemption, liquidation preference and sinking fund terms, any or all of which may be greater than the rights of the common stock. The issuance of preferred stock could adversely affect the voting power of holders of common stock and reduce the likelihood that common stockholders will receive dividend payments and payments upon liquidation. The issuance could have the effect of decreasing the market price of the common stock. The issuance of preferred stock also could have the effect of delaying, deterring or preventing a change in control of Cayenta. We have no present plans to issue any additional shares of preferred stock.

REGISTRATION RIGHTS

    TRANSNATIONAL PARTNERS II REGISTRATION RIGHTS. In connection with that certain Asset Purchase Agreement dated as of January 1, 1999, between us and Transnational Partners II, we granted registration rights to these investors covering the 4,842,425 shares of our Class A common stock that their preferred stock will convert into upon the closing of the offering. These investors have "piggyback" registration rights. If we propose to register any of our securities under the Securities Act, the investors may require us to use our best efforts to include all or a portion of their registrable securities in such registration. The managing underwriter, if any, of any such offering will have the right to limit or exclude registrable securities from such registration. In connection with this offering, Transnational Partners II waived their right to our obligations under the above mentioned registration rights to cause their shares of our Class A common stock to be included in this offering and to comply with the specific notice requirements of the registration rights with respect to this offering.

    ASSIST CORNERSTONE REGISTRATION RIGHTS. In connection with the Assist Cornerstone transaction and pursuant to the Investor Rights Agreement between us, Titan and the shareholders of Assist Cornerstone, holders of an aggregate of 1,066,485 shares of our Class A common stock have registration rights and can require us to file no more than one registration statement on Form S-3. We are not required to affect any registrations on Form S-3 unless the aggregate price to the public is $4.0 million or more. These investors also have "piggyback" registration rights. Other than pursuant to this initial public offering, if we propose to register any of our securities under the Securities Act, the investors may require us to use our best efforts to include all or a portion of their registrable securities in such registration. The managing underwriter, if any, of any such offering will have the right to limit or exclude registrable securities from such registration. All of these registration rights will terminate on the earlier of December 13, 2004 or the date on which an investor may sell all of its or his shares under Rule 144(k) of the Securities Act or during any 90-day period under Rule 144 of the Securities Act.

    BATCHELDER & PARTNERS REGISTRATION RIGHTS. In connection with the engagement of Batchelder & Partners, Inc. for certain advisory and consulting services, we granted Batchelder warrants to purchase up to 1,023,827 shares of our Class A common stock. The shares of Class A common stock issuable upon exercise of these warrants have certain registration rights. These registration rights can require us to file no more than one registration statement on Form S-3. We are not required to affect any registrations on Form S-3 unless the aggregate price to the public is $4.0 million or more. These investors also have "piggyback" registration rights. Other than pursuant to this initial public offering, if we propose to register any of our securities under the Securities Act, the investors may require us to use our best efforts to include all or a portion of their registrable securities in such registration. The managing underwriter, if any, of any such offering will have the right to limit or exclude registrable securities from such registration. All of these registration rights will terminate on the earlier of December 13, 2004 or the date on which an investor may sell all of its or his shares under Rule 144(k) of the Securities Act or during any 90-day period under Rule 144 of the Securities Act.

    PENTON REGISTRATION RIGHTS. As part of our entering into a series of agreements with Penton Media, Inc., we entered into an Investor Rights Agreement, under which holders of an aggregate of 516,250 shares of our Class A common stock have registration rights and can require us to file no more than one registration statement on Form S-3. We are not required to affect any registrations on Form S-3 unless the aggregate price to the public is $4.0 million or more. These investors also have "piggyback" registration rights. Other than pursuant to this initial public offering, if we propose to register any of our securities under the Securities Act, the investors may require us to use our best efforts to include all or a portion of their registrable securities in such registration. The managing underwriter, if any, of any such offering will have the right to limit or exclude registrable securities from such registration. All of these registration rights will terminate on the earlier of March 30, 2005 or the date on which an investor may sell all of its or his shares under Rule 144(k) of the Securities Act or during any 90-day period under Rule 144 of the Securities Act.

    All registration expenses incurred in connection with the above registrations would be borne by us, including, without limitation, all fees and disbursements of counsel for the selling investors. Each selling investor would pay all underwriting discounts and selling commissions applicable to the sale of his or its registrable securities, as well as any fees and disbursements of counsel.

ANTI-TAKEOVER PROVISIONS

    DELAWARE LAW. We are governed by the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a public Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sale or other transactions resulting in a financial benefit to the stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns or, within three years, did own, 15% or more of the corporation's voting stock. The statute could have the effect of delaying, deferring or preventing a change in our control.

    CERTIFICATE OF INCORPORATION AND BYLAW PROVISIONS. Our certificate of incorporation and bylaws, provide that the board of directors will be divided into three classes of directors, with each class serving a staggered three-year term. The classification system of electing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of us and may maintain the composition of the board of directors, as the classification of the board of directors generally increases the difficulty of replacing a majority of directors. Our certificate provides that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing. In addition, our bylaws provide that special meetings of our stockholders may be called only by the Chairman of the board of directors, our Chief Executive Officer, or by the board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors. Our certificate also specifies that the authorized number of directors may be changed only by resolution of the board of directors and does not include a provision for cumulative voting for directors. Under cumulative voting, a minority stockholder holding a sufficient percentage of a class of shares may be able to ensure the election of one or more directors. These and other provisions contained in our amended certificate and bylaws could delay or discourage certain types of transactions involving an actual or potential change in control of us or our management, including transactions in which stockholders might otherwise receive a premium for their shares over then current prices. Such provisions could also limit the ability of stockholders to remove current management or approve transactions that stockholders may deem to be in their best interests and could adversely affect the price of our common stock.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for our Class A common stock is American Stock Transfer & Trust Co.

THE NASDAQ STOCK MARKET'S NATIONAL MARKET

    We have applied to list our Class A common stock on The Nasdaq National Market under the trading symbol "CYTA."

                        SHARES ELIGIBLE FOR FUTURE SALE

    Prior to this offering, there has been no market for our Class A common stock, and we cannot assure you that a significant public market for our Class A common stock will develop or be sustained after this offering. As described below, no shares currently outstanding will be available for sale immediately after this offering due to certain contractual and securities law restrictions on resale. If a substantial number of shares of our Class A common stock are sold in the public market after the restrictions lapse or are waived, the increase in the number of shares of our Class A common stock in the public market could decrease the price of our Class A common stock and adversely affect our ability to raise equity capital in the future.

    Upon completion of this offering, we will have 13,028,410 outstanding shares of our Class A common stock, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options. Of these shares, the shares offered for sale through the underwriters will be freely tradable without restriction under the Securities Act unless purchased by our affiliates or covered by a separate lock-up agreement with the underwriters.

    The remaining 6,528,410 shares of our Class A common stock held by existing stockholders are restricted securities. We also have outstanding
20,650,000 shares of our Class B common stock, all of which is held by Titan and is convertible at Titan's option into shares of our Class A common stock on a one-to-one basis. If Titan were to convert its Class B shares into Class A shares, all of the Class A shares it would receive upon such conversion would also be restricted securities. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration described below under Rules 144, 144(k) or 701 promulgated under the Securities Act.

    As a result of the lock-up agreements and the provisions of Rules 144, 144(k) and 701 described below, these restricted shares will be available for sale in the public market as follows:

    - no shares may be sold prior to 180 days from the date of this prospectus;

    - 4,945,675 shares of our Class A common stock will have been held long enough to be sold under Rule 144 or Rule 701 beginning 181 days after the date of this prospectus; and

    - the remaining shares may be sold under Rule 144 or 144(k) once they have been held for the required time.

    LOCK-UP AGREEMENTS. Stockholders who hold 6,453,023 shares of our Class A common stock and Titan have signed lock-up agreements whereby each has agreed not to transfer or dispose of, directly or indirectly, any shares of our Class A common stock or any securities convertible into or exercisable or exchangeable for shares of our Class A common stock, for a period of 180 days after the date the registration statement of which this prospectus is a part is declared effective. Transfers or dispositions can be made sooner with the prior written consent of Credit Suisse First Boston Corporation. Titan's lock-up agreement covers the 20,650,000 shares of our Class B common stock that it holds. Credit Suisse First Boston Corporation may waive the lock-up restrictions at its sole discretion at any time without notice.

    RULE 144. In general, under Rule 144, a person who has beneficially owned restricted securities for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

    - 1% of the number of shares of our Class A common stock then outstanding which will equal approximately 130,284 shares immediately after this offering; or

    - the average weekly trading volume of our common stock on The Nasdaq Stock Market's National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

    Sales under Rule 144 are also limited by manner-of-sale provisions and notice requirements and requirements regarding the availability of current public information about us.

    RULE 144(k). Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years is entitled to sell these shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144 discussed above.

    RULE 701. In general, under Rule 701, any of our employees, consultants or advisors who purchases or receives shares from us under a compensatory stock purchase plan or option plan or other written agreement will be eligible to resell their shares beginning 90 days after the date of this prospectus. Non-affiliates will be able to sell their shares subject only to the manner-of-sale provisions of Rule 144. Affiliates will be able to sell their shares without compliance with the holding period requirements of Rule 144.

    REGISTRATION RIGHTS. Giving effect to the conversion of all of our outstanding preferred stock into 4,842,425 shares of Class A common stock and the exercise of warrants outstanding to purchase 1,023,827 shares of Class A common stock, we will have, upon completion of this offering, 14,052,237 shares of Class A common stock outstanding. Holders of 7,448,987 of these shares will be entitled to rights with respect to the registration of their shares under the Securities Act. See "Description of Capital Stock--Registration Rights." Except for shares purchased by our affiliates, registration of their shares under the Securities Act would result in these shares becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of the registration.

    STOCK OPTIONS. Immediately after this offering, we intend to file a registration statement under the Securities Act covering the shares of our Class A common stock reserved for issuance upon exercise of outstanding options. The registration statement is expected to be filed and become effective as soon as practicable after the closing of this offering. Accordingly, shares registered under the registration statement will be available for sale in the open market beginning 181 days after the effective date of the registration statement of which this prospectus is a part, except with respect to Rule 144 volume limitations that apply to our affiliates.

                                  UNDERWRITING


    Under the terms and subject to the conditions contained in an underwriting
agreement dated             , 2000, we have agreed to sell to the underwriters
named below the following respective numbers of shares of Class A common stock set forth opposite their names. Credit Suisse First Boston Corporation, Donaldson, Lufkin & Jenrette Securities Corporation and A.G. Edwards &
Sons, Inc. are acting as representatives of the underwriters:


                                                               Number
                        Underwriters                          of shares
                        ------------                          ---------
    Credit Suisse First Boston Corporation..................
    Donaldson, Lufkin & Jenrette Securities Corporation.....
    A.G. Edwards & Sons, Inc................................

                                                              ---------
    Total...................................................  6,500,000
                                                              =========

    The underwriting agreement provides that the underwriters are obligated to purchase all the shares of our Class A common stock in the offering if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults the purchase commitments of non-defaulting underwriters may be increased or the offering of our Class A common stock may be terminated.

    We have granted to the underwriters a 30-day option to purchase on a pro rata basis up to 975,000 additional shares of Class A common stock from us at the initial public offering price less the underwriting discounts and commissions. The option may be exercised only to cover any over-allotments of our Class A common stock.

    The underwriters propose to offer the shares of our Class A common stock initially at the public offering price on the cover page of this prospectus and
to selling group members at that price less a concession of $     per share. The
underwriters and selling group members may allow a discount of $     per share
on sales to other broker/dealers. After the initial public offering, the public offering price and concession and discount to broker/dealers may be changed by the representatives.

    The following table summarizes the compensation and estimated expenses of
$     that we will pay. The underwriting fee will be equal to the public offering price per share of the Class A common stock less the amount paid by the underwriters to us per share of Class A common stock. The
underwriting discount per share will be equal to     % of the initial public
offering price per share of Class A common stock.

                                                       Per share                           Total
                                            -------------------------------   -------------------------------
                                               Without            With           Without            With
                                            over-allotment   over-allotment   over-allotment   over-allotment
                                            --------------   --------------   --------------   --------------
Underwriting discounts and commissions
  paid by us..............................      $                $              $                $
Expenses payable by us....................      $0.25            $0.22          $1,650,000       $1,650,000

    The following are the expenses payable by us in connection with this offering of our Class A common stock:

    - registration fees of approximately $25,000 that we paid to the Commission for the Class A common stock being offered hereby;


    - filing fees of approximately $10,000 that we have paid to the National Association of Securities Dealers, Inc. in connection with its review of this offering's underwriting arrangements;


    - application fees of $87,000 that we will pay to apply to list our Class A common stock on The Nasdaq Stock Market's National Market;

    - estimated fees and expenses of $500,000 for each of our accountants, counsel, and printer;

    - estimated fees and expenses of $5,000 for qualifying the Class A common stock offered hereby under state securities laws;

    - estimated fees and expenses of $3,000 for our transfer agent and registrant; and

    - estimated miscellaneous costs of approximately $19,000.

    The underwriters have informed us that they do not expect sales to accounts over which any underwriter exercises discretionary authority to exceed five percent of the shares of our Class A common stock being offered.


    We and Titan have agreed that we and Titan will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Commission a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any such offer, sale, pledge, disposition or filing, without the prior written consent of Credit Suisse First Boston Corporation for a period of 180 days after the date of this prospectus. Notwithstanding the above restrictions, issuances pursuant to the conversion or exchange of convertible or exchangeable securities or the exercise of warrants or options outstanding prior to the date of this prospectus and grants of employee stock options pursuant to the terms of a plan in effect on the date of this prospectus are permitted. Credit Suisse First Boston Corporation may waive such lock-up restrictions at its sole discretion at any time without notice.



    Our officers and directors and some of our existing stockholders, holding in the aggregate 6,453,023 shares or 98.8% of our Class A common stock outstanding prior to this offering, have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any such aforementioned transaction is to be settled by delivery of our common stock or such other securities, in cash or otherwise, or publicly disclose the intention to make such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of

Credit Suisse First Boston Corporation. These lock-up agreements will remain in effect for a period of 180 days after the date of this prospectus. Credit Suisse First Boston Corporation may waive such lock-up restrictions at its sole discretion at any time without notice.



    The underwriters have reserved for sale, at the initial public offering price up to 650,000 shares of common stock for employees, directors and other persons associated with us and Titan. The number of shares available for sale to the general public in the offering will be reduced to the extent these persons purchase such reserved shares. Any of these reserved shares that are not purchased will be offered by the underwriters to the general public on the same terms as the other shares.


    We and Titan have agreed to indemnify the underwriters against liabilities under the Securities Act, or to contribute to payments which the underwriters may be required to make in that respect.

    We have applied to list our Class A common stock on The Nasdaq Stock Market's National Market under the trading symbol "CYTA."

    Prior to this offering, there has been no public market for our Class A common stock. The initial public offering price will be determined by negotiation between us and the representatives. The principal factors to be considered in determining the public offering price include the following:

    - the information included in this prospectus and otherwise available to the representatives;

    - market conditions for initial public offerings;

    - the history and the prospects for the industry in which we will compete;

    - the ability of our management;

    - the prospects for our future earnings;

    - the present state of our development and our current financial condition;

    - the general condition of the securities markets at the time of this offering; and

    - the recent market prices of, and the demand for, publicly traded common stock of generally comparable companies.

    We can offer no assurance that the initial public offering price will correspond to the price at which our Class A common stock will trade in the public market subsequent to the offering or that an active trading market for our Class A common stock will develop and continue after the offering.


    A prospectus in electronic format may be made available on the web sites maintained by one or more of the underwriters participating in this offering. The underwriters may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives of the underwriters to underwriters that may make Internet distributions on the same basis as other allocations.



    In connection with the offering the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions, and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934.



    - Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.



    - Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any short position by either exercising their over-allotment option and/or purchasing share in the open market.

    - Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option--a naked short position--that position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.



    - Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.



These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock. As a result the price of the common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

                          NOTICE TO CANADIAN RESIDENTS

RESALE RESTRICTIONS

    The distribution of our Class A common stock in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of common stock are effected. Accordingly, any resale of our Class A common stock in Canada must be made in accordance with applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with available statutory exemptions or pursuant to a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of our Class A common stock.

REPRESENTATIONS OF PURCHASERS

    Each purchaser of our Class A common stock in Canada who receives a purchase confirmation will be deemed to represent to us and the dealer from whom such purchase confirmation is received that: (1) such purchaser is entitled under applicable provincial securities laws to purchase our Class A common stock without the benefit of a prospectus qualified under such securities laws,
(2) where required by law, such purchaser is purchasing as principal and not as agent, and (3) such purchaser has reviewed the text above under "Resale Restrictions."

RIGHTS OF ACTION (ONTARIO PURCHASERS)

    The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by Ontario securities law. As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

ENFORCEMENT OF LEGAL RIGHTS

    All of the issuer's directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgment obtained in Canadian courts against such issuer or persons outside of Canada.

NOTICE TO BRITISH COLUMBIA RESIDENTS

    A purchaser of common stock to whom the SECURITIES ACT (British Columbia) applies is advised that such purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any common stock acquired by such purchaser pursuant to this offering. Such report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from us. Only one such report must be filed in respect of common stock acquired on the same date and under the same prospectus exemption.

TAXATION AND ELIGIBILITY FOR INVESTMENT

    Canadian purchasers of our Class A common stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in the common stock in their particular circumstances and with respect to the eligibility of the common stock for investment by the purchaser under relevant Canadian legislation.

                                 LEGAL MATTERS

    Cooley Godward LLP, San Diego, California will pass upon the validity of the shares of our Class A common stock offered by this prospectus for us. The underwriters have been represented by Stoel Rives LLP, Seattle, Washington.

                                    EXPERTS

    The consolidated financial statements of Cayenta, Inc. as of December 31, 1998 and 1999 and for each of the three years in the period ended December 31, 1999, the financial statements of Transnational Partners II, LLC for the period from February 9, 1997 (commencement of operations) through December 31, 1997 and for the year ended December 31, 1998 and the financial statements of JB Systems, Inc. (d.b.a. Mainsaver), for each of the two years in the period ended
December 31, 1998 and for the ten months ended October 31, 1999, included in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

    The financial statements of Assist Cornerstone Technologies, Inc. as of December 12, 1999 and December 31, 1998, and for the period ended December 12, 1999 and for each of the two years in the period ended December 31, 1998, included in this prospectus and registration statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

    The consolidated financial statements of SFG Technologies, Inc. as of December 21, 1999 and December 31, 1998 and for the period from January 1, 1999 to December 21, 1999 and for the eight months ended December 31, 1998 and for the years ended April 30, 1996, 1997 and 1998, included in this prospectus and registration statement have been audited by KPMG LLP, independent auditors, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of such firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

    We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act, with respect to our Class A common stock offered by this prospectus. As permitted by the rules and regulations of the Commission, this prospectus, which is a part of the registration statement, omits certain information, exhibits, schedules and undertakings set forth in the registration statement. For further information pertaining to us and our Class A common stock offered hereby, reference is made to such registration statement and the exhibits and schedules thereto. Statements contained in this prospectus as to the contents or provisions of any contract or other document referred to herein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference. A copy of the registration statement may be inspected without charge at the Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center,
13th Floor, New York, New York 10048. You may obtain information on the operation of the Commission's Public Reference Room by calling the Commission at 1-800-SEC-0330. Copies of all or any part of the registration statement may be obtained from such offices upon the payment of the fees prescribed by the Commission. In addition, registration statements and certain other filings made with the Commission through its Electronic Data Gathering, Analysis and Retrieval ("EDGAR") system, including our registration statement and all exhibits and amendments to our registration statements, are publicly available through the Commission's Web site at http://www.sec.gov.

                                 CAYENTA, INC.

                         INDEX TO FINANCIAL STATEMENTS


                                                                PAGE
                                                              --------
CAYENTA, INC.
  Pro Forma Financial Statements (Unaudited):
    Pro Forma Condensed Combined Statement of Operations
     (Unaudited)............................................     F-2
    Notes to Pro Forma Condensed Combined Financial
     Statements (Unaudited).................................     F-3
  Consolidated Financial Statements:
    Report of Independent Public Accountants................     F-5
    Consolidated Balance Sheets.............................     F-6
    Consolidated Statements of Operations...................     F-7
    Consolidated Statements of Stockholders' Equity.........     F-8
    Consolidated Statements of Cash Flows...................     F-9
    Notes to Consolidated Financial Statements..............    F-10
TRANSNATIONAL PARTNERS II, LLC
  Report of Independent Public Accountants..................    F-24
  Statements of Income......................................    F-25
  Statements of Member's Equity.............................    F-26
  Statements of Cash Flows..................................    F-27
  Notes to Financial Statements.............................    F-28

JB SYSTEMS, INC.
  Report of Independent Public Accountants..................    F-30
  Statements of Operations..................................    F-31
  Statements of Stockholders' Deficit.......................    F-32
  Statements of Cash Flows..................................    F-33
  Notes to Financial Statements.............................    F-34

ASSIST CORNERSTONE TECHNOLOGIES, INC.
  Report of Independent Auditors............................    F-40
  Balance Sheets............................................    F-41
  Statements of Operations..................................    F-42
  Statements of Shareholders' Equity (Deficit)..............    F-43
  Statements of Cash Flows..................................    F-44
  Notes to Financial Statements.............................    F-45

SFG TECHNOLOGIES, INC.
  Auditors Report...........................................    F-55
  Balance Sheets............................................    F-56
  Consolidated Statements of Operations.....................    F-57
  Consolidated Statements of Deficit........................    F-58
  Consolidated Statements of Cash Flows.....................    F-59
  Notes to Consolidated Financial Statements................    F-60

                                 CAYENTA, INC.

              PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

                          YEAR ENDED DECEMBER 31, 1999

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                  (UNAUDITED)

                                                       HISTORICAL
                                    -------------------------------------------------    PRO FORMA
                                                             ASSIST          SFG        ADJUSTMENTS   PRO FORMA
                                    CAYENTA    MAINSAVER   CORNERSTONE   TECHNOLOGIES    (NOTE 4)     COMBINED
                                    --------   ---------   -----------   ------------   -----------   ---------
Revenues..........................  $40,262     $ 6,698      $11,869        $6,749        $     --    $ 65,578
Cost of revenues..................   28,355       1,835        6,265         1,348              --      37,803
                                    -------     -------      -------        ------        --------    --------
  Gross profit....................   11,907       4,863        5,604         5,401              --      27,775
                                    -------     -------      -------        ------        --------    --------

Operating expenses:
  Selling, general and
    administrative................    7,227       5,526        5,915         3,234          10,530 (a)   32,432
  Research and development........       16       1,004          612         2,245              --       3,877
                                    -------     -------      -------        ------        --------    --------
    Total operating expenses......    7,243       6,530        6,527         5,479          10,530      36,309
                                    -------     -------      -------        ------        --------    --------
Income (loss) from operations.....    4,664      (1,667)        (923)          (78)        (10,530)     (8,534)
Interest expense..................    1,740         383          454           337           4,241 (b)    7,155
                                    -------     -------      -------        ------        --------    --------
Income (loss) before tax..........    2,924      (2,050)      (1,377)         (415)        (14,771)    (15,689)
Income tax provision (benefit)....    2,392          --         (138)           --          (1,484)(c)      770
                                    -------     -------      -------        ------        --------    --------
Net income (loss).................  $   532     $(2,050)     $(1,239)       $ (415)       $(13,287)   $(16,459)
                                    =======     =======      =======        ======        ========    ========
Basic earnings (loss) per share...  $  0.05                                                           $  (1.56)
                                    =======                                                           ========
Weighted average shares--basic....   10,047                                                    474      10,521
                                    =======                                               ========    ========
Diluted earnings (loss) per
  share...........................  $  0.04                                                           $  (1.56)(d)
                                    =======                                                           ========
Weighted average
  shares--diluted.................   13,182                                                 (2,661)(d)   10,521
                                    =======                                               ========    ========

    THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THIS UNAUDITED PRO FORMA
                              FINANCIAL STATEMENT.

                                 CAYENTA, INC.

           NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

                                  (UNAUDITED)

1. GENERAL

    Cayenta, Inc. ("Cayenta" or the "Company") was formed as a wholly-owned subsidiary of The Titan Corporation ("Titan") in 1997. Cayenta acquired Transnational Partners II, LLC on January 1, 1999 and three additional companies in 1999 ("the 1999 Acquired Companies") (see Note 3). Effective December 13, 1999, Titan contributed its software integration division to the Company. This transaction has been accounted for as a combination of entities under common control on a historical cost basis in a manner similar to a pooling of interests for all periods presented. The Company is currently a majority-owned subsidiary of Titan.

2. BASIS OF PRESENTATION

    The accompanying unaudited pro forma condensed combined statement of operations is based on adjustments to the historical consolidated financial statements of Cayenta to give effect to the acquisitions described in Note 3 below. The pro forma condensed combined statement of operations assumes the acquisitions were consummated as of the beginning of 1999. The pro forma condensed combined statement of operations is not necessarily indicative of results that would have occurred had the acquisitions been consummated as of the beginning of 1999 or the results that may be attained in the future.

    Certain information normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States has been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission. The pro forma condensed combined statement of operations should be read in conjunction with the historical consolidated financial statements of Cayenta, the historical financial statements of the 1999 Acquired Companies and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere herein.

    The information in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 1999 has been derived from (i) the audited statements of operations of Cayenta for the year ended December 31, 1999 and each of the 1999 Acquired Companies through their respective acquisition dates.

    The financial statements of SFG Technologies are translated from Canadian dollars to U.S. dollars based on the end of the period exchange rate for balance sheet items and average for the period rates for statement of operations data. There are significant differences between U.S. and Canadian GAAP relative to SFG Technologies.

3. ACQUISITIONS

    All acquisitions were accounted for as purchases. Accordingly the operating results are reflected in the consolidated results of Cayenta from the date of acquisition. Summary information on the acquisitions follows:

THE 1999 ACQUIRED COMPANIES

    MAINSAVER. In November 1999, Cayenta acquired JB Systems, Inc., an enterprise asset management, or EAM, company doing business under the name Mainsaver. The Company acquired Mainsaver for $11.7 million in cash, of which $8.2 million was paid at the closing. Of the $3.5 million

                                 CAYENTA, INC.

                                  (UNAUDITED)

3. ACQUISITIONS (CONTINUED)
withheld at the closing, $500,000 was used to satisfy a working capital shortfall and $3.0 million is due in May 2001, after satisfaction of possible additional working capital adjustments or indemnification obligations. In addition, the Company paid approximately $3.4 million to reduce outstanding indebtedness of Mainsaver.

    ASSIST CORNERSTONE. In December 1999, Cayenta acquired Assist Cornerstone, an e-commerce solutions and software company. The Company acquired Assist Cornerstone for 516,000 shares of Cayenta Class A common stock and approximately $12.9 million in cash, of which $9.9 million was paid at the closing. Of the $3.0 million withheld at the closing, $1.7 million was paid in March 2000 and $1.3 million is due in June 2001, after satisfaction of possible working capital adjustments or indemnification obligations. In addition, the Company paid approximately $3.2 million to retire outstanding indebtedness of Assist Cornerstone and redeem all of its outstanding redeemable preferred stock.

    SFG TECHNOLOGIES. In December 1999, Cayenta acquired SFG Technologies, a solutions and software provider focusing on revenue cycle services for the utility industry. The Company acquired SFG Technologies for $11.6 million in cash, of which $9.5 million was paid at the closing. Of the $2.1 million placed into escrow at the closing, $600,000 was released from escrow in March 2000 and $1.5 million is due in June 2001, after satisfaction of possible working capital adjustments or indemnification obligations. In addition, the Company paid approximately $3.1 million to retire outstanding indebtedness of SFG Technologies and redeem all of its outstanding redeemable preferred stock.

    Acquisition costs related to the 1999 Acquired Companies approximated $5.1 million which includes approximately $2.1 million of estimated fair value assigned to 495,800 warrants granted to an investment advisor for certain advisory services performed in connection with these acquisitions. Goodwill related to these acquisitions amounted to approximately $56.9 million and is being amortized over 5 years.

4. ADJUSTMENTS TO HISTORICAL FINANCIAL STATEMENTS

    The following pro forma adjustments have been made to the historical condensed consolidated statement of operations as if the acquisitions described in Note 3 were consummated as of January 1, 1999:

    STATEMENT OF OPERATIONS

        (a) To reflect incremental amortization (on a straight-line basis over 5 years) of goodwill related to the purchase of the 1999 Acquired Companies. The goodwill adjustment was based on total goodwill from the 1999 Acquired companies of $56.9 million, less the amount amortized subsequent to the acquisitions of $850,000.

        (b) To reflect incremental interest expense on advances under our subordinated promissory note to fund the cash portion of the purchase prices of the 1999 Acquired Companies. The incremental interest expense was calculated based on the total cash paid for the 1999 Acquired companies of $45.4 million. The adjustment was based on the period of time before acquisition at an interest rate of 10.0%.

        (c) To reflect the change in income taxes related to pro forma adjustments (excluding goodwill amortization) at an effective tax rate of 35%.

        (d) Pro forma increases in diluted earnings per share reflect the issuance of 2,345,000 convertible preferred shares to former shareholders of TNP and the effect of stock options issued of 790,000 shares. The impact of the 2,345,000 convertible preferred shares and Cayenta's potentially dilutive stock options have been eliminated in the pro forma earnings per share as their impact would be anti-dilutive.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Cayenta, Inc.:


    We have audited the accompanying consolidated balance sheets of Cayenta, Inc. (a Delaware Corporation and a majority-owned subsidiary of The Titan Corporation) and subsidiaries as of December 31, 1998 and 1999, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cayenta, Inc. and subsidiaries as of December 31, 1998 and 1999 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States.

ARTHUR ANDERSEN LLP

San Diego, California
January 31, 2000 (Except with respect
to the matters discussed in Note 12,
as to which the date is March 30, 2000)

                                 CAYENTA, INC.

                          CONSOLIDATED BALANCE SHEETS

                       (IN THOUSANDS, EXCEPT PAR VALUES)


                                                                 DECEMBER 31,
                                                              -------------------    JUNE 30,
                                                                1998       1999        2000
                                                              --------   --------   -----------
                                                                                    (UNAUDITED)
ASSETS
Current Assets:
  Cash......................................................  $    --    $  6,938        2,191
  Accounts receivable.......................................   10,984      14,121       21,336
  Prepaid expenses and other................................       54       2,131        5,733
                                                              -------    --------     --------
    Total current assets....................................   11,038      23,190       29,260
Property and equipment--net.................................      649       3,009       12,640
Goodwill--net...............................................      236      66,552       59,509
Investment in joint venture and other.......................       --       5,319        5,882
                                                              -------    --------     --------
    Total assets............................................  $11,923    $ 98,070      107,291
                                                              =======    ========     ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Accounts payable..........................................  $ 2,634    $  9,256        8,189
  Accrued compensation and benefits.........................      367       2,272        2,276
  Income taxes payable......................................       --       2,934        2,934
  Notes payable.............................................       --       5,473           --
  Other current liabilities.................................        1      11,186        9,679
  Current portion of long-term debt.........................       --         308           --
                                                              -------    --------     --------
    Total current liabilities...............................    3,002      31,429       23,078
                                                              -------    --------     --------
Long-term debt..............................................       --       1,585          454
Deferred income tax liability...............................       15          --           --
Other non-current liabilities...............................       --       5,477        4,665
Subordinated promissory note................................       --      50,389       71,597

Commitments and contingencies
Stockholders' Equity:
Preferred Stock, $.001 par value 17,345 shares authorized
  Series A Convertible Preferred Stock, 2,345 shares
    authorized,
    0, 2,345 and 2,345 issued and outstanding...............       --           2            2
Class A Common Stock, $.001 par value, 100,000 shares
  authorized, 0, 566 and 816 issued and outstanding.........       --           1            1
Class B Common Stock, $.001 par value, 50,000 shares
  authorized,
  10,000, 10,000 and 10,000 issued and outstanding..........       10          10           10
Additional paid-in-capital..................................       83       7,248       16,185
Deferred compensation.......................................      (49)     (1,675)      (1,968)
Parent company investment...................................    5,757          --           --
Cumulative foreign currency translation adjustment..........       --         (33)         (40)
Retained earnings...........................................    3,105       3,637       (6,693)
                                                              -------    --------     --------
    Total stockholders' equity..............................    8,906       9,190        7,497
                                                              -------    --------     --------
    Total liabilities and stockholders' equity..............  $11,923    $ 98,070      107,291
                                                              =======    ========     ========


   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED BALANCE
                                    SHEETS.

                                 CAYENTA, INC.


                     CONSOLIDATED STATEMENTS OF OPERATIONS


                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                         YEAR ENDED            SIX MONTHS ENDED
                                                        DECEMBER 31,               JUNE 30,
                                                 ---------------------------   -----------------
                                                  1997      1998      1999      1999      2000
                                                 -------   -------   -------   -------   -------
                                                                                  (UNAUDITED)
Revenues.......................................  $10,191   $12,095   $40,262    15,393    34,978
Cost of revenues...............................    6,514     7,413    28,355    12,077    15,453
                                                 -------   -------   -------   -------   -------
  Gross profit.................................    3,677     4,682    11,907     3,316    19,525
Selling, general and administrative expenses...    1,705     2,259     7,243     1,979    26,551
                                                 -------   -------   -------   -------   -------
Income (loss) from operations..................    1,972     2,423     4,664     1,337    (7,026)
Interest expense-net...........................      139       204     1,740       502     3,304
                                                 -------   -------   -------   -------   -------
Income (loss) before taxes.....................    1,833     2,219     2,924       835   (10,330)
Income tax provision...........................      734       908     2,392        --        --
                                                 -------   -------   -------   -------   -------
Net income (loss)..............................  $ 1,099   $ 1,311   $   532   $   835   $(10,330)
                                                 =======   =======   =======   =======   =======
Basic earnings (loss) per share................  $  0.11   $  0.13   $  0.05   $  0.08   $  (.97)
                                                 =======   =======   =======   =======   =======
Weighted average shares--basic.................   10,000    10,000    10,047    10,000    10,694
                                                 =======   =======   =======   =======   =======
Diluted earnings (loss) per share..............  $  0.11   $  0.13   $  0.04   $  0.08   $  (.97)
                                                 =======   =======   =======   =======   =======
Weighted average shares--diluted...............   10,030    10,148    13,182    10,735    10,694
                                                 =======   =======   =======   =======   =======


  THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL
                                  STATEMENTS.

                                 CAYENTA, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                 (IN THOUSANDS)

                                                                                                                     CUMULATIVE
                                      SERIES A                                                                         FOREIGN
                                     CONVERTIBLE       COMMON STOCK        ADDITIONAL                     PARENT      CURRENCY
                                      PREFERRED    ---------------------    PAID-IN-      DEFERRED       COMPANY     TRANSLATION
                                        STOCK       CLASS A     CLASS B     CAPITAL     COMPENSATION    INVESTMENT   ADJUSTMENT
                                     -----------   ---------   ---------   ----------   -------------   ----------   -----------
Balances at January 1, 1997........     $ --         $ --        $ 10       $    --        $    --       $ 2,283          --
  Net income.......................       --           --          --            --             --            --          --
  Distribution to Titan, net.......       --           --          --            --             --          (107)         --
                                        ----         ----        ----       -------        -------       -------        ----
Balances at December 31, 1997......       --           --          10            --             --         2,176          --
  Net income.......................       --           --          --            --             --            --          --
  Titan investment, net............       --           --          --            --             --         3,581          --
  Deferred compensation related to
    the issuance of stock
    options........................       --           --          --            83            (83)           --          --
  Amortization of deferred
    compensation...................       --           --          --            --             34            --          --
                                        ----         ----        ----       -------        -------       -------        ----
Balances at December 31, 1998......       --           --          10            83            (49)        5,757          --
  Net income.......................       --           --          --            --             --            --          --
  Deferred compensation related to
    the issuance of stock
    options........................       --           --          --         1,852         (1,852)           --          --
  Amortization of deferred
    compensation...................       --           --          --            --            226            --          --
Foreign currency translation
  adjustment.......................       --           --          --            --             --            --         (33)
Conversion of parent company
  investment into subordinated
  promissory note..................       --           --          --            --             --        (5,757)         --
  Issuance of preferred stock in
    connection with the acquisition
    of TNP.........................        2           --                     1,898             --            --          --
  Issuance of common stock in
    conjunction with exercise of
    stock options..................       --           --          --            18             --            --          --
  Issuance of common stock in
    connection with the acquisition
    of Assist Cornerstone
    Technologies, Inc..............       --            1          --         3,397             --            --          --
                                        ----         ----        ----       -------        -------       -------        ----
Balances at December 31, 1999......        2            1          10         7,248         (1,675)           --         (33)
  Net loss (unaudited).............       --           --          --            --             --            --          --
  Deferred compensation related to
    the issuance of stock options
    (unaudited)....................       --           --          --           564           (518)           --          --
  Amortization of deferred
    compensation (unaudited).......       --           --          --            --            225            --          --
  Foreign currency translation
    adjustment (unaudited).........       --           --          --            --             --            --          (7)
  Issuance of common stock to
    Penton (unaudited).............       --           --          --         8,373             --            --          --
                                        ----         ----        ----       -------        -------       -------        ----
Balances at June 30, 2000
  (unaudited)......................     $  2         $  1        $ 10       $16,185        $(1,968)      $    --        $(40)
                                        ====         ====        ====       =======        =======       =======        ====


                                     RETAINED
                                     EARNINGS    TOTAL
                                     --------   --------
Balances at January 1, 1997........  $   695    $ 2,988
  Net income.......................    1,099      1,099
  Distribution to Titan, net.......       --       (107)
                                     -------    -------
Balances at December 31, 1997......    1,794      3,980
  Net income.......................    1,311      1,311
  Titan investment, net............       --      3,581
  Deferred compensation related to
    the issuance of stock
    options........................       --         --
  Amortization of deferred
    compensation...................       --         34
                                     -------    -------
Balances at December 31, 1998......    3,105      8,906
  Net income.......................      532        532
  Deferred compensation related to
    the issuance of stock
    options........................       --         --
  Amortization of deferred
    compensation...................       --        226
Foreign currency translation
  adjustment.......................       --        (33)
Conversion of parent company
  investment into subordinated
  promissory note..................       --     (5,757)
  Issuance of preferred stock in
    connection with the acquisition
    of TNP.........................       --      1,900
  Issuance of common stock in
    conjunction with exercise of
    stock options..................       --         18
  Issuance of common stock in
    connection with the acquisition
    of Assist Cornerstone
    Technologies, Inc..............       --      3,398
                                     -------    -------
Balances at December 31, 1999......    3,637      9,190
  Net loss (unaudited).............  (10,330)   (10,330)
  Deferred compensation related to
    the issuance of stock options
    (unaudited)....................       --         46
  Amortization of deferred
    compensation (unaudited).......       --        225
  Foreign currency translation
    adjustment (unaudited).........       --         (7)
  Issuance of common stock to
    Penton (unaudited).............       --      8,373
                                     -------    -------
Balances at June 30, 2000
  (unaudited)......................  $(6,693)   $ 7,497
                                     =======    =======


  THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL
                                  STATEMENTS.

                                 CAYENTA, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)


                                                         YEAR ENDED              SIX MONTHS ENDED
                                                        DECEMBER 31,                  JUNE 30
                                               ------------------------------   -------------------
                                                 1997       1998       1999       1999       2000
                                               --------   --------   --------   --------   --------
                                                                                    (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)............................  $ 1,099    $ 1,311    $    532   $    835   $(10,330)
Adjustments to reconcile net income (loss) to
  net cash provided by (used in) operating
  activities:
  Depreciation and amortization..............      375        286       3,900      1,424      7,845
  Deferred income taxes......................       20         10         436         --          4
  Deferred compensation charge...............       --         34         225         --        225
  Foreign currency translation adjustment....       --         --         (33)        --         (7)
Change in operating assets and liabilities,
  net of effects of businesses acquired:
  Accounts receivable........................     (487)    (7,333)     (2,309)    (7,900)    (7,215)
  Prepaid expenses and other.................      (71)        17          77         (5)    (2,169)
  Accounts payable...........................       93      2,541       1,932      2,588     (1,067)
  Income tax payable.........................       --         --       2,934        (52)        --
  Accrued compensation and benefits..........      520       (153)      1,905                     4
  Other accrued liabilities..................     (264)       (42)      6,792        532     (2,566)
                                               -------    -------    --------   --------   --------
    Net cash provided by (used in) operating
      activities.............................    1,285     (3,329)     16,391     (2,578)   (15,276)
                                               -------    -------    --------   --------   --------

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures.........................     (883)      (252)       (975)      (195)   (10,411)
Payment for purchase of businesses, net of
  cash acquired..............................     (295)        --     (48,110)        --     (4,500)
Purchase of investment.......................       --         --      (5,000)        --         --
                                               -------    -------    --------   --------   --------
    Net cash used in investing activities....   (1,178)      (252)    (54,085)      (195)   (14,911)
                                               -------    -------    --------   --------   --------

CASH FLOWS FROM FINANCING ACTIVITIES:
Subordinated promissory note.................       --         --      50,389      2,773     21,208
Proceeds from the sale of stock..............       --         --          --         --      6,373
Payments on debt.............................       --         --          --         --     (2,141)
Titan investment (distribution), net.........     (107)     3,581      (5,757)        --         --
                                               -------    -------    --------   --------   --------
Net cash provided by (used in) financing
  activities.................................     (107)     3,581      44,632      2,773     25,440
                                               -------    -------    --------   --------   --------
Net change in cash...........................       --         --       6,938         --     (4,747)
  Cash at beginning of year..................       --         --          --         --      6,938
                                               -------    -------    --------   --------   --------
  Cash at end of year........................  $    --    $    --    $  6,938   $     --      2,191
                                               =======    =======    ========   ========   ========
Acquisitions of TNP, Mainsaver, Assist and
  SFG:
        Premium paid in excess of assets
          acquired...........................  $    --    $    --    $ 66,408   $     --   $     --
        Notes payable........................       --         --     (10,900)        --         --
        Series A Convertible Preferred
          Stock..............................       --         --      (1,900)        --         --
        Class A common stock.................       --         --      (3,398)        --         --
        Warrants to Financial Advisor........       --         --      (2,100)        --         --
                                               -------    -------    --------   --------   --------
        Cash.................................  $    --    $    --    $ 48,110         --         --
                                               =======    =======    ========   ========   ========


  THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL
                                  STATEMENTS.

                                 CAYENTA, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF THE BUSINESS

    Cayenta, Inc. ("Cayenta" or the "Company") was formed as a wholly-owned subsidiary of The Titan Corporation ("Titan") in 1997. In January 1999, the Company acquired substantially all of the assets and liabilities of Transnational Partners II, LLC ("TNP"), an enterprise application integration consulting company, to broaden its systems integration capabilities and access its customer base. Effective December 13, 1999, Titan contributed its software integration division to the Company. This transaction has been accounted for as a combination of entities under common control on a historical cost basis in a manner similar to a pooling of interests for all periods presented. The Company is currently a majority-owned subsidiary of Titan.

    In September 1999, together with a Sempra Energy subsidiary and modis, the Company established Soliance LLC ("Soliance"), a joint venture that markets and delivers systems and solutions, including total services provider ("TSP") offerings, to the utility industry. The Company owns a 10% equity interest in Soliance which is being accounted for under the cost method. Cayenta has a Management Services Agreement with Soliance pursuant to which the Company provides TSP services to Soliance's customers in the utility industry.

    During late 1999, the Company acquired all of the capital stock of JB Systems, Inc., an enterprise asset management, or EAM, company doing business under the name Mainsaver. Also during late 1999, the Company acquired all of the capital stock of Assist Cornerstone Technologies, Inc., an e-commerce solutions and software company, and SFG Technologies, Inc., a solutions and software company focusing on revenue cycle services for the utility industry.

    Cayenta has historically derived its revenues from application integration and consulting services and from sales of its proprietary software solutions. Historically, the Company has provided services primarily on a fixed-time, fixed-price basis and, to a lesser extent, on a time and materials basis.

    On a historical basis, the Company's principal business risks generally result from its dependence upon a small number of customers and the uncertainties inherent in government contracting. As the Company launches its TSP offering, the Company faces a number of new risks, including but not limited to:

    - The market for TSP offerings is new and undeveloped. Furthermore, the Company has no history of generating revenues from its TSP offering.

    - The development of the Company's TSP offering is highly dependent upon the successful integration of the products recently acquired from Mainsaver, Assist Cornerstone Technologies, Inc., and SFG Technologies, Inc.

    - The Company's TSP strategy will require a significant investment in infrastructure, sales and marketing, processes and solutions. As a result, the Company expects to incur losses for the foreseeable future.

    See "Risk Factors" in the accompanying prospectus for a more complete discussion of risks faced by the Company.

                                 CAYENTA, INC.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    PRINCIPLES OF CONSOLIDATION. The consolidated financial statements include the accounts of Cayenta and its subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation.


    INTERIM RESULTS (UNAUDITED). The accompanying consolidated balance sheet as of June 30, 2000 and the related consolidated statements of operations and of cash flows for the six months ended June 30, 1999 and 2000, and the consolidated statement of stockholders' equity for the six months ended June 30, 2000 are unaudited. In the opinion of management, these statements have been prepared on the same basis as the audited financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of results of the interim periods. The data disclosed in these notes to the financial statements at such dates and for such periods are also unaudited.


    USE OF ESTIMATES. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    REVENUE RECOGNITION. Revenues for consulting services are recorded at the time services are performed, except for fixed-price contracts, which are accounted for using the percentage-of-completion method. Estimated losses on fixed-price contracts are recorded in the period the losses are determinable. In determining the applicability of the percentage of completion method to accounting for fixed price contracts the company considers the risks associated with estimating its costs to complete a contract if the estimate are deemed unreliable or contain a significant degree of risk the company will seek to modify the contract to time and materials or use the completed contract method.

    The Company also generates revenues from licensing the rights to use its software products primarily to end users. The Company further generates revenues from post-contract support (maintenance), consulting and training services performed for customers who license its products.

    Revenues from software license agreements are recognized currently, provided that all of the following conditions are met: a noncancelable license agreement has been signed, the software has been delivered, there are no material uncertainties regarding customer acceptance, collection of the resulting receivable is deemed probable and the risk of concession is deemed remote, and no other significant vendor obligations exist. Revenues from maintenance services are recognized ratably over the term of the maintenance period, generally one year. Maintenance revenues which are bundled with license agreements are unbundled using vendor specific objective evidence.

    DEFERRED REVENUES. Deferred revenues consists principally of customer deposits and payments for software maintenance agreements with customers whereby the Company receives payment in advance of performing the service. Revenues from the contracts is recognized ratably over the contract period.

    FOREIGN CURRENCY TRANSLATION. The financial statements of the Company's one foreign subsidiary are measured using the local functional currency. Assets and liabilities of the subsidiary are translated at exchange rates in effect as of the balance sheet date. Revenues and expenses are translated at average rates of exchange in effect during the year. The resulting cumulative translation adjustments

                                 CAYENTA, INC.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) have been recorded as a separate component of stockholders' equity. Foreign currency transaction gains and losses are included in consolidated net income.

    PROPERTY AND EQUIPMENT. Property and equipment are stated at acquisition cost. Depreciation is provided using the straight-line method, with estimated useful lives of two to eight years for leasehold improvements (or the life of the lease if shorter) and three to seven years for machinery and equipment and furniture and fixtures.

    SOFTWARE DEVELOPMENT COSTS. In accordance with Statement of Financial Accounting Standards No. 86, "Accounting for the costs of computer software to be sold, leased or otherwise marketed", software development costs are capitalized from the time the product's technological feasibility has been established until such time as the product is released for sale to the general public. Amortization of capitalized software is generally recorded on a straight-line basis over four years. No amounts were capitalized in the years ended December 31, 1997, 1998 and 1999.

    GOODWILL. The excess of the cost over the fair value of net assets of purchased businesses ("goodwill") is amortized on a straight-line basis over five years. The Company periodically re-evaluates the original assumptions and rationale utilized in the establishment of the carrying value and estimated lives of its goodwill. The criteria used for these evaluations include management's estimate of the asset's continuing ability to generate positive income from operations and positive cash flow in future periods as well as the strategic significance of the intangible asset to the Company's business objectives.

    IMPAIRMENT OF LONG-LIVED ASSETS. Periodically, the Company reviews for possible impairment of its long-lived assets and certain identifiable intangibles to be held and used. Whenever events or changes in circumstances indicate that the carrying amount of an asset may not be fully recoverable, asset values are adjusted accordingly. In evaluating whether an impairment exists, the Company compares the carrying value of the asset to the estimated undiscounted future cash flows. If an impairment is deemed to exist, the asset's carrying value is adjusted to the present value of its estimated future cash flows.

    STOCK-BASED COMPENSATION. The Company has elected to adopt the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). Accordingly, the Company will continue to account for its stock-based compensation plans under the provisions of APB No. 25.

    INCOME TAXES. The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes", which requires the use of the liability method of accounting for deferred income taxes. Under this method, deferred income taxes are recorded to reflect the tax consequences on future years of temporary differences between the tax bases of assets and liabilities and their financial reporting amounts at each year-end. If it is more likely than not that some portion or all of a deferred tax asset will not be realized, a valuation allowance is recognized.

    The Company and Titan intend to enter into a tax allocation agreement under which the Company will be included in Titan's consolidated federal and certain state income tax returns. The Company believes that the agreement will be structured so that in the years in which the Company has taxable income, it will pay Titan amounts comparable to the taxes the Company would have paid if it had filed separate tax returns. For so long as Titan maintains beneficial ownership of at least 80% of the total

                                 CAYENTA, INC.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) voting power and 80% of the total value of the outstanding Common Stock, the Company will be included in the consolidated federal and certain state income tax returns filed by Titan.

    PER SHARE INFORMATION. Basic and diluted earnings per share are presented in conformity with Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("SFAS 128"), for all periods presented. In accordance with SFAS 128, basic earnings per share has been computed using the weighted-average number of shares of common stock outstanding during the period. Diluted earnings per share include the effects of potentially dilutive securities using the as-converted and treasury stock methods.

    The following data summarize information relating to the per share computations for continuing operations:


                                                      FOR THE YEAR ENDED DECEMBER 31, 1999
                                                    ----------------------------------------
                                                      INCOME      SHARES (000'S)   PER-SHARE
                                                    (NUMERATOR)   (DENOMINATOR)     AMOUNTS
                                                    -----------   --------------   ---------
Basic EPS:
  Net Income......................................    $   532         10,047         $ .05
Effect of dilutive securities:
  Stock Options...................................         --            790            --
  Series A Preferred Stock........................         --          2,345          (.01)
                                                      -------         ------         -----
Diluted EPS:
  Net Income plus assumed conversions.............    $   532         13,182         $ .04
                                                      =======         ======         =====

                                                      FOR THE YEAR ENDED DECEMBER 31, 1998
                                                    ----------------------------------------
                                                      INCOME      SHARES (000'S)   PER-SHARE
                                                    (NUMERATOR)   (DENOMINATOR)     AMOUNTS
                                                    -----------   --------------   ---------
Basic EPS:
  Net Income......................................    $ 1,311         10,000         $ .13
Effect of dilutive securities: Stock Options......         --            148            --
                                                      -------         ------         -----
Diluted EPS:
  Net Income plus assumed conversions.............    $ 1,311         10,148         $ .13
                                                      =======         ======         =====

                                                      FOR THE YEAR ENDED DECEMBER 31, 1997
                                                    ----------------------------------------
                                                      INCOME      SHARES (000'S)   PER-SHARE
                                                    (NUMERATOR)   (DENOMINATOR)     AMOUNTS
                                                    -----------   --------------   ---------
Basic EPS:
  Net Income......................................    $ 1,099         10,000         $ .11
  Effect of dilutive securities: Stock Options....         --             30            --
                                                      -------         ------         -----
Diluted EPS:
  Net Income plus assumed conversions.............    $ 1,099         10,030         $ .11
                                                      =======         ======         =====


    FAIR VALUE OF FINANCIAL INSTRUMENTS. The carrying amounts of the Company's financial instruments, including cash, accounts receivable, and accounts payable and accrued liabilities approximate their fair

                                 CAYENTA, INC.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) values due to their short term nature. Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of trade accounts receivable. The Company believes it is not exposed to any significant credit risk on its accounts receivable.

    COMPREHENSIVE INCOME. Effective January 1, 1998, the Company adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130"). This statement establishes standards for reporting and display of comprehensive income and its components in a full set of general purpose financial statements. The objective of the statement is to report a measure of all changes in equity of an enterprise that result from transactions and other economic events of the period other than transactions with owners. Comprehensive income is the total of net income and all other nonowner changes in equity.

    During the year ended December 31, 1999, the Company's only element of other comprehensive income resulted from foreign currency translation adjustments in 1999, which are reflected in the consolidated statements of changes in stockholders' equity as foreign currency translation adjustments.

    START-UP COSTS. The Company expenses the costs of start-up activities as incurred in accordance with the provisions of AICPA Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities".

    PARENT COMPANY INVESTMENT. The cash receipts and disbursements of the Company's operations have historically been combined with other Titan cash transactions and balances. Titan funded all of the Company's cash requirements through December 31, 1999.

    NEW ACCOUNTING STANDARDS. In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition in Financial Statements." This SAB summarizes the SEC's view in applying generally accepted accounting principles to revenue recognition in financial statements. This SAB is effective for all registrants during the second quarter of fiscal 2000. The Company's accounting policies comply with the provisions of SAB 101.

    In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. In June 1999, the effective date of SFAS 133 was amended to be effective for all fiscal quarters of all fiscal years beginning after June 15, 2000 by Statement of Financial Accounting Standards No. 137, "Accounting for Derivative Instruments and Hedging Activities -- Deferral of Effective Date of FASB Statement No. 133". The Company anticipates that the adoption of SFAS 133 will not have a material impact on the Company's financial position or results of operations.

NOTE 3. ACQUISITIONS AND JOINT VENTURE.

    In September 1999, together with a Sempra Energy subsidiary and modis, the Company established Soliance, a joint venture that markets and delivers systems and solutions, including TSP offerings, to the utility industry. In exchange for a $5.0 million investment, the Company received a 10% equity interest in Soliance which is being accounted for under the cost method. Cayenta has a Management

                                 CAYENTA, INC.

NOTE 3. ACQUISITIONS AND JOINT VENTURE. (CONTINUED)
Services Agreement with Soliance pursuant to which the Company provides TSP services to Soliance's customers in the utility industry. Under certain circumstances, the Company may also be required to make up to $2.5 million in additional capital contributions.


    On January 1, 1999, the Company acquired certain assets of TNP for a purchase price of $9.8 million, consisting of $7.0 million cash, a $2.8 million note paid in February 2000 (bearing interest at 7%), subject to certain post-closing adjustments, and 2,345 shares of Series A convertible preferred stock representing a minority interest in Cayenta. The transaction was accounted for as a purchase. The excess of the purchase price over the estimated fair value of net assets acquired is being amortized on a straight-line basis over 5 years. TNP's results of operations have been consolidated with the Company's results of operations since January 2, 1999.


    In November 1999, Cayenta acquired J.B. Systems, an EAM company doing business under the name Mainsaver. The Company acquired Mainsaver for $11.7 million in cash, of which $8.2 million was paid at the closing. Of the $3.5 million withheld at the closing, $500,000 was used to satisfy working capital adjustments in March 2000 and $3.0 million is due in May 2001, after satisfaction of possible working capital adjustments or indemnification obligations. In addition, the Company paid approximately $3.4 million to reduce outstanding indebtedness of Mainsaver.

    In December 1999, Cayenta acquired Assist Cornerstone Technologies, Inc., an e-commerce solutions and software company. The Company acquired Assist Cornerstone for 516,000 shares of Cayenta Class A common stock and approximately $12.9 million in cash, of which $9.9 million was paid at the closing. Of the $3.0 million withheld at the closing, $1.7 million was paid in March 2000 and $1.3 million is due in June 2001, after satisfaction of possible working capital adjustments or indemnification obligations. In addition, the Company paid approximately $3.2 million to retire outstanding indebtedness of Assist Cornerstone and redeem all of its outstanding redeemable preferred stock.

    In December 1999, Cayenta acquired SFG Technologies, Inc., a solutions and software provider focusing on revenue cycle services for the utility industry. The Company acquired SFG Technologies for $11.6 million in cash, of which $9.5 million was paid at the closing. Of the $2.1 million placed into escrow at the closing, $600,000 was released in March 2000 and $1.5 million is due in June 2001, after satisfaction of possible working capital adjustments or indemnification obligations. In addition, the Company paid approximately
$3.1 million to retire outstanding indebtedness of SFG Technologies and redeem all of its outstanding redeemable preferred stock.

    In connection with the acquisition of Mainsaver, Assist, and SFG Technologies the Company has recorded $56.9 million related to the excess of purchase price over the estimated fair value of the net assets acquired. This amount is being amortized to operations on a straight line basis over 5 years. The results of operations of Mainsaver, Assist, and SFG Technologies have been consolidated with the Company from their respective dates of acquisition.

    All of these acquisitions have been funded by Titan during the year ended December 31, 1999.

    In connection with the acquisitions described above, except for the acquisition of TNP, the Company has issued warrants to a financial advisor to purchase up to 496,000 shares of Class A common stock for $13.11 per share. The warrants are exercisable at any time and expire in 5 years.

                                 CAYENTA, INC.

NOTE 3. ACQUISITIONS AND JOINT VENTURE. (CONTINUED)
    All of the above acquisitions were accounted for under the purchase method, accordingly their results of operations have been included from the date of acquisition.

    Goodwill of approximately $200 at December 31, 1999 relates to an acquisition in 1997, and is being amortized over five years.

    Unaudited pro forma data for the years ended December 31, 1998 and 1999 giving effect to the purchase of TNP, Mainsaver, Assist and SFG, as if they had been acquired at the beginning of 1998 and 1999 are shown below:


                                                              TWELVE MONTHS ENDED
                                                                 DECEMBER 31,
                                                              -------------------
                                                                1998       1999
                                                              --------   --------
Revenues....................................................  $41,348    $ 65,578
Net loss....................................................   (4,466)    (16,459)
Basic loss per share........................................  $ (0.42)   $  (1.56)
Diluted loss per share......................................    (0.42)   $  (1.56)


NOTE 4. OTHER FINANCIAL DATA


    Following are details concerning certain balance sheet accounts as of December 31, 1998, 1999 and June 30, 2000:



                                           1998          1999          2000
                                        -----------   -----------   -----------
                                                                    (UNAUDITED)
Accounts Receivable:
  Billed..............................  $ 1,297,000   $10,796,000   $17,882,000
  Unbilled............................    9,687,000     3,325,000     3,454,000
                                        -----------   -----------   -----------
                                        $10,984,000   $14,121,000   $21,336,000
                                        ===========   ===========   ===========


    Unbilled receivables represent work-in-process that will be billed in accordance with contract terms and delivery schedules. Also included in unbilled receivables are amounts billable upon final execution of contracts, contract completion, milestones or completion of rate negotiations. Generally, unbilled receivables are expected to be collected within one year.


                                                             1998         1999          2000
                                                          ----------   -----------   -----------
                                                                                     (UNAUDITED)
Property and Equipment:
  Machinery and equipment...............................  $1,190,000   $ 2,885,000    13,138,000
  Furniture, fixtures and leasehold improvements........     152,000     1,136,000     4,805,000
                                                          ----------   -----------   -----------
                                                           1,342,000     4,021,000    17,943,000
Less accumulated depreciation and amortization..........    (693,000)   (1,012,000)   (5,303,000)
                                                          ----------   -----------   -----------
                                                          $  649,000   $ 3,009,000   $12,640,000
                                                          ==========   ===========   ===========

                                 CAYENTA, INC.

NOTE 5. RELATED PARTY TRANSACTIONS

    CORPORATE SERVICES AGREEMENT. Titan provides to the Company routine and ordinary corporate services, including financial, insurance, accounting, employee benefits, payroll, tax and legal services. Titan also provides the Company corporate planning, government relations and corporate quality assurance services. The Company shares certain Titan systems, including its accounting system and human resource system. Because Titan engages in government contracts work, Titan allocates costs to its subsidiaries based upon government cost accounting requirements. The Company pays Titan for human resources services based upon the Company's percentage of the total number of Titan group employees. The Company pays for other corporate services based upon the average of three percentages: (1) the percentage of the Company's payroll to the total payroll of the Titan group, (2) the percentage of the Company's operating revenues to the total operating revenues of the Titan group and (3) the percentage of the Company's average net book value which is the sum of the Company's tangible capital assets plus inventories to the total average net book value of the tangible capital assets plus inventory of the Titan group as of the end of the last fiscal year and as of the final day of each calendar quarter in the current fiscal year. Titan may adjust its fees based upon its assessment of the Company's relative use of these services.


    The initial term of the Corporate Services Agreement is one year. This agreement renews automatically unless the Company elects not to renew by giving Titan notice. The Company intends to build its own administrative infrastructure and end the Corporate Services Agreement with Titan by the end of 2000. Amounts aggregating $284,000, $230,000, $438,000, $168,000 and $425,000 are included in the Company's results of operations in the accompanying consolidated financial statements for the years ended December 31, 1997, 1998, 1999 and for the unaudited six month periods ended June 30, 1999 and 2000 respectively. Management believes that these allocations have been and will be reasonable.


    TAX ALLOCATION AGREEMENT As long as Titan maintains beneficial ownership of at least 80% of the total voting power of the Company's capital stock and 80% of the total value of the Company's outstanding common stock, the Company will be included in Titan's consolidated federal income tax returns. Following completion of this offering, the Company expects to file separate federal income tax returns.

    Cayenta and Titan intend to enter into a Tax Allocation Agreement. Under the Tax Allocation Agreement, the Company will agree to pay to the applicable tax authorities an amount generally equal to the tax liability that the Company would have incurred if it had prepared and filed a separate return. Titan will have broad discretion in determining the amount of separate taxable income and tax liability that the Company would realize on such a separate return. In computing this separate tax liability, the Company's tax attributes, including net operating loss and tax credit carryovers, will be deemed to be the amount that it would have had had it always owned the businesses transferred to the Company by Titan.

    As a member of the Titan group for purposes of filing consolidated federal income tax returns, the Company will be liable for the federal income tax of the Titan group if Titan or any member of the group fails to pay its taxes.


    FACILITIES AGREEMENT The Company has subleased approximately 26,000 square feet in Reston, Virginia from Titan. Under the Facilities Agreement, Titan provides the Company rent, maintenance, property taxes, utilities, landlord pass-through expenses, property insurance, reception desk services,

                                 CAYENTA, INC.

NOTE 5. RELATED PARTY TRANSACTIONS (CONTINUED)

telephone services and centralized mail and postage and other services. The Company pays Titan an annual fee determined by the Company's percentage of Titan's annual costs for this facility. This percentage is based upon the percentage of the total square feet in the facility that the Company occupies. Amounts aggregating $227,000, $145,000, $424,000, $132,000 and $154,000 are
included in the Company's results of operations in the accompanying consolidated financial statements for the years ended December 31, 1997, 1998, 1999 and for the unaudited six month periods ended June 30, 1999 and 2000 respectively.


    EMPLOYEE BENEFIT PLANS The Company's employees are eligible to participate in the Titan benefit plans. Those plans include a 401(k) plan, an employee stock ownership plan, a non-qualified executive deferred compensation plan, an employee stock purchase plan, and a health and welfare cafeteria plan. The direct cost of these plans for the Company's employees are charged by Titan to the Company.


    SUBORDINATED PROMISSORY NOTE As of December 31, 1999, the Company owed $50.4 million to Titan under a subordinated, unsecured promissory note. As of June 30, 2000, the Company owed $71.6 million (unaudited) under the note. The Company can have a maximum of $80.0 million of indebtedness outstanding under this promissory note at any one time. The promissory note is due in December 2004 and bears interest, payable quarterly, at the greater of the rate of 10% per annum or Titan's effective weighted average interest rate under its senior credit facility. The Company can repay amounts outstanding under the promissory note at any time without penalty. At Titan's option, the Company may repay amounts outstanding under the promissory note with the net proceeds of any asset sales the Company makes that are not in the ordinary course of business or if the Company obtains a credit facility from a third party lender and the lender and the facility permits the use of proceeds to repay existing indebtedness. The Company cannot use any of the proceeds of its initial public offering to repay amounts outstanding under the promissory note or under any indebtedness the Company incurs to refinance the promissory note.


    OTHER In December 1999, Titan contributed its software integration division to Cayenta (Note 1). As part of this transaction, Titan contributed
$7.0 million in cash and eliminated $10.0 million of the division's debt to Titan for $17.0 million of the division's accounts receivable.

    The company is a Guarantor under Titan's $275 million Senior Secured Credit Facility. The Company shall be automatically released from this Guaranty and shall no longer be a Guarantor thereunder upon the occurrence of: (a) the issuance of shares in connection with the initial public offering of Cayenta and
(b) delivery of an officer's certificate certifying that no default shall have occurred and then be continuing or would result from the Guarantors initial public offering.

NOTE 6. SIGNIFICANT CUSTOMERS


    For the six months ended June 30, 2000, sales to a utility customer were $3.7 million, sales to an affiliated company were $5.6 million, and sales to a waste management company were $4.3 million (unaudited).


    Sales to a single federal agency were $8.8 million, $11.2 million and $8.5 million for the years ended December 31, 1997, 1998 and 1999, respectively. Sales to another local government customer and to a single utility customer were $15.3 million and $10.8 million respectively, for the year ended

                                 CAYENTA, INC.

NOTE 6. SIGNIFICANT CUSTOMERS (CONTINUED)
December 31, 1999. For all periods presented, substantially all accounts receivable were due from these customers.

    Sales to a single commercial customer were $1.4 million for the year ended December 31, 1997.

    No other single customer accounted for 10% or more of the revenues for these periods.

NOTE 7. COMMITMENTS AND CONTINGENCIES

    The Company periodically is a defendant in cases incidental to its business activities. Furthermore, providers of products and services to the U.S. government are generally subject to multiple levels of audit and investigation by various U.S. government agencies. In the opinion of management, the amount of ultimate liability, if any, with respect to these actions will not materially affect the financial position or results of operations of the Company.

    During 1999, the Company entered into employment agreements with certain key officers of Cayenta. The agreements specify, among other things, an annual base salary, annual bonus and entitlement to receive options to purchase shares of the Company's Class A common stock at $0.36 per share. These agreements also provide eligibility to receive options to purchase Titan common shares.

    The Company leases office space from an unrelated third party under a noncancelable operating lease expiring in 2004. Rent expense for this lease was $825,000 for the year ended December 31, 1999. The related future minimum lease payments as of December 31, 1999 are as follows (in thousands):


YEAR ENDING:
------------
2000........................................................  $  647,000
2001........................................................     508,000
2002........................................................     424,000
2003........................................................     414,000
2004........................................................     135,000
Thereafter..................................................          --
                                                              ----------
                                                              $2,128,000
                                                              ==========

                                 CAYENTA, INC.

NOTE 7. COMMITMENTS AND CONTINGENCIES (CONTINUED)
    Future minimum rentals under capital leases as of December 31, 1999 are approximately as follows:

YEAR ENDING:
------------
2000........................................................  $382,000
2001........................................................   254,000
2002........................................................   116,000
2003........................................................    81,000
2004........................................................    10,000
Thereafter..................................................        --
                                                              --------
Total future minimum lease payments.........................   843,000
Less amount representing interest...........................  (125,000)
                                                              --------
Present value of minimum lease payments.....................   718,000
Current portion of capital lease obligations................  (323,000)
                                                              --------
Long-term capital lease obligations.........................  $395,000
                                                              ========

    Long-term capital lease obligations are included in the Other non-current liabilities in the accompanying balance sheet as of December 31, 1999.

    The Company has also guaranteed certain obligations of Titan, see Note 5.

NOTE 8. INCOME TAXES

    The components of the income tax provision are as follows:

                                                1997       1998        1999
                                              --------   --------   ----------
Current:
  Federal...................................  $641,000   $780,000   $2,515,000
  State.....................................   113,000    138,000      440,000
                                              --------   --------   ----------
                                               754,000    918,000    2,955,000
Deferred....................................   (20,000)   (10,000)    (563,000)
                                              --------   --------   ----------
                                              $734,000   $908,000   $2,392,000
                                              ========   ========   ==========

    Following is a reconciliation of the income tax provision expected (based on the United States federal income tax rate applicable in each year) to the actual tax provision on income:

                                                1997       1998        1999
                                              --------   --------   ----------
Expected federal income tax provision.......  $623,000   $750,000   $  994,000
State income taxes, net of federal income
  tax benefits..............................   110,000    132,000      351,000
Goodwill amortization.......................        --         --    1,080,000
Other.......................................     1,000     26,000      (33,000)
                                              --------   --------   ----------
Actual income tax provision.................  $734,000   $908,000   $2,392,000
                                              ========   ========   ==========

                                 CAYENTA, INC.

NOTE 8. INCOME TAXES (CONTINUED)
    The net deferred tax asset (liability) as of December 31, 1998 and 1999, result from the following temporary differences:

                                                          1998        1999
                                                        --------   -----------
Loss carryforward.....................................  $     --   $ 1,746,000
Accrued payroll and employee benefits.................    42,000       232,000
Deferred compensation.................................     7,000            --
Reserves..............................................        --       980,000
Depreciation..........................................   (64,000)     (183,000)
                                                        --------   -----------
Deferred tax asset (liability)........................   (15,000)    2,775,000
Valuation allowance...................................        --    (2,227,000)
                                                        --------   -----------
Net deferred tax asset (liability)....................  $(15,000)  $   548,000
                                                        ========   ===========


    Based on the weight of the available evidence, including the fact that the Company will be included in the consolidated tax return of Titan, management presently believes that it more likely than not will realize its net deferred tax asset of $548,000.


NOTE 9. STOCKHOLDERS' EQUITY


    The Company has two classes of authorized common stock, Class A common stock and Class B common stock. The rights of the holders of Class A common stock and Class B common stock are identical, except with respect to voting and conversion. Each share of Class A common stock is entitled to one vote per share. Each share of Class B common stock is entitled to ten votes per share and is convertible into one share of Class A common stock. As of June 30, 2000 Titan owns 100% of the issued and outstanding Class B common stock.



    The Company also has 17,345,000 authorized shares of $.001 par value preferred stock with voting rights. Each preferred share is convertible into one Class A common share. As of June 30, 2000, 100% of the 2,345,000 issued preferred shares are held by the former owners of TNP. These preferred shares have no dividend requirements and automatically convert to 2,345,000 shares of Class A common stock upon the occurrence of an initial public offering of the Company's Class A common stock. The Board of Directors has the authority, without further action by the shareholders to issue any authorized but undesignated series of preferred stock in one or more series and to fix all the terms, including rights, preferences, restrictions and redemptions.


NOTE 10. STOCK-BASED AND OTHER COMPENSATION PLANS


    The Company provides stock-based compensation to officers, directors and key employees through two stock option plans. The Company's board of directors has options available for grant under the 1997 Stock Option Plan (the "1997 Plan") of 830,750 shares and no shares available under the Nonstatutory Stock Option Plan (the "1999 Plan") adopted in December 1999. Total options authorized for grant under the 1997 Plan are 2,872,000. The total options authorized for grant under the 1999 Plan are 628,000. Under the Plans, an option's maximum term is ten years, and the exercise price of each option under the 1997 Plan equals the fair market value of the Company's stock on the date of grant. For the 1999 Plan, exercise price shall not be less than book value and the date of the grant. Employee

                                 CAYENTA, INC.

NOTE 10. STOCK-BASED AND OTHER COMPENSATION PLANS (CONTINUED) options may be granted throughout the year. All options vest in four equal annual increments beginning one year after the grant date.


    A summary of the status of the Company's 1997 and 1999 Plans as of December 31, 1997, 1998, 1999 and June 30, 2000 and changes during the periods ended on those dates is presented below:


                                        1997                        1998                         1999                2000
                              -------------------------   -------------------------   --------------------------   ---------
                                         WEIGHTED-AVG.               WEIGHTED-AVG.                WEIGHTED-AVG.
                               SHARES    EXERCISE PRICE    SHARES    EXERCISE PRICE    SHARES     EXERCISE PRICE    SHARES
OPTIONS                       --------   --------------   --------   --------------   ---------   --------------   ---------
                                                                                                                   (UNAUDITED)
Outstanding at beginning of
  period....................       --        $0.36        419,000        $0.36          503,000       $3.49        2,515,750
Granted.....................  419,000                      84,000                     2,103,700                      285,300
Exercised...................       --                          --                       (50,000)                      (2,000)
Terminated..................       --                          --                       (40,950)                     (35,450)
                              -------                     -------                     ---------                    ---------
Outstanding at end of
  period....................  419,000                     503,000                     2,515,750                    2,763,600
                              =======                     =======                     =========                    =========
Options exercisable at end
  of period.................  105,000                     230,000                       210,000                      284,276
                              =======                     =======                     =========                    =========

                                   2000
                              --------------
                              WEIGHTED-AVG.
                              EXERCISE PRICE
OPTIONS                       --------------
                             (UNAUDITED)
Outstanding at beginning of
  period....................      $5.63
Granted.....................
Exercised...................
Terminated..................
Outstanding at end of
  period....................
Options exercisable at end
  of period.................



    The following table summarizes information about stock options outstanding at June 30, 2000:



                OPTIONS OUTSTANDING
           ------------------------------
           OUTSTANDING   WEIGHTED-AVERAGE
EXERCISE   AT JUNE 30,      REMAINING
 PRICE        2000       CONTRACTUAL LIFE
--------   -----------   ----------------
 $0.36      1,226,250           8.5
  6.58      1,231,600           9.5
 22.94        305,750           9.7



    Under the 1999 Plan, certain employees who qualify as sophisticated investors have agreed to resell any shares purchased under their options back to the Company at book value. This constitutes a variable plan under APB No. 25. Accordingly, deferred compensation has been recorded to the extent that book value exceeds the exercise price of the options at the date of grant. Deferred compensation is also recorded for changes in book value occurring subsequent to the initial grant date. Compensation expense related to these grants is recognized as these options vest. Compensation expense amounted to $0, $34,000, $143,000, $0 and $225,000 for the years ended December 31, 1997, 1998, 1999 and the unaudited six month periods ended June 30, 1999 and 2000, respectively. There are 628,000 options outstanding at December 31, 1999 subject to this buyback provision.


    On August 12, 1999, the Company issued 245,000 options at $0.36 per share to employees under the 1997 Plan. On this date the deemed fair value of a share of common stock was $2.46 per share. Accordingly, the Company has recognized deferred compensation related to these grants of $514,000 on August 12, 1999. On November 8, 1999 the Company issued 175,500 shares under the 1997 Plan. On this date the fair value of a share of common stock was $5.55 per share. Accordingly, the Company has recognized deferred compensation related to these grants of $911,000, in connection therewith. This deferred charge will be amortized to expense over the four year vesting period of these options $82,000 of such expense was recognized in 1999. Of the remaining 284,000 options granted, 26,000 and 258,000

                                 CAYENTA, INC.

NOTE 10. STOCK-BASED AND OTHER COMPENSATION PLANS (CONTINUED) were granted in February 1998 and September 1997, respectively. These options were granted at exercise prices which the Company believes approximated fair value at the date of grant. The fair value of these option grants were estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1997, 1998 and 1999: zero dividend yield; expected volatility of 0%; a risk-free interest rate of 5.5%; and an expected life of five years.

    As permitted, the Company has adopted the disclosure only provisions of SFAS
123. Accordingly, no compensation expense, except as specifically described above, has been recognized for the stock option plans. Had compensation expense been determined based on the fair value at the date of the grant for the years ended December 31, 1997, 1998 and 1999 consistent with the provisions of SFAS 123, the Company's net income and net income per share would have been reported as the pro forma amounts indicated below:

                                                        YEAR ENDED
                                                       DECEMBER 31,
                                          --------------------------------------
                                             1997         1998          1999
                                          ----------   ----------   ------------
Net income (loss)--as reported..........  $1,099,000   $1,311,000   $    532,000
Net income (loss)--pro forma............   1,099,000    1,153,000    (16,459,000)
Basic Earnings per share--as reported...  $     0.11   $     0.13   $        .05
Basic Earnings per share--pro forma.....        0.11         0.12          (1.56)
Diluted Earnings per share - as
  reported..............................  $     0.11   $     0.13   $        .04
Diluted Earnings per share - pro
  forma.................................  $     0.11   $     0.11   $      (1.56)

    Certain officers and key employees participate in the Titan non-qualified executive deferred compensation plan. The Company also has performance bonus plans for certain of its employees. Related expense for these two plans amounted to approximately $152,000, $189,000 and $557,000 in years ended December 31, 1997, 1998 and 1999, respectively.


    During the first half of fiscal 2000 the Company issued approximately 285,300 options when the fair value of common stock was deemed to be $24.16 per share. The Company has recorded approximately $382,000 of additional deferred compensation related to these grants.


NOTE 11. GEOGRAPHIC OPERATIONS

    The Company has historically operated in one business segment, application integration and consulting services, exclusively in North America and principally the United States.

NOTE 12. SUBSEQUENT EVENTS


    In January 2000, the Company entered into a new long-term lease agreement with an entity affiliated with Titan which requires future minimum lease payments of approximately $6.6 million over 7 years. There is additional space in the facilities which, if vacant or desired by the Company, could obligate the Company for additional future minimum lease payments of approximately
$0.7 million over the 7 years. Titan is a guarantor on this lease.



    On March 30, 2000 the Company executed a Stock Purchase Agreement with Penton Media ("Penton") whereby Penton purchased 250,000 shares of Class A common stock for $6.4 million. In addition Penton agreed to provide up to $2 million in marketing services to Cayenta.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Cayenta, Inc.:

    We have audited the accompanying statements of income, members' equity, and cash flows for the period from commencement of operations (February 9, 1997) to December 31, 1997 and for the year ended December 31, 1998 of Transnational Partners II, LLC, a California limited liability company, (the "Company"). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows for the period from commencement of operations (February 9, 1997) to December 31, 1997 and for the year ended December 31, 1998 of Transnational Partners II, LLC in conformity with accounting principles generally accepted in the United States.

ARTHUR ANDERSEN LLP

San Diego, California
December 28, 1999

                         TRANSNATIONAL PARTNERS II, LLC
                              STATEMENTS OF INCOME
                                 (IN THOUSANDS)

                                                                 PERIOD FROM
                                                              FEBRUARY 9, 1997
                                                                (COMMENCEMENT
                                                              OF OPERATIONS) TO    YEAR ENDED
                                                                DECEMBER 31,      DECEMBER 31,
                                                                    1997              1998
                                                              -----------------   ------------
Revenues....................................................        $2,850           $5,644
Cost of revenues............................................         2,211            4,067
                                                                    ------           ------
  Gross profit..............................................           639            1,577
Selling, general, and administrative expenses...............            31              146
                                                                    ------           ------
Income from operations......................................           608            1,431
Interest income.............................................             5                9
                                                                    ------           ------
Income before tax...........................................           613            1,440
Provision for income tax....................................             5                5
                                                                    ------           ------
Net income..................................................        $  608           $1,435
                                                                    ======           ======

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                         TRANSNATIONAL PARTNERS II, LLC
                         STATEMENTS OF MEMBERS' EQUITY
                                 (IN THOUSANDS)

                                                              MEMBERS'   RETAINED
                                                              CAPITAL    EARNINGS    TOTAL
                                                              --------   --------   --------
Balances at February 9, 1997 (Commencement of Operations....  $    --    $    --    $    --
  Membership contributions..................................       20         --         20
  Net income................................................                 608        608
  Distributions.............................................       --       (360)      (360)
                                                              -------    -------    -------
Balances at December 31, 1997...............................       20        248        268
  Membership contributions..................................        2         --          2
  Repurchase of membership shares...........................       (2)        --         (2)
  Net income................................................               1,435      1,435
  Distributions.............................................       --     (1,280)    (1,280)
                                                              -------    -------    -------
Balances at December 31, 1998...............................  $    20    $   403    $   423
                                                              =======    =======    =======

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                         TRANSNATIONAL PARTNERS II, LLC
                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                 PERIOD FROM
                                                              FEBRUARY 9, 1997
                                                                (COMMENCEMENT
                                                              OF OPERATIONS) TO    YEAR ENDED
                                                                DECEMBER 31,      DECEMBER 31,
                                                                    1997              1998
                                                              -----------------   -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income................................................         $ 608           $ 1,435
  Adjustments to reconcile net income to net cash provided
    by operating activities:
    Changes in operating assets and liabilities:
      Accounts receivable...................................          (370)             (242)
      Accounts payable and accrued expenses.................           285               163
                                                                     -----           -------
Net cash provided by operating activities...................           523             1,356
                                                                     -----           -------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Sale of membership shares.................................            20                 2
  Repurchase of membership shares...........................            --                (2)
  Distributions to members..................................          (360)           (1,280)
                                                                     -----           -------
Net cash used in financing activities.......................          (340)           (1,280)
                                                                     -----           -------
Net increase in cash........................................           183                76
Cash at beginning of period.................................            --               183
                                                                     -----           -------
Cash at end of period.......................................         $ 183           $   259
                                                                     =====           =======
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  State income taxes paid...................................         $   1           $     4
                                                                     =====           =======

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                         TRANSNATIONAL PARTNERS II, LLC

                         NOTES TO FINANCIAL STATEMENTS

                               DECEMBER 31, 1998

                                 (IN THOUSANDS)

1. BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    Transnational Partners II, LLC a California limited liability company, (the "Company") is an enterprise application integration consulting company. The Company was formed on September 25, 1996, with the execution of a limited liability company operating agreement (the "Agreement"), commenced operations on February 9, 1997. In January 1999, Cayenta, Inc. acquired substantially all of the assets and liabilities of the Company.

    REVENUE RECOGNITION The majority of the Company's revenues are derived from time and material contracts and are recognized as services are performed. Revenues derived from fixed-price contracts are recognized under the percentage-of-completion method. Estimated losses on fixed-price contracts are recorded in the period the losses are determinable.

    USE OF ESTIMATES The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    INCOME TAXES The Company is treated as a partnership for income tax reporting purposes, rather than an association taxable as a corporation. Accordingly, no provision for federal taxes has been included in the accompanying statements of income. Such taxes are imposed on the individual members for their respective shares of the Company's income. The tax returns and amounts of distributable income or loss of the Company are subject to examination by federal and state taxing authorities. If such examination results in a change in the Company's income tax status or in a change to distributable income or loss of the Company, the tax liability of the Company or of the members could be changed accordingly.

    DISTRIBUTIONS Membership interests of the members reflect capital contributions made in accordance with the Agreement. Distributions or allocations of assets are made in proportion to the partner's respective membership interest, and are made at the sole discretion of the Company's management.

    FAIR VALUE OF FINANCIAL INSTRUMENTS The carrying amounts of the Company's financial instruments, including cash, accounts receivable, and accounts payable approximate their fair values due to the short-term nature. Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of trade accounts receivable. The Company believes it is not exposed to any significant credit risk on its accounts receivable.

2. CREDIT RISK

    All of the Company's revenues are from a single customer. Accounts receivable due from this customer totaled $612 and $370 at December 31, 1998 and 1997, respectively. Historically, the Company has not incurred credit losses.

                         TRANSNATIONAL PARTNERS II, LLC

                               DECEMBER 31, 1998

                                 (IN THOUSANDS)

3. SALE OF LLC MEMBERSHIP UNITS

    The Company was formed with a contribution of $20 made by the two senior (voting) members for 60% and 40% of the membership units, respectively.

    On April 2, 1998, the Company sold associate membership units to 16 individuals. Associate membership units are non-voting but are otherwise entitled to all the benefits afforded to associated members as defined in the agreement. The units were sold for $0.1 and entitled the member to 0.5% of the equity of the Company.

4. SUBSEQUENT EVENT

    In January 1999, the Company was acquired by Cayenta, Inc., a wholly owned subsidiary of The Titan Corporation, for $9.8 million in a transaction that was accounted for as a purchase. The purchase price consisted of $7.0 million cash, a $2.8 million note due January 2000 (bearing interest at 7%), subject to certain post-closing adjustments, and 2,345 shares of convertible preferred stock of Cayenta, Inc.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Cayenta, Inc.:

    We have audited the accompanying statements of operations, stockholders' deficit and cash flows for each of the two years in the period ended December 31, 1998 and for the ten months ended October 31, 1999 of JB Systems, Inc., d.b.a. Mainsaver (a California corporation). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows for each of the two years in the period ended December 31, 1998 and for the ten months ended October 31, 1999 of JB Systems, Inc. in conformity with accounting principles generally accepted in the United States.

ARTHUR ANDERSEN LLP

San Diego, California
February 4, 2000

                                JB SYSTEMS, INC.

                               (D.B.A. MAINSAVER)

                            STATEMENTS OF OPERATIONS

                                 (IN THOUSANDS)

                                                                  YEAR ENDED        TEN MONTHS
                                                                 DECEMBER 31,          ENDED
                                                              -------------------   OCTOBER 31,
                                                                1997       1998        1999
                                                              --------   --------   -----------
Revenues....................................................   $6,162    $ 7,218      $ 6,698
Cost of revenues............................................    2,459      2,387        1,835
                                                               ------    -------      -------
  Gross profit..............................................    3,703      4,831        4,863
                                                               ------    -------      -------
Operating expenses:
  Selling, general and administrative.......................    2,932      4,892        5,312
  Research and development..................................      778        946        1,004
  Depreciation and amortization.............................      274        295          214
                                                               ------    -------      -------
    Total operating expenses................................    3,984      6,133        6,530
                                                               ------    -------      -------
Loss from operations........................................     (281)    (1,302)      (1,667)
Interest expense............................................       75        165          383
                                                               ------    -------      -------
  Net loss..................................................   $ (356)   $(1,467)     $(2,050)
                                                               ======    =======      =======

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                                JB SYSTEMS, INC.

                               (D.B.A. MAINSAVER)

                      STATEMENTS OF STOCKHOLDERS' DEFICIT

                                 (IN THOUSANDS)

                                                             COMMON STOCK
                                                         --------------------
                                                          NUMBER                ACCUMULATED
                                                         OF SHARES    AMOUNT      DEFICIT      TOTAL
                                                         ---------   --------   -----------   --------
Balances at January 1, 1997............................    1,286      $  210      $ (1,632)   $(1,422)
  Net loss.............................................       --          --          (356)      (356)
  Repurchase of common stock and stockholder
    distributions......................................      (15)         (1)          (14)       (15)
  Stock compensation charge............................       --           6            --          6
  Exercise of stock options and warrants...............        1           1            --          1
  Issuance of common stock.............................       --          --            --         --
                                                          ------      ------      --------    -------
Balances at December 31, 1997..........................    1,272         216        (2,002)    (1,786)
  Net loss.............................................       --          --        (1,467)    (1,467)
  Repurchase of common stock and stockholder
    distributions......................................   (1,272)       (216)       (5,885)    (6,101)
  Issuance of common stock.............................    1,174       5,800            --      5,800
                                                          ------      ------      --------    -------
Balances at December 31, 1998..........................    1,174       5,800        (9,354)    (3,554)
  Net loss.............................................       --          --        (2,050)    (2,050)
  Issuance of warrants.................................       --         397            --        397
Balances at October 31, 1999...........................    1,174      $6,197      $(11,404)   $(5,207)
                                                          ======      ======      ========    =======

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                                JB SYSTEMS, INC.

                               (D.B.A. MAINSAVER)

                            STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                  YEAR ENDED        TEN MONTHS
                                                                 DECEMBER 31,          ENDED
                                                              -------------------   OCTOBER 31,
                                                                1997       1998        1999
                                                              --------   --------   -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................   $(356)    $(1,467)     $(2,050)
  Adjustments to reconcile net loss to net cash used in
    operating activities:
    Depreciation and amortization...........................     274         295          278
    Stock compensation charge...............................       6          --           --
    Amortization of debt discount...........................      --          --           83
    Loss on disposal of assets..............................      --           8           --
    Changes in operating assets and liabilities:
      Accounts receivable, net..............................     145        (207)        (502)
      Prepaid expenses and other current assets.............      18         (59)         (10)
      Accounts payable......................................     (50)        333          656
      Accrued expenses......................................     (41)        (50)         282
      Deferred revenues.....................................     249        (129)         241
      Other assets..........................................      --         (79)         118
                                                               -----     -------      -------
        Net cash provided by (used in) operating
          activities........................................     245      (1,355)        (904)
                                                               -----     -------      -------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property and equipment........................     (67)       (352)         (44)
                                                               -----     -------      -------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Net line of credit borrowings (repayments)................    (200)      1,192          664
  Change in bank overdraft..................................     192          --         (192)
  Net (repayments) borrowings on note payable to
    stockholder.............................................     404        (502)         600
  Repayment of capital lease obligations....................     (59)        (73)        (124)
  Net repayments on long term debt..........................    (502)         --           --
  Proceeds from issuance of common stock....................       1       5,800           --
  Repurchase of Common Stock................................     (15)         --           --
  Distributions to stockholders.............................      --      (4,701)          --
                                                               -----     -------      -------
        Net cash provided by (used in) financing
          activities........................................    (179)      1,716          948
                                                               -----     -------      -------
Net increase (decrease) in cash.............................      (1)          9           --
Cash, beginning of year.....................................      16          15           24
                                                               -----     -------      -------
Cash, end of year...........................................   $  15     $    24      $    24
                                                               =====     =======      =======

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid for:
    Interest................................................      59         139          301
    Income taxes............................................      --          --            1

SUPPLEMENTAL DISCLOSURE OF NONCASH TRANSACTIONS:
  Redemption of common stock in exchange for note payable to stockholder in connection with the leveraged
    recapitalization........................................      --       1,400           --
  Acquisition of equipment financed by capital lease
    obligations.............................................      32         125          347

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                                JB SYSTEMS, INC.

                               (D.B.A. MAINSAVER)
                         NOTES TO FINANCIAL STATEMENTS

1. DESCRIPTION OF BUSINESS

    JB Systems, Inc. (the "Company") is an enterprise asset management, or EAM, company whose software enables customers to efficiently manage their equipment maintenance processes.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    REVENUE RECOGNITION The Company generates revenues from licensing the rights to use its software products primarily to end users. The Company also generates revenues from post-contract support (maintenance), consulting and training services performed for customers who license its products.

    Revenues from software license agreements are recognized currently, provided that all of the following conditions are met: a noncancelable license agreement has been signed, the software has been delivered, there are no material uncertainties regarding customer acceptance, collection of the resulting receivable is deemed probable and the risk of concession is deemed remote, and no other significant vendor obligations exist. Revenues from maintenance services are recognized ratably over the term of the maintenance period, generally one year. Maintenance revenues which are bundled with license agreements are unbundled using vendor specific objective evidence. Consulting revenues are primarily related to implementation services performed on a time and material basis under separate service agreements for the installation of the Company's software products. Revenues from consulting and training services are recognized as the respective services are performed.

    DEFERRED REVENUES Deferred revenues consists principally of customer deposits and payments for software maintenance agreements with customers whereby the Company receives payment in advance of performing the service. Revenues from the contracts is recognized ratably over the contract period.

    SOFTWARE DEVELOPMENT COSTS In accordance with Statement of Financial Accounting Standards No. 86, "Accounting for the costs of computer software to be sold, leased or otherwise marketed", software development costs are capitalized from the time the product's technological feasibility has been established until such time as the product is released for sale to the general public. Amortization of capitalized software is generally recorded on a straight-line basis over four years. No amounts were capitalized in the years ended December 31, 1997, 1998 or in the ten month period ended October 31, 1999, respectively. Amortization of capitalized software amounted to $137,000, $137,000, and $46,000 in such periods.

    PROPERTY AND EQUIPMENT Property and equipment are stated at cost. Depreciation and amortization of property and equipment are provided for using the straight-line method over the estimated useful lives of the assets of five years. Leasehold improvements are amortized on a straight-line basis over the shorter of the lease term or estimated useful life of the leasehold improvement.

    INCOME TAXES

    Deferred income taxes are provided for temporary differences between the financial statement and income tax bases of the Company's assets and liabilities, based on statutory tax rates. A valuation allowance is provided when it is more likely than not that some portion or all of the deferred income tax assets will not be realized.

                                JB SYSTEMS, INC.

                               (D.B.A. MAINSAVER)
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    CONCENTRATION OF CREDIT RISK

    Financial instruments that subject the Company to credit risk consist primarily of accounts receivable. The Company performs ongoing credit evaluations of its customers and maintains an allowance for potential credit losses.

    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities, at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    IMPAIRMENT OF LONG-LIVED ASSETS

    The Company evaluates long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. If the sum of the expected future undiscounted cash flows is less than the carrying amount of the asset, the Company recognizes an impairment loss. The amount of the impairment loss is calculated as the difference between the carrying value of the asset and the present value of the expected future cash flows.

3. RECAPITALIZATION

    On August 11, 1998, the Company completed a leveraged buyout recapitalization (the "Recapitalization") pursuant to a Plan of Merger (the "Merger") among JBS Acquisition, Inc. ("Newco") as a purchaser, and both the Company and the founder and majority stockholder of the Company (the "Founder") as sellers. Under the Recapitalization, Newco was merged with and into the Company, and the separate corporate existence of Newco ceased, resulting in the Company as the surviving corporation. Each share of common stock of Newco issued and outstanding immediately prior to the Merger was converted into one share of common stock of the Company.

    Under the Recapitalization, each share of the Company's stock issued and outstanding immediately prior to the merger, other than the Founder's 25% retained interest, was canceled and extinguished and converted automatically into the right to receive Merger consideration as follows: (a) the Founder received a note in the principal amount of $2.0 million and a cash payment of $1.9 million and (b) the minority stockholders of the Company who owned common stock prior to the Merger received a cash payment of $2.3 million. The Recapitalization was financed through cash contributions of $5.0 million by stockholders of Newco in exchange for Newco common stock. These transactions are being accounted for as a recapitalization under which the existing basis of accounting will be continued, and assets and liabilities of the continuing business are being carried forward.

    On April 30, 1999, as a result of certain disputes, the Company, its stockholders and the Founder agreed to reduce the note payable to the Founder from $2.0 million to $1.4 million, which has been recorded as a $600,000 reduction in note payable to stockholder and repurchase of common stock in the accompanying financial statements.

                                JB SYSTEMS, INC.

                               (D.B.A. MAINSAVER)
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

3. RECAPITALIZATION (CONTINUED)
    On August 11, 1998, one of the stockholders of Newco entered into a Purchase Option Agreement with the Company and each of the other stockholders of the Company, whereby the stockholder is entitled to buy out the other stockholders of the Company. The purchase price of the option paid to the stockholders was $757,000 in aggregate, which the stockholders used to acquire additional shares of stock from the Company. The purchase option expired upon the acquisition of the Company by Cayenta, Inc. (See Note 12.)

    Sources and uses of cash in connection with the Recapitalization are summarized below:

Sources of cash:
  Newco common stock issued.................................  $5,043,000
  Purchase option agreement.................................     757,000
                                                              ----------
                                                              $5,800,000
                                                              ==========

Uses of cash:
  Payment to founder........................................  $1,924,000
  Payment to minority stockholders..........................   2,326,000
  Repayment of debt and accrued interest....................     772,000
  Transaction costs.........................................     421,000
  Remaining cash............................................     357,000
                                                              ----------
                                                              $5,800,000
                                                              ==========

4. LINE OF CREDIT

    The Company has a $2.0 million line of credit with a bank. Advances against the line of credit bear interest at the bank's reference rate plus 0.75% (9% at October 31, 1999). Interest is payable monthly. The line of credit matures April 2000 and is collateralized by substantially all of the assets of the Company. The line of credit contained certain restrictions and financial covenants. The line of credit was extinguished in connection with the Company being acquired by Titan.

5. NOTES PAYABLE TO STOCKHOLDERS

    At December 31, 1996, the Company had a note payable to an officer/stockholder in the amount of $45,000 with interest payable quarterly at 8% and principal due on demand. Additionally, the Company had a note payable to an officer/stockholder of $457,000, due in monthly installments of $11,000 including interest at 11.25%, maturing September 2002. Both of these notes were extinguished in connection with the recapitalization (see Note 3).

    On August 18, 1999, the Company entered into a Convertible Subordinated Loan Agreement whereby a total of $600,000 was loaned to the Company by its stockholders in amounts proportionate to their respective ownership percentages. The loans are payable in $100,000 monthly installments commencing March 15, 2000, with a final payment due on August 15, 2000. Interest is payable monthly commencing September 15, 1999 at eight %. The loan is subordinated to the credit line the Company has with a bank.

                                JB SYSTEMS, INC.

                               (D.B.A. MAINSAVER)
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

5. NOTES PAYABLE TO STOCKHOLDERS (CONTINUED)
    The stockholders may convert any unpaid balance on August 15, 2000 into a certain number of Class A common stock determined by dividing the unpaid balance by the conversion price of $3.71. The agreement also provides that, upon repayment of the loans, the Company will issue the stockholders 59,000 warrants of the Company's Class A common stock at an exercise price of $3.71 per share. The warrants expire after ten years. The Company has recorded debt discount related to these warrants of $397,000 as of August 1999 and has recorded related amortization of $83,000 in the ten month period ended October 31, 1999.

    In connection with the Recapitalization, the Company issued a note payable to the Founder in the amount of $2.0 million, which was subsequently reduced to $1.4 million (see Note 3), payable in full on September 1, 2001, plus interest at a rate of ten percent per annum. The principal sum of this note may be prepaid in whole or in part without penalty at any time by or on behalf of the Company. Interest is payable monthly. This note was paid down to $500,000 in connection with Cayenta's acquisition of the Company (see Note 12).

6. INCOME TAXES

    As of October 31, 1999, the Company had net operating loss carryforwards of approximately $3.6 million and $1.5 million for Federal and California reporting purposes, respectively. The differences between the federal and the California losses are primarily attributable to the 50% limitation on state carryforwards. The Federal loss carryforwards will begin expiring in 2011, unless previously utilized, while the California losses will begin expiring in 2003. Utilization of the Company's net operating loss carryforwards may be limited as a result of certain changes in the Company's ownership. The realization of the deferred tax asset is dependant upon the Company generating sufficient taxable income prior to expiration of its operating loss and credit carryforwards. Due to the uncertainty regarding realization of the deferred tax asset, management has provided a full valuation allowance against the net deferred tax asset.

7. COMMITMENTS

    The Company leases its facilities under operating leases that require minimum monthly payments of $24,000, as well as payment of all property taxes, insurance and other costs. In addition, the Company leases certain office equipment under operating leases through August 2001.

    Property under capital leases at October 31, 1999 consists primarily of computer and office equipment. Total cost of property under capital leases was $658,000 at October 31, 1999. Accumulated depreciation related to property under capital leases was $334,000 at October 31, 1999.

                                JB SYSTEMS, INC.

                               (D.B.A. MAINSAVER)
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

7. COMMITMENTS (CONTINUED)
    Future minimum rentals under capital and operating leases as of October 31, 1999 are approximately as follows:

                                                          CAPITAL    OPERATING
                                                         ---------   ---------
1999 (November and December)...........................  $  31,000   $ 51,000
2000...................................................    169,000    179,000
2001...................................................    144,000      6,000
2002...................................................    105,000         --
2003...................................................     75,000         --
2004...................................................     10,000         --
                                                         ---------   --------
Total future minimum lease payments....................    534,000   $236,000
                                                                     ========
Less amount representing interest......................    (96,000)
                                                         ---------
Present value of minimum lease payments................    438,000
Current portion of capital lease obligations...........   (129,000)
                                                         ---------
Long-term capital lease obligations....................  $ 309,000
                                                         =========

8. EMPLOYEE BENEFIT PLANS

    The Company maintains a 401(k) plan. Under the plan, qualified employees may elect to defer up to 15% of their salaries, subject to the Internal Revenue Code limits. The Company contributes a matching 30% of employee contributions for all employees with annual incomes less than $80,000. Employees with annual incomes of $80,000 or more do not receive matching contributions from the Company. Company contributions to the Plan were $14,000, $36,000 and $46,000 during the years ended December 31, 1997, 1998 and for the ten months ended October 31, 1999, respectively.

9. STOCK OPTIONS

    The Company had an incentive stock option plan which was terminated in 1998, and all outstanding options were canceled. The Company adopted a new stock option plan (the "Plan") in 1998 to enable key employees and non-employees to acquire shares of the Company's common stock. Up to 141,000 options may be issued under the Plan at an exercise price of not less than 100% of the fair market value at the date of grant. The stock options vest ratably over a four-year period from the date of grant. The stock options may be granted with expiration dates not to exceed ten years. The Company granted 118,000 and 14,000 stock options during the year ended 1998 and the ten month period ended October 31, 1999, respectively, with an exercise price of $6.31 per share. No options are exercisable at October 31, 1999.

    Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation," defines and encourages the use of the fair-value method of accounting for employee stock-based compensation, but allows the continued use of the intrinsic value based method of accounting prescribed in Accounting Principles Board Opinion No. 25 and related interpretations. As permitted under SFAS No. 123, the Company continues to use the intrinsic method of accounting for stock-based compensation. Had the compensation cost for the Plan been determined using the

                                JB SYSTEMS, INC.

                               (D.B.A. MAINSAVER)
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

9. STOCK OPTIONS (CONTINUED)
fair-value method described in SFAS No. 123, the Company's net loss would not have been substantially different from the reported net loss in 1997 and 1998.

10. RELATED PARTY TRANSACTIONS

    The Company has a management agreement with one of its stockholders to provide management and consulting services related to the operations of the Company. The monthly service fee in connection with the agreement is $8,000 plus out-of-pocket expenses, and will continue until the occurrence of certain events as defined in the agreement. Additionally, the Company paid a $50,000 transaction fee to the stockholder in connection with the Recapitalization described in Note 3.

    Additionally, the Company entered into a consulting agreement with the Founder to provide services commencing February 1999 at $17,000 per month, plus benefits and out-of-pocket expenses, for one year.

11. LEGAL PROCEEDINGS

    On September 14, 1998, a former distributor of the Company filed an action alleging the Company wrongfully terminated its distribution agreement and is claiming damages of not less than $650,000. Settlement negotiations are in process. Management believes that the claim is without merit. Additionally, the Company has received indemnification from loss on the claim from the Founder.

12. EVENTS SUBSEQUENT TO DECEMBER 31, 1998

    In November 1999, the Company was acquired by Cayenta, Inc. for
$11.7 million cash of which approximately $8.2 million was paid at closing, $500,000 due in February 2000 and $3.0 million due May 2001 after satisfaction of possible working capital adjustments or indemnification obligations. In addition, Cayenta paid approximately $3.4 million to reduce the outstanding indebtedness of the Company. The Company entered into agreements with its option and warrant holders pursuant to which all options and warrants of the Company were terminated concurrently with the closing of the acquisition.

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholders
  Assist Cornerstone Technologies, Inc.

We have audited the accompanying balance sheets of Assist Cornerstone Technologies, Inc. as of December 12, 1999 and December 31, 1998, and the related statements of operations, shareholders' equity (deficit), and cash flows for the period ended December 12, 1999 and each of the two years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Assist Cornerstone Technologies, Inc. at December 12, 1999 and December 31, 1998, and the results of its operations and its cash flows for the period ended December 12, 1999 and for each of the two years in the period ended December 31, 1998 in conformity with accounting principles generally accepted in the United States.

                                          /s/ Ernst & Young LLP

Salt Lake City, Utah
February 11, 2000

                     ASSIST CORNERSTONE TECHNOLOGIES, INC.

                                 BALANCE SHEETS

                                                              DECEMBER 12,   DECEMBER 31,
                                                                  1999           1998
                                                              ------------   ------------
ASSETS
Current assets:
  Cash......................................................  $   558,703     $  741,701
  Accounts receivable, less allowance of $215,991 in 1999,
    $160,392 in 1998........................................    2,388,948      2,813,220
  Prepaid expenses..........................................      290,664         77,328
  Deferred income taxes.....................................      158,918        128,000
  Other receivables.........................................       43,253        107,277
                                                              -----------     ----------
Total current assets........................................    3,440,486      3,867,526
Property and equipment:
  Office furniture and equipment............................      316,247        312,447
  Leasehold improvements....................................       45,122         45,122
  Computer equipment........................................      524,049        369,647
                                                              -----------     ----------
                                                                  885,418        727,216
  Less accumulated depreciation.............................     (603,918)      (445,556)
                                                              -----------     ----------
Net property and equipment..................................      281,500        281,660
Loan fees, net of accumulated amortization of $131,888 in
  1999 and $80,296 in 1998..................................      247,261        298,853
Intangible asset, net of accumulated amortization of
  $225,000 in 1998..........................................           --         75,000
                                                              -----------     ----------
                                                              $ 3,969,247     $4,523,039
                                                              ===========     ==========

LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable..........................................  $ 1,740,912     $  928,770
  Accrued liabilities.......................................      646,871        397,353
  Deferred revenue..........................................      318,587        989,763
  Current portion of capital leases.........................       87,955         74,490
  Current portion of notes payable to related parties.......      160,000        160,000
                                                              -----------     ----------
Total current liabilities...................................    2,954,325      2,550,376
Long-term portion of capital leases.........................       59,588        142,243
Notes payable to related parties............................    2,300,000      1,845,617
Deferred income taxes.......................................           --        107,000
Other long-term liabilities.................................      106,091        151,558
Commitments and contingencies
Redeemable preferred stock:
  Preferred stock, issuable in series, $.001 par value,
    12,800 shares authorized; $100 per share liquidation
    value:
    Series A, redeemable preferred stock, 6,200 shares
     authorized; 6,200 shares issued and outstanding in 1999
     and 1998 (redemption value of $706,800)................      706,800        197,963
    Series B, redeemable preferred stock, 6,600 shares
     authorized; 5,000 shares issued and outstanding in 1999
     and 1998 (redemption value of $500,000)................      500,000        107,148
Shareholders' equity (deficit):
  Common stock, $.001 par value, 20,000,000 shares
    authorized; 4,661,645 shares issued in 1999, 4,642,787
    shares issued in 1998...................................        4,662          4,643
  Additional paid-in-capital................................           --             --
  Accumulated deficit.......................................   (2,662,219)      (583,509)
                                                              -----------     ----------
Total shareholders' equity (deficit)........................   (2,657,557)      (578,866)
                                                              -----------     ----------
                                                              $ 3,969,247     $4,523,039
                                                              ===========     ==========

SEE ACCOMPANYING NOTES.

                     ASSIST CORNERSTONE TECHNOLOGIES, INC.

                            STATEMENTS OF OPERATIONS

                                                        PERIOD ENDED    YEAR ENDED DECEMBER 31
                                                        DECEMBER 12,   -------------------------
                                                            1999          1998          1997
                                                        ------------   -----------   -----------
Revenues:
  Licenses............................................  $ 2,253,900    $ 2,392,583   $ 2,105,301
  Service and support.................................    6,068,965      4,604,541     3,399,074
  Hardware............................................    3,545,720      4,525,538     5,418,202
                                                        -----------    -----------   -----------
Total revenues........................................   11,868,585     11,522,662    10,922,577

Operating expenses:
  Cost of license revenue.............................      425,090        498,031       527,082
  Cost of service and support revenue.................    2,925,664      2,734,878     2,498,159
  Cost of hardware revenue............................    2,914,199      3,684,431     4,519,858
  General and administrative..........................    3,255,337      2,499,123     1,921,569
  Sales and marketing.................................    2,659,657      1,978,027     1,588,379
  Research and development............................      611,988        396,965       139,144
                                                        -----------    -----------   -----------
                                                         12,791,935     11,791,455    11,194,191
                                                        -----------    -----------   -----------

Loss from operations..................................     (923,350)      (268,793)     (271,614)

Other income (expense):
  Interest income.....................................       26,398         29,690        35,052
  Interest expense....................................     (480,334)      (318,716)     (200,939)
  Cumulative effect of change in taxable status of
    entity............................................           --             --      (236,000)
                                                        -----------    -----------   -----------
Loss before income taxes..............................   (1,377,286)      (557,819)     (673,501)
  Income tax benefit (expense)........................      137,918        179,794       (76,000)
                                                        -----------    -----------   -----------
Net loss..............................................   (1,239,368)      (378,025)     (749,501)
Accretion of:
  Series A preferred stock............................     (508,837)      (131,971)      (65,986)
  Series B preferred stock............................     (392,852)       (71,429)      (35,714)
                                                        -----------    -----------   -----------
Net loss applicable to common shareholders............  $(2,141,057)   $  (581,425)  $  (851,201)
                                                        ===========    ===========   ===========

SEE ACCOMPANYING NOTES.

                     ASSIST CORNERSTONE TECHNOLOGIES, INC.

                  STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)

                                             COMMON STOCK        ADDITIONAL
                                         ---------------------     PAID-IN     ACCUMULATED
                                           SHARES      AMOUNT      CAPITAL       DEFICIT        TOTAL
                                         ----------   --------   -----------   -----------   -----------
Balances at January 1, 1997............  8,500,000    $ 2,000    $        --   $ 1,118,142   $ 1,120,142
  Issuance of common stock.............     97,112         97         43,403            --        43,500
  Issuance of common stock upon
    exercise of preemptive right.......    315,430        315           (215)           --           100
  Adjustment to par value for stock
    split..............................         --      6,501         (6,501)           --            --
  Issuance of Series A preferred
    stock..............................         --         --        619,994            --       619,994
  Issuance of Series B preferred
    stock..............................         --         --        499,995            --       499,995
  Issuance of warrant to purchase
    2,166,377 common shares............         --         --        198,100            --       198,100
  Shares acquired in shareholder
    buyout.............................  (4,250,000)   (4,250)    (1,053,434)     (562,316)   (1,620,000)
  Accretion of Series A preferred
    stock..............................         --         --        (65,986)           --       (65,986)
  Accretion of Series B preferred
    stock..............................         --         --        (35,714)           --       (35,714)
  Net loss.............................         --         --             --      (749,501)     (749,501)
                                         ----------   -------    -----------   -----------   -----------
Balances at December 31, 1997..........  4,662,542      4,663        199,642      (193,675)       10,630
  Issuance of common stock for
    services...........................     43,331         43         13,886            --        13,929
  Issuance of warrant to purchase
    100,000 common shares..............                               18,000            --        18,000
  Shares acquired in shareholder
    buyout.............................    (63,086)       (63)       (39,937)           --       (40,000)
  Accretion of Series A preferred
    stock..............................         --         --       (131,971)           --      (131,971)
  Accretion of Series B preferred
    stock..............................         --         --        (59,620)      (11,809)      (71,429)
  Net loss.............................         --         --             --      (378,025)     (378,025)
                                         ----------   -------    -----------   -----------   -----------
Balances at December 31, 1998..........  4,642,787      4,643             --      (583,509)     (578,866)
  Issuance of common stock for
    services...........................      3,056          3          7,497            --         7,500
  Issuance of common stock upon
    exercise of stock options..........     15,802         16          9,465            --         9,481
  Issuance of warrant to purchase
    186,192 common shares..............         --         --         42,824            --        42,824
  Issuance of warrant to purchase
    256,126 common shares..............         --         --          2,561            --         2,561
  Accretion of Series A preferred
    stock..............................         --         --        (62,347)     (446,490)     (508,837)
  Accretion of Series B preferred
    stock..............................         --         --             --      (392,852)     (392,852)
  Net loss.............................         --         --             --    (1,239,368)   (1,239,368)
                                         ----------   -------    -----------   -----------   -----------
Balances at December 12, 1999..........  4,661,645    $ 4,662    $        --   $(2,662,219)  $(2,657,557)
                                         ==========   =======    ===========   ===========   ===========

SEE ACCOMPANYING NOTES.

                     ASSIST CORNERSTONE TECHNOLOGIES, INC.

                            STATEMENTS OF CASH FLOWS

                                                              PERIOD ENDED   YEAR ENDED DECEMBER 31,
                                                              DECEMBER 12,   -----------------------
                                                                  1999          1998         1997
                                                              ------------   ----------   ----------
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss....................................................  $(1,239,368)   $(378,025)   $(749,501)
Adjustments to reconcile net loss to net cash (used in)
  provided by operating activities:
    Depreciation and amortization...........................      233,362      309,121      217,664
    Amortization of loan fees...............................       51,592       53,950       26,346
    Amortization of rental fees.............................       45,467        3,789           --
    Accretion on note payable to related party for
      warrant...............................................      156,944       28,284       15,333
    Warrant issued for services.............................       42,824           --           --
    Provision for bad debts.................................       66,895      219,153        9,023
    Common stock issued for services........................        7,500       13,929           --
    Deferred income taxes...................................     (137,918)    (180,000)     159,000
    Change in operating assets and liabilities:
      Accounts receivable...................................      357,377     (458,598)    (300,669)
      Prepaid expenses and other receivables................     (149,312)     (81,666)     (43,339)
      Accounts payable......................................      812,142       68,722      286,404
      Accrued liabilities and other long-term liabilities...      158,584      106,980       19,779
      Deferred revenue......................................     (671,176)     342,001      349,047
      Income taxes payable..................................           --     (132,821)     132,821
                                                              -----------    ---------    ---------
Net cash (used in) provided by operating activities.........     (265,087)     (85,181)     121,908

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment.........................     (158,202)     (68,638)     (62,679)
Addition of intangible asset................................           --           --     (300,000)
                                                              -----------    ---------    ---------
Net cash used in investing activities.......................     (158,202)     (68,638)    (362,679)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from notes to related parties......................      460,000      160,000           --
Principal payments on notes to related parties..............     (160,000)     (75,000)     (25,000)
Proceeds from short-term financing..........................      118,906           --           --
Payments on short-term financing............................     (118,906)          --           --
Net proceeds from issuance of debt..........................           --           --    1,638,851
Principal payments on line of credit........................           --           --     (200,000)
Net proceeds from lease buyout..............................           --      155,347           --
Principal payments on capital lease obligations.............      (69,190)     (69,315)     (61,182)
Net proceeds from issuance of common stock..................        9,481           --       43,600
Proceeds from issuance of preferred stock...................           --           --      500,000
Issuance of warrant.........................................           --           --          100
Shareholder buyout..........................................           --      (40,000)    (900,000)
                                                              -----------    ---------    ---------
Net cash provided by financing activities...................      240,291      131,032      996,369
                                                              -----------    ---------    ---------
Net (decrease) increase in cash.............................     (182,998)     (22,787)     755,598
Cash at beginning of year...................................      741,701      764,488        8,890
                                                              -----------    ---------    ---------
Cash at end of period.......................................  $   558,703    $ 741,701    $ 764,488
                                                              ===========    =========    =========

SEE ACCOMPANYING NOTES.

                     ASSIST CORNERSTONE TECHNOLOGIES, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. DESCRIPTION OF BUSINESS

    Assist Cornerstone Technologies, Inc., (the Company) is a Utah Corporation formed in December 1987. The Company develops financial accounting software designed to run on the IBM AS/400. The Company has a working relationship with IBM, which includes the remarketing of IBM hardware. The Company generates revenue from three primary sources: license fees, consulting services and software support, and hardware resales.

    The Company is developing an e-commerce solution based on its current developed technology.

    The Company employs a direct sales force with salespersons located in California, Florida, Illinois, Utah, Georgia, Washington, Maryland, Texas and Massachusetts.

    On June 11, 1997 the Company entered into a series of transactions, the net effect of which was a recapitalization of the Company. The Company received $2,500,100 from an outside group of investors. Of this total, $2,000,000 was received in exchange for a promissory note (Note 4) bearing interest at twelve percent and due in seven years; $500,000 was received in exchange for 5,000 shares of Series B Non-Cumulative Non-Voting Redeemable Preferred Stock; and, $100 was received for 2,166,377 warrants convertible into common stock at zero cost.

    The Company used a portion of the proceeds to repurchase 4,250,000 shares of common stock from a selling shareholder and also paid a portion of the proceeds as consideration for a non-compete agreement. The selling shareholder received additional consideration in the form of a $100,000 note payable and 6,200 shares of Series A Cumulative Convertible Redeemable Exchangeable Non-Voting Preferred Stock.

2. SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES

    The preparation of financial statements in conformity with general accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts in the financial statements and the accompanying notes. Actual results could differ from those estimates.

RECLASSIFICATIONS

    Certain prior year amounts have been reclassified to conform to the current year presentation.

CONCENTRATION OF CREDIT RISK

    Financial instruments that potentially subject the Company to concentration of credit risk consist principally of cash and accounts receivable. Risks associated with cash are mitigated by banking with creditworthy institutions. The Company sells its products to distributors and end users. To reduce credit risk, management performs periodic credit evaluations of its customers' financial condition and requires deposits from new customers. The Company maintains reserves for potential credit losses, but historically has not experienced any significant losses related to end users or distributors.

SEGMENT INFORMATION

    In June 1997, the Financial Accounting Standards Board issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." This statement establishes standards for the way companies report information about operating segments in financial statements. It also establishes

                     ASSIST CORNERSTONE TECHNOLOGIES, INC.

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) standards for related disclosures about products and services, geographic areas, and major customers. In accordance with the provisions of SFAS No. 131, the Company has determined that it does not currently have any separately reportable operating segments. Revenues from foreign operations have been insignificant.

PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost, less accumulated depreciation. Depreciation and amortization are determined using the straight-line method over the estimated useful lives of the assets ranging from three to ten years. Leasehold improvements are amortized over the shorter of the estimated lives or the remaining lease term. Maintenance and repairs are expensed as incurred.

INTANGIBLE ASSETS

    Intangible assets consist of a non-compete agreement that is stated at cost. Amortization is calculated on the straight-line method, a rate based on an estimated useful life of two years. The asset was fully depreciated by December 12, 1999.

IMPAIRMENT OF LONG-LIVED ASSETS

    In accordance with Statement of Financial Accounting Standards (SFAS)
No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS TO BE DISPOSED OF, the Company reviews long-lived and intangible assets for impairment whenever events or circumstances indicate the carrying value of an asset may not be recoverable. In evaluating whether an impairment exists, the Company compares the carrying value of the asset to the estimated undiscounted future cash flows. If an impairment is deemed to exist, the asset's carrying value is adjusted to the present value of its estimated future cash flows.

DEFERRED REVENUE

    Service revenue is deferred and recognized ratably over the term of the service contracts, on a straight-line basis. Costs for work performed under the service contracts are charged to operations as incurred.

INCOME TAXES

    The Company was an S Corporation from inception through June 11, 1997 and therefore did not compute a federal or state income tax provision under current tax laws prior to that date. Shareholders were taxed on their share of the Company's income while the Company was an S Corporation. From June 12, 1997 forward the Company has operated as a C Corporation. The 1997 tax provision on the financial statements reflects the cumulative effect of changing from an S corporation and also provides for the period the Company was a C Corporation.

    The Company uses an asset and liability approach to account for income taxes which requires recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the financial statement carrying amount and the tax bases of assets and liabilities and net operating loss and tax credit carry forwards.

                     ASSIST CORNERSTONE TECHNOLOGIES, INC.

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
STOCK OPTIONS

    The Company has elected to follow Accounting Principles Board Opinion
No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES (APB 25) and related Interpretations in accounting for its employee stock options rather than adopting the alternative fair value accounting provided for under FASB Statement No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION (SFAS 123). Under APB 25, because the exercise price of the Company's stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

REVENUE RECOGNITION

    Revenue from software license agreements are recognized currently, provided that all of the following conditions are met: A noncancelable license agreement has been signed, the software has been delivered, there are no material uncertainties regarding customer acceptance, collection of the resulting receivable is deemed probable and the risk of concession is deemed remote, and no other significant vendor obligations exist.

    Support revenue is recognized ratably over the life of the support contract, which is generally one year. Service revenue from consulting and custom programming is recognized as the services are performed. No accrual for losses on fixed price contracts was made at period end, as management believes that expected future costs do not exceed anticipated future revenues. The associated costs are included in the cost of service and support revenue. Hardware revenue is recognized on the date IBM ships the hardware to the customer with the associated costs included in cost of hardware revenue.

RESEARCH AND DEVELOPMENT

    Research and development expenditures are charged to operations as incurred. Statement of Financial Accounting Standards ("SFAS") No. 86, ACCOUNTING FOR THE COSTS OF COMPUTER SOFTWARE TO BE SOLD, LEASED OR OTHERWISE MARKETED, requires capitalization of certain software development costs subsequent to the establishment of technological feasibility.

    Based on the Company's product development process, technological feasibility is established upon completion of a working model. Costs incurred by the Company between completion of the working model and the point at which the product is ready for general release have been insignificant.

ADVERTISING COSTS

    Advertising costs are expensed in the period in which they are incurred. Advertising costs were $275,272, $51,234 and $14,736, respectively for the period ended December 12, 1999 and for the years ended December 31, 1998 and 1997.

COMPREHENSIVE INCOME

    In 1998, the Company adopted SFAS No. 130, REPORTING COMPREHENSIVE INCOME, which is effective for fiscal years beginning after December 15, 1997. SFAS
No. 130 requires that all items that are recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. The items of other comprehensive income that are typically required to be displayed are foreign currency items,

                     ASSIST CORNERSTONE TECHNOLOGIES, INC.

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) minimum pension liability adjustments, and unrealized gains and losses on certain investments in debt and equity securities. There were no items of other comprehensive income in 1999 or prior.

INTERNALLY DEVELOPED SOFTWARE

    In March 1998, the Accounting Standards Executive Committee issued Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. SOP 98-1 requires all costs related to the development of internal use software other than those incurred during the application development stage to be expensed as incurred. Costs incurred during the application development stage are required to be capitalized and amortized over the estimated useful life of the software. The Company adopted SOP 98-1 on January 1, 1999 and the costs eligible for capitalization have been insignificant to date.

SUPPLEMENTAL CASH FLOW INFORMATION

    Supplemental disclosures of cash flow information were as follows:

                                                PERIOD
                                                 ENDED      YEAR ENDED DECEMBER 31,
                                              DECEMBER12,   -----------------------
                                                 1999          1998         1997
                                              -----------   ----------   ----------
Cash paid for:
  Interest..................................   $296,760      $288,075     $185,606
  Income taxes..............................         --            --       24,000

SCHEDULE OF NON CASH INVESTING AND FINANCING
  ACTIVITIES
  Issuance of warrant(s) in connection with
    $300,000 note in 1999, $160,000 note in
    1998 and $2,000,000 note in 1997........      2,561        18,000      198,000
  Issuance of warrant(s) in connection with
    obtaining a binding financing commitment
    in 1999.................................     42,824            --           --
  Issuance of note in shareholder buyout....         --            --      100,000

3. COMMITMENTS AND CONTINGENCIES

    The Company entered into a $345,000, sixty month lease agreement in September 1996. The agreement was used to acquire furniture, a phone system, and computer equipment for the new leased facilities and is collateralized by this equipment. The ownership of the equipment passes to the Company at the end of the lease period. The lease carries an annual interest rate of 10.4%. Annual lease payments total $93,746.

    The Company entered into a sixty month lease agreement in October 1995. The Company acquired leasehold improvements valued at $20,255, and the lease is collateralized by these improvements.

    The Company entered into a non-cancellable operating lease with a related party for its new headquarters in May 1996. Beginning November 1, 1998, the Company agreed to modify the lease. In

                     ASSIST CORNERSTONE TECHNOLOGIES, INC.

3. COMMITMENTS AND CONTINGENCIES (CONTINUED) exchange for consideration received of $155,347, the Company agreed to a monthly rent increase of $4,205 through the remaining term of the lease. The consideration received has been accrued and is being offset against future rent expense on a straight-line basis over the remaining initial lease term. The lease runs through April 30, 2004, and contains an option to renew the lease for two, successive five year periods. The Company may exercise the option at any time. The lease requires future annual payments of $201,856. The Company entered into two other facilities leases in 1997. One lease is for a sales office in Illinois, and the other is for a sales office in Southern California. Both leases are on a month to month basis. Rent expense was approximately $166,000 for the period ended December 12, 1999 and $161,000 and $157,000 for the years ended December 31, 1998 and 1997, respectively.

    The following summarizes the future minimum lease payments required under non-cancellable leases with initial terms greater than one year as of December 12, 1999:

                                                                               OPERATING
YEAR ENDING DECEMBER 31                                       CAPITAL LEASES     LEASE
-----------------------                                       --------------   ----------
2000........................................................     $ 99,431      $  207,993
2001........................................................       66,521         201,856
2002........................................................           --         201,856
2003........................................................           --         201,856
2004........................................................           --          67,285
Thereafter..................................................           --              --
                                                                 --------      ----------
Total.......................................................      165,952      $  880,846
                                                                               ==========
Amount representing interest................................      (18,409)
                                                                 --------
Present value of minimum payments...........................      147,543
Current portion of capital leases...........................      (87,955)
                                                                 --------
Long-term portion of capital leases.........................     $ 59,588
                                                                 ========

    Furniture and equipment includes assets recorded under capital leases of approximately $328,950 at December 12, 1999 and December 31, 1998. Accumulated depreciation on assets recorded under capital leases was $270,080 at December 12, 1999 and $192,914 at December 31, 1998.

    The Company is involved in various legal proceedings which arise from time to time in connection with the conduct of the Company's business. In the opinion of management, such proceedings will not have a material adverse effect on the Company's financial condition, results of operations, or cash flows.

4. DEBT FINANCING

    On June 11, 1997 the Company issued a $2,000,000 Note to an outside group of investors. The Note is due in seven years and carries an interest rate of twelve percent. Interest is due monthly with principal payments due quarterly over the final three years of the Note. The Note is secured by all tangible and intangible assets of the Company.

    On February 13, 1998 the Company issued a $160,000 secured convertible promissory note to an outside group of investors with a warrant to purchase up to 100,000 common shares at $.45 per share. The note is convertible at any time into 1,600 Series B preferred shares, subject to certain adjustments. In addition, the Company will issue a warrant to purchase 257,341 common shares at $.45 per share if certain events occur. The note was due in one year and carried an interest rate of ten percent with interest due monthly. This note was paid on March 26, 1999.

                     ASSIST CORNERSTONE TECHNOLOGIES, INC.

4. DEBT FINANCING (CONTINUED)
    In May of 1999 the Company issued an additional $160,000 secured convertible promissory note to the same outside group of investors with substantially the same terms as documented above except new warrants were not issued but the warrants issued above were extended. The note is due May 12, 2000 and carries an interest rate of ten percent.

    In July of 1999 the Company signed an accounts receivable purchase agreement with Silicon Valley Bank authorizing availability of up to $1,000,000 from receivable balances less than 90 days past due to be purchased by Silicon Valley Bank. Interest is charged at prime plus 4% and the agreement is effective for one year. The Company borrowed approximately $118,900 during the period ended December 12, 1999 and repaid all borrowings prior to December 12, 1999.

    On September 22, 1999 the Company issued a note to a shareholder for cash of $300,000. The Company agreed to a repayment schedule to coincide with the repayment schedule for the $2,000,000 loan discussed above. As part of the agreement the shareholder agreed to subordinate its security position to Silicon Valley Bank, waive the original loan covenants under the $2,000,000 loan agreement and modify the loan covenants. The Company is in compliance with the modified loan covenants.

    Interest payments on the Notes totaled $263,468, $252,000 and $134,667 for the period ended December 12, 1999 and the years ended December 31, 1998 and 1997, respectively.

5. REDEEMABLE PREFERRED STOCK

    On June 9, 1997 the Company authorized a total of 12,800 shares of redeemable preferred stock, with a par value per share of $0.001 and a liquidation value per share of $100. The redeemable preferred stock is issuable in series consisting of 6,200 shares of Series A 7% Cumulative Convertible Redeemable Exchangeable Non-Voting preferred stock (Series A Preferred) and 6,600 shares of Series B 8% Non-Cumulative Non-Voting redeemable preferred stock (Series B Preferred).

    In exchange for $100 and in connection with the recapitalization, the Company issued a warrant convertible into 2,166,377 shares of common stock at zero cost. An additional $500,000 was received in exchange for 5,000 shares of Series B Preferred. The holder of the Series B Preferred and warrant is entitled to designate two of the five directors to the Company's Board of Directors. The Series B Preferred is mandatorily redeemable upon maturity, prepayment or mandatory prepayment of the Note (See Note 4). Accretion totaling $392,852, $71,429 and $35,714 have been recorded for the period ended December 12, 1999 and the years ended December 31, 1998 and 1997, respectively, as an increase to the value of the Series B Preferred stock to reflect the redemption provision.

    In June 1997, the Company used a portion of the proceeds from the recapitalization to repurchase 4,250,000 shares of common stock from a selling shareholder and also paid a portion of the proceeds as consideration for a non-compete agreement. The selling shareholder received additional consideration in the form of a $100,000 note payable (none of which remains outstanding at December 31, 1998) issued by the Company and 6,200 shares of Series A Preferred stock. The Series A Preferred stock is convertible on a share-for-share basis into common stock at $1.50 per share. The Series A Preferred stock is mandatorily redeemable if the Note is still outstanding at the end of the 85th month from the original issue date. The preferred shares, however, cannot be redeemed if the Note is in default or redemption of the preferred shares would cause the Note to be in default or cause a reduction in the Company's capital to less than the amount of capital required by law. For the period ended
December 12, 1999 and the years ended December 31, 1998 and 1997, the Company accreted $508,837 $131,971 and $65,986, respectively, relating to the Series A preferred shares.

                     ASSIST CORNERSTONE TECHNOLOGIES, INC.

6. SHAREHOLDERS' EQUITY (DEFICIT)

    In March 1997, the Company authorized a 425 for one forward stock split. All share amounts have been retroactively adjusted to reflect the forward stock split.

    At December 12, 1999, the Company had reserved 7,291,650 shares of common stock for future issuance, including 413,333 shares reserved for the conversion of Series A Preferred, 4,070,606 shares for exercise of warrants, and 2,807,711 shares for the exercise of stock options.

    On June 9, 1997 the Company changed the par value per share of the Common Stock from $0.0002 to $0.001 and increased the number of authorized shares of the Company's Common Stock from 10,000,000 shares to 20,000,000 shares.

    In 1997, a former shareholder exercised his preemptive right to purchase
5 percent of the Company's common stock for $100, which resulted from the sale of ten percent or more of the then outstanding stock.

STOCK OPTION PLAN

    On March 1, 1996, the Board of Directors adopted an employee stock option plan which authorized 1,000,000 common shares for issuance under the provisions of the plan. The stock option plan was subsequently amended to increase the authorized number of common shares issuable to 2,807,711. During 1997, 410,830 options were granted to Company personnel and 31,602 options were issued to an outside consultant. The stock options issued to the outside consultant were granted at their deemed fair value ($.45). The options were valued at approximately $6,200 using the Black-Scholes option valuation model. For the year ended December 31, 1998 the company granted 207,900 options to employees. For the period ended December 12, 1999, the Company granted 1,186,250 options of which 530,000 were to board members and 656,250 were to employees. The options issued to Company personnel vest three or four years from the date of grant and expire no more than ten years from the date of grant.

    A summary of stock option activity, and related information for the period ended December 12, 1999 and the years ended December 31, 1998 and 1997 follows:

                                                                 OUTSTANDING STOCK
                                                                      OPTIONS
                                                    SHARES     ---------------------     WEIGHTED-
                                                  AVAILABLE    NUMBER OF   PRICE PER      AVERAGE
                                                  FOR GRANT     SHARES       SHARE     EXERCISE PRICE
                                                  ----------   ---------   ---------   --------------
Balance at January 1, 1997......................     273,500     726,500   $     .60        $.60
  Additional authorization......................   1,807,711          --          --          --
  Options granted...............................    (442,432)    442,432   $ .45-.60        $.58
  Options canceled..............................     249,477    (249,477)  $     .60        $.60
                                                  ----------   ---------
Balance at December 31, 1997....................   1,888,256     919,455   $ .45-.60        $.60
  Options granted...............................    (207,900)    207,900   $     .45        $.45
                                                  ----------   ---------
Balance at December 31, 1998....................   1,680,356   1,127,355   $ .45-.60        $.51
Options granted.................................  (1,186,250)  1,186,250   $.45-1.00        $.99
Options canceled................................     900,559    (900,559)  $.45-1.00        $.61
                                                  ----------   ---------
Balance at December 12, 1999....................   1,394,665   1,413,046   $.45-1.00        $.86
                                                  ==========   =========
Exercisable at December 12, 1999................               1,162,816   $.45-1.00        $.62
                                                               =========

                     ASSIST CORNERSTONE TECHNOLOGIES, INC.

6. SHAREHOLDERS' EQUITY (DEFICIT) (CONTINUED)
    The weighted average fair value of options granted for the period ended December 12, 1999 was $.39 and for the years ended December 31, 1998 and 1997 was $.18 and $.18, respectively. The weighted average remaining contractual life of the options outstanding and options exercisable at December 12, 1999 was
8.9 years and 7.4 years, respectively.

    >Pro forma information regarding net income (loss) is required by SFAS 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method. The fair value of these options was estimated at the date of grant using a Minimum Value option pricing model with the following weighted average assumptions for the period ended December 12, 1999 and for the years ended December 31, 1998 and 1997, respectively: risk-free interest rate of 5.0; dividend yield of 0%; and a weighted-average expected life of the option of 10 years.

    >For purposes of pro forma disclosures, the estimated fair value of the options is amortized over the options' vesting period. Because the effect of SFAS No. 123 is prospective, the initial impact on pro forma net loss may not be representative of compensation expense in future years.

    >For the period ended December 12, 1999 and the years ended December 31, 1998 and 1997, pro forma net loss was approximately $1,512,282, $343,000 and $805,000, respectively.

    Prior to December 12, 1999, all individuals holding stock options entered into a "stock options exercise agreement," whereby stock options became fully vested, or an "agreement to terminate the options," whereby the stock options are exchanged for cash, contingent upon an acquisition of the Company.

WARRANTS

    In connection with the issuance of a $2,000,000 Note to a related party, the Company issued a warrant to purchase 2,166,377 shares of the Company's common stock at zero cost. Each warrant is exercisable for a period of ten years from the date of the closing of the Note. In addition, at closing, the Company issued a warrant to acquire an additional 373,576 for $.10 per share to one individual

    In June 1997 the Company also issued a warrant for services provided to purchase 79,322 shares of common stock at $.10 per share.

    In February 1998, the Company issued a warrant to purchase 100,000 common shares at $.45 per share in connection with the issuance of a secured promissory note for $160,000 to a related party. In conjunction with the issuance of the warrant, the Company capitalized additional expense of $18,000 to loan fees in the accompanying balance sheet. The warrant expired one year from the date of the debt issuance but was extended with additional borrowings the next month.

    On April 29, 1999, the Company entered into an agreement for services to be provided and granted a warrant to purchase 837,864 shares of common stock at an exercise price of $1.00. At the signing of the agreement 186,192 warrants to purchase common stock vested. The remaining warrants vest as certain events take place, which had not occurred at December 12, 1999.

    During the period ended December 12, 1999, the Company issued additional warrants to purchase common stock to a related party, in conjunction with providing additional financing for the Company. These consisted of a contingent warrants to purchase 257,341 shares of common stock with an exercise price of $.45 and warrants to purchase 256,126 shares of common stock with an exercise price of $1.00.

    Warrants to purchase 3,161,593 and 2,719,275 shares of common stock were outstanding at December 12, 1999 and December 31, 1998, respectively, with contingent warrants to purchase 909,013 shares of common stock outstanding at December 12, 1999.

                     ASSIST CORNERSTONE TECHNOLOGIES, INC.

7. BENEFIT PLAN

    The Company has a 401(k) savings plan that covers substantially all full-time employees. Under the terms of the plan, the Company provides no match of employee contributions. Employees are eligible for participation after one month of service. The Company's administrative expenses relating to the 401(k) plan was $3,532 for the period ended December 12, 1999 and $4,744 and $5,230 for the years ended December 31, 1998 and 1997, respectively.

8. INCOME TAXES

    The provision for income taxes is computed for the period June 11, 1997 (when the Company converted from Subchapter S to Subchapter C status) to December 12, 1999 and consists of the following:

                                                                YEARS ENDED
                                             PERIOD ENDED       DECEMBER 31,
                                             DECEMBER 12,   --------------------
                                                 1999         1998        1997
                                             ------------   ---------   --------
Current taxes:
  Federal..................................    $      --    $      --   $127,000
  State....................................           --           --     26,000

Deferred taxes:
  Federal..................................     (120,394)    (164,000)   (70,000)
  State....................................      (17,524)     (16,000)    (7,000)
                                               ---------    ---------   --------
                                               $(137,918)   $(180,000)  $ 76,000
                                               =========    =========   ========

    Deferred income taxes are provided for temporary differences in recognizing certain income and expense items for financial and tax reporting purposes. Significant components of deferred tax assets and liabilities are as follows:

                                                                YEARS ENDED
                                             PERIOD ENDED       DECEMBER 31,
                                             DECEMBER 12,   --------------------
                                                 1999         1998       1997
                                             ------------   --------   ---------
Deferred tax assets:
  Allowance for doubtful accounts..........    $105,000     $ 60,000   $  53,000
  Accrued liabilities and other............      70,000       80,000      42,000
  Covenant not to compete..................          --       73,000      24,000
  Net operating loss carryforward and
    carryback..............................     369,000           --          --
                                               --------     --------   ---------
Total deferred assets......................     544,000      213,000     119,000

Deferred tax liabilities:
  Change from Cash to Accrual..............     (77,000)    (155,000)   (232,000)
  Depreciation.............................      (1,000)     (24,000)    (32,000)
  Other....................................      (3,000)     (13,000)    (14,000)
                                               --------     --------   ---------
Total deferred liabilities.................     (81,000)    (192,000)   (278,000)
                                               --------     --------   ---------
Net deferred tax asset (liability).........    $463,000     $ 21,000   $(159,000)
                                               ========     ========   =========

                     ASSIST CORNERSTONE TECHNOLOGIES, INC.

8. INCOME TAXES (CONTINUED)
    A valuation allowance is required by SFAS 109 if, based on the weight of the available evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. The need for the valuation allowance is evaluated periodically by management. Based on available evidence, including operating losses over the prior three years, management concluded that a valuation allowance of $304,000 was necessary at December 12, 1999, to partially offset the net deferred tax asset.

9. SUBSEQUENT EVENTS

    On December 7, 1999, the Company signed a Stock Exchange and Stock Purchase Agreement. This agreement entitles the selling shareholders to exchange their common stock in the company for cash and stock in Cayenta, Inc. (Cayenta).

    On December 13, 1999, the sale of the Company to Cayenta became effective. Cayenta acquired the Company for 516,458 shares of Cayenta's Class A Common Stock and approximately $12.9 million in cash, of which $9.9 million was paid at the closing. Cayenta also paid approximately $3.2 million to retire outstanding indebtedness with accrued interest and redeem all of the Company's outstanding preferred stock.

    In conjunction with the acquisition, the Company purchased 456,842 stock options for $687,583 and the remaining stock options became fully vested and were exercised into 956,204 shares of the Company's common stock. All warrants were exercised into 4,707,606 shares of Assist common stock. All Assist common shares issued and outstanding were exchanged for cash and stock in Cayenta.

                                AUDITORS' REPORT

To the Board of Directors
SFG Technologies Inc.

    We have audited the consolidated balance sheets of SFG Technologies Inc. as at December 21, 1999 and December 31, 1998 and the consolidated statements of operations, deficit and cash flows for the period from January 1, 1999 to December 21, 1999, the eight months ended December 31, 1998 and the years ended April 30, 1998 and 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

    In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 21, 1999 and December 31, 1998 and the results of its operations and cash flows for the period from January 1, 1999 to December 21, 1999, the eight months ended December 31, 1998 and the years ended April 30, 1998 and 1997 in accordance with Canadian generally accepted accounting principles.

    Significant measurement differences between Canadian and United States accounting principles as they affect these consolidated financial statements are explained and quantified in note 16.

KPMG LLP

Chartered Accountants

Vancouver, Canada

January 31, 2000

                             SFG TECHNOLOGIES INC.

                          CONSOLIDATED BALANCE SHEETS

                          (EXPRESSED IN U.S. DOLLARS)

                                                              DECEMBER 21,   DECEMBER 31,
                                                                  1999           1998
                                                              ------------   -------------
ASSETS
Current assets:
  Cash and cash equivalents.................................  $   277,094     $   331,709
  Accounts receivable.......................................    1,826,428       1,511,403
  Investment tax credits receivable.........................      143,748         195,338
  Prepaid expenses..........................................      139,670          64,766
                                                              -----------     -----------
                                                                2,386,940       2,103,216
Capital assets (note 4).....................................      655,988         535,856
Investment..................................................       67,705         130,225
  Deferred charges..........................................      289,776              --
                                                              -----------     -----------
                                                              $ 3,400,409     $ 2,769,297
                                                              ===========     ===========

LIABILITIES AND SHAREHOLDERS' DEFICIENCY
Current liabilities:
  Bank indebtedness (note 6)................................  $ 1,029,113     $ 1,084,126
  Accounts payable and accrued liabilities..................    1,732,540       1,150,286
  Current portion of deferred revenue (note 7)..............      860,237         653,348
  Current portion of long-term debt (note 8)................      185,119         318,454
  Current portion of obligations under capital leases (note
    9)......................................................      106,047         161,777
                                                              -----------     -----------
                                                                3,913,056       3,367,991
Deferred revenue (note 7)...................................      457,597         435,238
Long-term debt (note 8).....................................    1,766,995       3,184,209
Obligations under capital leases (note 9)...................       56,971          39,125
                                                              -----------     -----------
                                                                6,194,619       7,026,563
Shareholders' deficiency:
  Share capital (note 10)...................................    5,063,248       3,013,364
  Deficit...................................................   (7,813,556)     (7,398,286)
  Foreign currency translation account......................      (43,902)        127,656
                                                              -----------     -----------
                                                               (2,794,210)     (4,257,266)
Commitments (note 12)
Subsequent event (notes 8, 10(b), (c), and 13)
Year 2000 Issue (note 15)
                                                              -----------     -----------
                                                              $ 3,400,409     $ 2,769,297
                                                              ===========     ===========

          See accompanying notes to consolidated financial statements

                             SFG TECHNOLOGIES INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                          (EXPRESSED IN U.S. DOLLARS)

                                                       PERIOD FROM
                                                        JANUARY 1,    EIGHT MONTHS
                                                         1999 TO          ENDED        YEARS ENDED APRIL 30,
                                                       DECEMBER 21,   DECEMBER 31,    ------------------------
                                                           1999           1998           1998          1997
                                                       ------------   -------------   -----------   ----------
Revenues.............................................   $6,749,060     $3,604,916     $ 3,533,514   $7,188,855
Cost of sales........................................    1,347,834        613,963         783,415    1,240,885
                                                        ----------     ----------     -----------   ----------
Gross profit.........................................    5,401,226      2,990,953       2,750,099    5,947,970
Costs and expenses:
  Selling, general and administrative................    3,233,555      1,695,256       3,931,291    4,494,763
  Research and development...........................    2,245,363      1,137,626       1,784,763    1,549,092
  Write-down of deferred software development costs
    (note 5).........................................           --             --       2,653,486           --
  Gain on sale of division (note 14).................           --             --              --     (424,366)
                                                        ----------     ----------     -----------   ----------
                                                         5,478,918      2,832,882       8,369,540    5,619,489
                                                        ----------     ----------     -----------   ----------
Operating profit (loss)..............................      (77,692)       158,071      (5,619,441)     328,481
Interest expense.....................................      337,578        217,905         366,412      203,501
                                                        ----------     ----------     -----------   ----------
Income (loss) before income tax expense..............     (415,270)       (59,834)     (5,985,853)     124,980
Income tax benefit (expense) (note 11)...............           --             --         397,445      (29,995)
                                                        ----------     ----------     -----------   ----------
Net income (loss)....................................   $ (415,270)    $  (59,834)    $(5,588,408)  $   94,985
                                                        ==========     ==========     ===========   ==========

          See accompanying notes to consolidated financial statements.

                             SFG TECHNOLOGIES INC.

                       CONSOLIDATED STATEMENTS OF DEFICIT

                          (EXPRESSED IN U.S. DOLLARS)

                                             PERIOD FROM
                                              JANUARY 1,    EIGHT MONTHS
                                               1999 TO          ENDED         YEARS ENDED APRIL 30,
                                             DECEMBER 21,   DECEMBER 31,    -------------------------
                                                 1999           1998           1998          1997
                                             ------------   -------------   -----------   -----------
Deficit, beginning of period...............  $(7,398,286)    $(7,304,757)   $(1,686,037)  $(1,694,303)
Premium on redemption of shares
  (note 10(d)).............................           --         (33,695)       (30,312)      (86,719)
Net income (loss)..........................     (415,270)        (59,834)    (5,588,408)       94,985
                                             -----------     -----------    -----------   -----------
Deficit, end of period.....................  $(7,813,556)    $(7,398,286)   $(7,304,757)  $(1,686,037)
                                             ===========     ===========    ===========   ===========

          See accompanying notes to consolidated financial statements.

                             SFG TECHNOLOGIES INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                          (EXPRESSED IN U.S. DOLLARS)

                                                               PERIOD FROM
                                                               JANUARY 1,     EIGHT MONTHS
                                                                 1999 TO          ENDED         YEARS ENDED APRIL 30,
                                                              DECEMBER 21,    DECEMBER 31,    -------------------------
                                                                  1999            1998           1998          1997
                                                              -------------   -------------   -----------   -----------
Cash flows from operating activities:
  Net income (loss).........................................   $ (415,270)      $ (59,834)    $(5,588,408)  $    94,985
  Items not involving cash:
    Amortization............................................      213,610         100,877         197,545     1,479,420
    Gain on sale of division................................           --              --              --      (424,366)
    Loss on sale of asset...................................       37,592              --              --        12,243
    Common stock issued in exchange for services............           --              --          19,534            --
    Write-down of deferred software development costs.......           --              --       2,653,486            --
    Deferred income taxes...................................           --              --        (390,587)       29,477
    Changes in non-cash operating working capital:
      Accounts receivable...................................     (315,025)        (77,974)        386,758      (527,753)
      Investment tax credits receivable.....................       51,590              --         503,105      (140,855)
      Prepaid expenses......................................      (74,904)         (4,576)         43,886       (31,639)
      Deferred software development costs...................           --              --              --    (1,763,335)
      Accounts payable and accrued liabilities..............      582,254        (104,977)       (404,731)       55,912
      Deferred revenue......................................      229,248        (174,731)       (133,647)     (576,982)
                                                               ----------       ---------     -----------   -----------
  Net cash provided by (used in) operating activities.......      309,095        (321,215)     (2,713,059)   (1,792,893)
Cash flows from investing activities:
  Purchase of capital assets................................     (402,416)        (31,240)       (106,423)     (569,597)
  Disposal of capital assets................................       31,082              --              --         4,964
  Proceeds from sale of investment..........................           --              --              --       210,224
  Investment................................................       62,520              --              --            --
                                                               ----------       ---------     -----------   -----------
  Net cash used in investing activities.....................     (308,814)        (31,240)       (106,423)     (354,409)
Cash flows from financing activities:
  Bank indebtedness.........................................      (55,013)        (35,811)        885,321       234,616
  Proceeds from issuance of long-term debt..................      438,390         893,191       2,663,509       453,789
  Repayment of long-term debt...............................      (91,925)       (152,962)       (498,112)      (55,803)
  Obligations under capital leases..........................      (37,884)        (78,063)       (100,869)      140,560
  Issue of common shares for cash...........................      234,117             346        (100,098)    1,240,936
  Redemption of common and preferred shares.................      (81,247)        (41,058)        (30,312)     (225,429)
  Deferred charges..........................................     (289,776)             --              --            --
                                                               ----------       ---------     -----------   -----------
  Net cash provided by financing activities.................      116,662         585,643       2,819,439     1,788,669
Net effect of foreign exchange rate changes on cash.........     (171,558)          1,613          96,951          (142)
                                                               ----------       ---------     -----------   -----------
Increase (decrease) in cash and cash equivalents............      (54,615)        234,801          96,908      (358,775)
Cash and cash equivalents, beginning of period..............      331,709          96,908              --       358,775
                                                               ----------       ---------     -----------   -----------
Cash and cash equivalents, end of period....................   $  277,094       $ 331,709     $    96,908   $        --
                                                               ==========       =========     ===========   ===========
Supplemental disclosure of cash flow information:
  Cash paid during the period for taxes.....................   $       --       $      --     $        --   $        --
  Cash paid during the period for interest..................   $   96,506         142,592         366,412       203,501
Supplemental disclosure of non-cash financing activities:
  Common stock issued in exchange for services..............   $       --       $      --     $    19,534   $        --
  Common stock issued in exchange on debt conversion........   $1,897,014              --              --            --

                See accompanying notes to financial statements.

                             SFG TECHNOLOGIES INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          (EXPRESSED IN U.S. DOLLARS)

                PERIOD FROM JANUARY 1, 1999 TO DECEMBER 21, 1999
                      EIGHT MONTHS ENDED DECEMBER 31, 1998
                      YEARS ENDED APRIL 30, 1998 AND 1997

1. GENERAL:

    SFG Technologies Inc. ("SFG" or the "Company") is a private company incorporated under the Canada Business Corporations Act. Its principal business activity is developing and marketing computing software for the utilities and public sector markets.

2. SIGNIFICANT ACCOUNTING POLICIES:

    (A) PRINCIPLES OF CONSOLIDATION:

    The consolidated financial statements include the financial statements of SFG Technologies Inc. and its wholly-owned subsidiaries Nissi Technologies (U.S.A.) Inc. ("Nissi"), SFG Technologies Inc., and SFG Technologies Limited. All material intercompany transactions and balances have been eliminated.

    (B) CASH AND CASH EQUIVALENTS:

    Cash and cash equivalents are highly liquid investments having terms of maturity at the date of acquisition of not more than three months.

    (C) REVENUE RECOGNITION:

    The Company generates and recognizes revenue as follows:

        (I) SOFTWARE LICENCE FEES:

        The Company licences software products to customers under perpetual software licence agreements. The Company has two types of sales related to licence fees.

    Software licence fees from contracts that do not require significant production, modification or customization are recognized when software is delivered and implemented if persuasive evidence of an arrangement and customer acceptance exists, collection is probable and the fees are fixed or determinable.

    Software licence fees from contracts involving significant production, modification or customization of software are recognized as revenue using the completed contract method. Contracts are considered complete when customer acceptance of the software is obtained.

    Cash received in advance of meeting the revenue recognition criteria is recorded as deferred revenue.

        (II) PROFESSIONAL SERVICES:

        The Company provides consulting and implementation services to its customers. Revenues from these services are recognized as the services are performed in accordance with contract terms.

                             SFG TECHNOLOGIES INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    (EXPRESSED IN U.S. DOLLARS) (CONTINUED)

                PERIOD FROM JANUARY 1, 1999 TO DECEMBER 21, 1999
                      EIGHT MONTHS ENDED DECEMBER 31, 1998
                      YEARS ENDED APRIL 30, 1998 AND 1997

2. SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
        (III) MAINTENANCE:

        Maintenance agreements generally require that the Company provide technical support and certain systems updates to customers. Revenue is recognized proportionately over the maintenance period, typically one year.

        (IV) SOFTWARE MODIFICATIONS:

        The Company provides updates to software licensed to customers. Revenues from these services are recognized as the services are performed in accordance with contract terms.

        (V) HARDWARE SALES:

        Hardware sales are recognized as revenue upon delivery of the hardware to customer locations.

    (D) RESEARCH AND DEVELOPMENT COSTS:

    The Company expenses research costs as incurred. Development costs are deferred if they meet certain specified and stringent criteria; otherwise they are expensed as incurred. At December 21, 1999, no development costs have been deferred.

    (E) CAPITAL ASSETS:

    Capital assets are recorded at historical cost less applicable investment tax credits and accumulated amortization. Amortization is computed using the declining balance method over their estimated useful lives at the following annual rates:

CAPITAL ASSETS                                                  RATE
--------------                                                ---------
Automotive equipment........................................        30%
Computer equipment..........................................  30% - 40%
Office equipment............................................  15% - 20%

    Leasehold improvements are amortized on a straight-line basis over the term of the lease.

    (F) INVESTMENT TAX CREDITS:

    Investment tax credits are accounted for using the cost reduction method whereby the benefit of the credits is recognized as a reduction to the carrying value of the related asset or expenditure.

    (G) INCOME TAXES:

    The Company follows the tax allocation method of accounting for income taxes under which deferred income taxes are recognized for the difference in the timing of recognition of transactions in

                             SFG TECHNOLOGIES INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    (EXPRESSED IN U.S. DOLLARS) (CONTINUED)

                PERIOD FROM JANUARY 1, 1999 TO DECEMBER 21, 1999
                      EIGHT MONTHS ENDED DECEMBER 31, 1998
                      YEARS ENDED APRIL 30, 1998 AND 1997

2. SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED) income for accounting and income tax purposes. The major timing differences relate primarily to capital assets and research and development expenditures.

    (H) FOREIGN CURRENCY TRANSLATION:

    The Canadian dollar is the functional currency of the Company and its subsidiaries. Monetary assets and liabilities denominated in a foreign currency have been translated into Canadian dollars at rates of exchange in effect at the balance sheet date. Other assets and revenue and expense items are translated at rates prevailing when they were acquired or incurred. Exchange gains and losses arising on translation of assets and liabilities denominated in foreign currencies are included in income.

    For U.S. dollar reporting purposes, the balance sheet amounts as at December 21, 1999 have been translated at the exchange rate in effect at the end of December 21, 1999, and the income statement amounts for the period from January 1, 1999 to December 21, 1999 have been translated at the average exchange rate for the period. Differences arising on translation have been recorded on the balance sheet in the foreign currency translation account in shareholders' deficiency. The balance sheet amounts as at December 31, 1998 have been translated at the exchange rate in effect at the end of December 31, 1998, and the income statement amounts for the eight month period ended December 31, 1998 and the years ended April 30, 1998 and 1997 have been translated at the average exchange rate for the eight month period ended December 31, 1998. Differences arising on translation have been recorded on the balance sheet in the foreign currency translation account in shareholders' deficiency.

    (I) USE OF ESTIMATES:

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Significant areas requiring the use of management estimates relate to the valuation of accounts and investment tax credits receivable. Actual amounts may differ from those estimates.

    (J) INVESTMENT:

    Investment is carried at the lower of cost and estimated fair value. Income from the investment is recognized as receivable.

    (K) DEFERRED CHARGES:

    Deferred charges represent professional fees relating to the purchase of the Company's shares by Cayenta, Inc. on December 22, 1999 (see note 13).

                             SFG TECHNOLOGIES INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    (EXPRESSED IN U.S. DOLLARS) (CONTINUED)

                PERIOD FROM JANUARY 1, 1999 TO DECEMBER 21, 1999
                      EIGHT MONTHS ENDED DECEMBER 31, 1998
                      YEARS ENDED APRIL 30, 1998 AND 1997

3. FINANCIAL INSTRUMENTS:

    (A) FAIR VALUE:

    Carrying amounts of certain of the Company's financial instruments, including cash and cash equivalents accounts receivable, bank indebtedness and accounts payable and accrued liabilities, approximate fair value due to their short-term maturities or ability for prompt liquidation. Based on borrowing notes available to the Company for loans with similar terms, management estimates the carrying value of its long-term debt approximates fair value.

    (B) FOREIGN EXCHANGE RISK:

    Foreign exchange risk reflects the risk that the Company's earnings will decline due to fluctuations in exchange rates. As payments on contracts billed in United States dollars are due in the short-term the Company has determined there is no significant exposure to its reported assets due to foreign exchange fluctuations. At December 21, 1999, the Company does not have foreign exchange hedges in place.

    (C) CREDIT RISK:

    Credit risk reflects the risk that the Company may be unable to recover contractual receivables. The Company has a significant number of individual contracts and no one contract represents a concentration of credit risk. In addition, the Company employs established credit approval practices to further mitigate this risk.

4. CAPITAL ASSETS:

                                                          ACCUMULATED    NET BOOK
DECEMBER 21, 1999                               COST      AMORTIZATION    VALUE
-----------------                            ----------   ------------   --------
Automotive equipment.......................  $   40,702    $    6,014    $ 34,688
Computer equipment.........................   1,546,140     1,109,752     436,388
Office equipment...........................     380,369       224,163     156,206
Leasehold improvements.....................      53,299        24,593      28,706
                                             ----------    ----------    --------
                                             $2,020,510    $1,364,522    $655,988
                                             ==========    ==========    ========

                                                          ACCUMULATED    NET BOOK
DECEMBER 31, 1998                               COST      AMORTIZATION    VALUE
-----------------                            ----------   ------------   --------
Automotive equipment.......................  $   22,131    $   20,676    $  1,455
Computer equipment.........................   1,324,154       990,404     333,750
Office equipment...........................     384,962       222,774     162,188
Leasehold improvements.....................      97,730        59,267      38,463
                                             ----------    ----------    --------
                                             $1,828,977    $1,293,121    $535,856
                                             ==========    ==========    ========

                             SFG TECHNOLOGIES INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    (EXPRESSED IN U.S. DOLLARS) (CONTINUED)

                PERIOD FROM JANUARY 1, 1999 TO DECEMBER 21, 1999
                      EIGHT MONTHS ENDED DECEMBER 31, 1998
                      YEARS ENDED APRIL 30, 1998 AND 1997

4. CAPITAL ASSETS: (CONTINUED)
    Included in automotive, computer and office equipment are assets under capital leases with a cost of $1,096,790 (December 31, 1998--$1,228,355) and accumulated amortization of $909,027 (December 31, 1998--$890,257).

5. DEFERRED SOFTWARE DEVELOPMENT COSTS:

    In years prior to 1998, the Company had in accordance with the accounting policy described in note 2(d), deferred development costs related to certain software products. As set out in note 16, such costs were expensed as incurred for United States accounting purposes.

    During the year ended April 30, 1998, criteria related to the availability of sufficient resources to continue development was no longer met. Accordingly, in the year ended April 30, 1998, the Company wrote-off all deferred software development costs as recoverability of the costs was no longer reasonably ensured.

6. BANK INDEBTEDNESS:

    The Company has an operating loan facility with a credit limit of approximately $1,500,000 (Canadian). The facility is due on demand, bears interest at prime plus 2.25% and is secured by a general security agreement. Subsequent to December 21, 1999, the loan facility was repaid.

7. DEFERRED REVENUE:

                                                      DECEMBER 21,   DECEMBER 31,
                                                          1999           1998
                                                      ------------   -------------
Deferred maintenance................................   $1,317,834     $ 1,088,586
Less current portion................................     (860,237)       (653,348)
                                                       ----------     -----------
                                                       $  457,597     $   435,238
                                                       ==========     ===========

                             SFG TECHNOLOGIES INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    (EXPRESSED IN U.S. DOLLARS) (CONTINUED)

                PERIOD FROM JANUARY 1, 1999 TO DECEMBER 21, 1999
                      EIGHT MONTHS ENDED DECEMBER 31, 1998
                      YEARS ENDED APRIL 30, 1998 AND 1997

8. LONG-TERM DEBT:

                                                              DECEMBER 21,   DECEMBER 31,
                                                                  1999           1998
                                                              ------------   -------------
Bank term loan, maturing December 2001, bearing interest at
  prime plus 1.25% per annum payable monthly, principle
  repayable in 30 equal installments beginning July 1999,
  secured by a general security agreement...................   $  159,783      $  192,000

Bank demand loan, maturing March 2002, bearing interest at
  prime plus 2.0% per annum payable monthly, principle
  repayable monthly in the amount of $10,516, secured by
  SR&ED refund..............................................      220,329         280,037

Promissory notes including accrued interest of $88,397
  (December 1998--$44,387), maturing July 2002, bearing
  interest at 5.0% until July 1999 and 13.0% per annum,
  thereafter, payable monthly in arrears beginning
  July 1999, secured by a general security agreement........    1,085,689       1,672,203

Promissory notes including accrued interest of $33,727
  (December 1998--$29,626), maturing July 2002, bearing
  interest at 13.0% per annum payable monthly, secured by a
  general security agreement, convertible into Class A
  preferred shares at $2 (Canadian) per share...............      169,137         420,302

Promissory notes, bearing interest at 13.0% per annum.......           --         651,126

Promissory notes, including accrued interest of $2,963
  maturing July 2002, bearing interest at 12.0% per annum
  payable monthly in arrears beginning July 1999 or in event of agreement default, secured by a general security
  agreement, convertible into Class B preferred shares at
  $100 (Canadian) per share.................................      172,225         162,782

Shareholder loan, bearing interest at prime plus 1.0% per
  annum, no specific terms of repayment, unsecured,
  shareholder has indicated that payment will not be
  demanded within the next twelve months....................      138,338         120,619

Other.......................................................        6,613           3,594
                                                               ----------      ----------

                                                                1,952,114       3,502,663

Less current portion........................................     (185,119)       (318,454)
                                                               ----------      ----------

                                                               $1,766,995      $3,184,209
                                                               ==========      ==========

    On November 26, 1999, the Company converted 1,897,014 of promissory notes, owing to Working Opportunity Fund (EVCC) Ltd., SCC Canada Inc., Ventures West III--Canada Limited Partnership, and Discovery Enterprises Inc. into Class B preferred shares (see note 10(b)) at a price of $0.05 (Canadian) per share and Class C preferred shares (see note 10(b)) at a price of $100 (Canadian) per share.

                             SFG TECHNOLOGIES INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    (EXPRESSED IN U.S. DOLLARS) (CONTINUED)

                PERIOD FROM JANUARY 1, 1999 TO DECEMBER 21, 1999
                      EIGHT MONTHS ENDED DECEMBER 31, 1998
                      YEARS ENDED APRIL 30, 1998 AND 1997

8. LONG-TERM DEBT: (CONTINUED)
    The minimum aggregate amounts of principal payments required in each of the next five years, assuming that the shareholder loan is not repaid, are as follows:

2000........................................................  $  185,119
2001........................................................     184,658
2002........................................................   1,443,998
2003........................................................          --
2004 and thereafter.........................................     138,339
                                                              ----------
                                                              $1,952,114
                                                              ==========

    Subsequent to December 21, 1999, $1,658,550 of debt outstanding was repaid.

9. OBLIGATIONS UNDER CAPITAL LEASES:

    The Company has commitments under capital leases as follows:

2000........................................................  $ 113,510
2001........................................................     43,216
2002........................................................     11,340
2003........................................................      6,211
                                                              ---------
                                                                174,277
Less interest imputed at rates between 9% and 15%...........    (11,259)
                                                              ---------
                                                                163,018
Less current portion........................................   (106,047)
                                                              ---------
                                                              $  56,971
                                                              =========

10. SHARE CAPITAL:

    (A) AUTHORIZED:

    Unlimited common shares, Class A, non voting, no par value

    Unlimited common shares, Class B, voting, no par value

    Unlimited common shares, Class X, voting, no par value, non participating

    Unlimited preferred shares, Class A, voting, convertible, retractable, redeemable

    Unlimited preferred shares, Class B, voting, convertible, retractable, redeemable

    Unlimited preferred shares, Class C, voting, retractable, redeemable

    Unlimited preferred shares, Class F, non voting, redeemable

                             SFG TECHNOLOGIES INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    (EXPRESSED IN U.S. DOLLARS) (CONTINUED)

                PERIOD FROM JANUARY 1, 1999 TO DECEMBER 21, 1999
                      EIGHT MONTHS ENDED DECEMBER 31, 1998
                      YEARS ENDED APRIL 30, 1998 AND 1997

10. SHARE CAPITAL: (CONTINUED)
    Each Class A and Class B preferred share is convertible into one Class B common share at the option of the holder and is entitled to one vote.

    Dividends are provided at the discretion of the directors of the Company. Only Class A and Class B common shareholders and Class A and Class B preferred shareholders are entitled to dividends.

    Class A, Class B and Class C preferred shares are retractable any time after July 30, 2002 and under certain other instructions.

    Class A, Class B and Class C preferred shares are redeemable at the Company's option at any time, in whole or in part, after July 1, 2002 at the issue price plus any unpaid dividends.

    Class F preferred shares are redeemable at the Company's option at $1 (Canadian) per share (see note10(d)).

    (B) ISSUED:

                                                               NUMBER OF
                                                                SHARES        AMOUNT
                                                              -----------   ----------
Class A common shares:
  Balance at April 30, 1996.................................       67,050   $   34,211
  Shares redeemed for cash..................................      (22,650)      (8,486)
                                                              -----------   ----------
  Balance at April 30, 1997.................................       44,400       25,725
  Shares issued for cash....................................        8,231       22,374
  Shares issued for services rendered.......................        3,614       19,534
  Shares redeemed for cash..................................       (7,205)      (5,268)
                                                              -----------   ----------
  Balance at April 30, 1998.................................       49,040       62,365
  Shares issued for cash....................................          133          345
  Shares redeemed for cash..................................       (7,979)      (7,363)
                                                              -----------   ----------
  Balance at December 31, 1998..............................       41,194       55,347
  Shares issued for cash on exercise of options (see
    below)..................................................    6,900,000      234,117
                                                              -----------   ----------
  Balance at December 21, 1999..............................    6,941,194      289,464
                                                              -----------   ----------
Class B common shares:
  Balance at April 30, 1996.................................    1,405,200      587,779
  Shares issued in exchange for Class Z preferred shares....      302,500      759,256
  Shares issued for cash....................................      271,673    1,322,337
                                                              -----------   ----------
  Balance at April 30, 1997, 1998 and December 31, 1998.....    1,979,373    2,669,372
  Shares issued pursuant to price adjustment options (see
    below)..................................................      759,037           --
                                                              -----------   ----------
  Balance at December 21, 1999..............................    2,738,410   $2,669,372

                             SFG TECHNOLOGIES INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    (EXPRESSED IN U.S. DOLLARS) (CONTINUED)

                PERIOD FROM JANUARY 1, 1999 TO DECEMBER 21, 1999
                      EIGHT MONTHS ENDED DECEMBER 31, 1998
                      YEARS ENDED APRIL 30, 1998 AND 1997

10. SHARE CAPITAL: (CONTINUED)

                                                               NUMBER OF
                                                                SHARES        AMOUNT
                                                              -----------   ----------
Class X common shares:
  Balance at April 30, 1995, 1996, 1997 and 1998............           --           --
  Shares issued in conjunction with issuance of promissory
    notes...................................................   20,000,000            1
                                                              -----------   ----------
  Balance at December 31, 1998..............................   20,000,000            1
  Shares redeemed for cash..................................  (20,000,000)          (1)
  Balance at December 21, 1999..............................           --           --
                                                              -----------   ----------
Total common shares, December 21, 1999......................    9,679,604   $2,958,836
                                                              -----------   ----------

Class B preferred shares:
  Balance at December 31, 1998..............................           --           --
  Shares issued on debt conversion (note 8).................   20,000,000      677,048
                                                              -----------   ----------
  Balance at December 21, 1999..............................   20,000,000      677,048
                                                              -----------   ----------
Class C preferred shares:
  Balance at April 30, 1996, 1997, 1998 and December 31,
    1998....................................................           --           --
  Shares issued on debt conversion (note 8).................       18,019    1,219,966
                                                              -----------   ----------
  Balance at December 21, 1999..............................       18,019    1,219,966

Class F preferred shares:
  Balance at April 30, 1996.................................      823,300      536,072
  Shares redeemed for cash..................................     (200,000)    (130,225)
                                                              -----------   ----------
  Balance at April 30, 1997.................................      623,300      405,847
  Shares redeemed for cash..................................     (180,000)    (117,203)
                                                              -----------   ----------
  Balance at April 30, 1998 and December 31, 1998...........      443,300      288,644
  Shares redeemed for cash..................................     (120,000)     (81,246)

  Balance at December 21, 1999..............................      323,300      207,398
                                                              -----------   ----------
Class Z preferred shares:
  Balance at April 30, 1996.................................      302,500      759,256
  Shares redeemed in exchange for Class B common shares.....     (302,500)    (759,256)

  Balance at April 30, 1997 and 1998, December 31, 1998 and
    December 31, 1999.......................................           --           --
                                                              -----------   ----------
Total preferred shares, December 21, 1999...................   20,341,319    2,104,412
                                                              -----------   ----------
Total common and preferred shares...........................                $5,063,248
                                                              ===========   ==========

                             SFG TECHNOLOGIES INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    (EXPRESSED IN U.S. DOLLARS) (CONTINUED)

                PERIOD FROM JANUARY 1, 1999 TO DECEMBER 21, 1999
                      EIGHT MONTHS ENDED DECEMBER 31, 1998
                      YEARS ENDED APRIL 30, 1998 AND 1997

10. SHARE CAPITAL: (CONTINUED)
    Share purchase options for 6,900,000 Class A common shares were exercised by option holders on December 21, 1999. Included as cash and cash equivalents at December 21, 1999 is funds held in trust, related to the exercise, that were released from escrow on December 22, 1999.

    Pursuant to a anti-dilution clause relating to equity financing, of a prior year, 759,037 Class B common shares were issued in the period ended
December 21, 1999.

    (C) WARRANTS:

    At December 21, 1999, 74,534 warrants were outstanding that entitle the holders to purchase one Class B common share at a price of $0.01 (Canadian) per share prior to July 30, 2002. Subsequent to December 21, 1999, these warrants were exercised.

    (D) PREMIUM ON REDEMPTION OF SHARES:

    The Company records the excess of the purchase price over the par value of shares redeemed as a charge against retained earnings.

11. INCOME TAXES:

                                  PERIOD FROM
                                   JANUARY 1,    EIGHT MONTHS
                                    1999 TO          ENDED        YEARS ENDED APRIL 30,
                                  DECEMBER 21,   DECEMBER 31,    -----------------------
                                      1999           1998           1998         1997
                                  ------------   -------------   ----------   ----------
Current.........................      $ --           $ --         $     --     $     --
Deferred........................        --             --          397,445      (29,995)
                                      ----           ----         --------     --------
                                      $ --           $ --         $397,445     $(29,995)
                                      ====           ====         ========     ========

    At December 21, 1999, the Company has Canadian non-capital losses carried forward of approximately $1,250,000 which are available to reduce taxable income of future years, the benefit of which has not been recorded in the accounts and which expire as follows:

December 31, 2002...........................................  $  750,000
            2005............................................     500,000
                                                              ----------
                                                              $1,250,000
                                                              ==========

    As a result of the acquisition on December 22, 1999, the Canadian non-capital losses can only be applied to subsequent profits from the sale of similar products and services.

                             SFG TECHNOLOGIES INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    (EXPRESSED IN U.S. DOLLARS) (CONTINUED)

                PERIOD FROM JANUARY 1, 1999 TO DECEMBER 21, 1999
                      EIGHT MONTHS ENDED DECEMBER 31, 1998
                      YEARS ENDED APRIL 30, 1998 AND 1997

12. COMMITMENTS:

    At December 21, 1999, the Company was committed to the following operating lease payments for premises and equipment:

2000........................................................  $  236,181
2001........................................................     188,489
2002........................................................     129,422
                                                              ----------
                                                              $  554,092
                                                              ==========

13. SUBSEQUENT EVENTS:

(a) Capital stock purchase:

    On December 22, 1999 more than 99% of the common shares of the Company outstanding at December 21, 1999 was acquired by Cayenta, Inc.

(b) Share redemption:

    On December 22, 1999, the remaining balance of Class B, Class C and Class F preferred shares in the amounts of $677,048, $1,219,966 and $207,398, respectively, were redeemed for cash.

14. SALE OF DIVISION:

    On April 30, 1997, the Company disposed of the net assets and operations of its Govern division for proceeds of $340,449, which includes $130,225 of preferred shares of the purchaser.

    For the year ended April 30, 1997, the division incurred an operating loss of $118,337 and revenues of $498,636.

    The gain on sale of division comprises:


Cash proceeds...............................................  $210,224
Preferred shares............................................   130,225
                                                              --------
Net proceeds................................................   340,449
Net assets sold:
  Accounts receivable.......................................   (33,877)
  Deferred revenue..........................................   118,106
  Fixed assets..............................................   (10,251)
  Contract..................................................     9,939
                                                              --------
                                                                83,917
                                                              --------
Gain on sale of the division................................  $424,366
                                                              ========

                             SFG TECHNOLOGIES INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    (EXPRESSED IN U.S. DOLLARS) (CONTINUED)

                PERIOD FROM JANUARY 1, 1999 TO DECEMBER 21, 1999
                      EIGHT MONTHS ENDED DECEMBER 31, 1998
                      YEARS ENDED APRIL 30, 1998 AND 1997

15. YEAR 2000 ISSUE:

    The Year 2000 Issue arises because many computerized systems use two digits rather than four to identify a year. Date-sensitive systems may recognize the year 2000 as 1900 or some other date, resulting in errors when information using Year 2000 dates is processed. In addition, similar problems may arise in some systems which use certain dates in 1999 to represent something other than a date. The effects of the Year 2000 Issue may be experienced before, on, or after December 31, 2000, and, if not addressed, the impact on operations and financial reporting may range from minor errors to significant systems failure which could affect an entity's ability to conduct normal business operations. It is not possible to be certain that all aspects of the Year 2000 Issue affecting the entity, including those related to the efforts of customers, suppliers, or third parties, will be fully resolved.

16. UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES:

    These consolidated financial statements have been prepared in accordance with Canadian generally accepted accounting principles ("GAAP") in Canada, of which conform, in all material respects, with those in the United States except as described below:

(a) Research and development:

    For United States GAAP purposes, Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed," provides for the capitalization of certain software development costs after technological feasibility of the software is established. Under the Company's current practice of developing new products and enhancements, the technological feasibility of the underlying software is not established until substantially all product development is complete, including the development of a working model. No such costs have been capitalized as their impact would not be material.

    Deferred software development costs of $2,153,130 which were capitalized during the year ended April 30, 1997 would have been expensed as incurred under U.S. accounting principles. As such, deferred software development costs of $1,010,094 which were amortized during the year ended April 30, 1997 and the write-down of deferred software development costs in the year ended April 30, 1998 of $2,653,486 would not have been required.

(b) Loss per share:

    For United States GAAP purposes, Statement of Financial Accounting Standards No. 128, "Earnings Per Share," requires the disclosure of basic and diluted earnings per share for each period presented. Basic earnings per share is computed by dividing the net loss by the weighted average number of all classes of common shares outstanding during the period. Diluted earnings per share is computed by dividing the net loss by the weighted average number of all classes of common and dilutive common equivalent shares outstanding during the period.

    Excluded from the computation of diluted earnings per share for the period from January 1, 1999 to December 21, 1999 and the eight months ended December 31, 1998 and the years ended April 30, 1998 and 1997 are options and warrants to acquire common shares and preferred shares convertible into common shares, as their effects would be anti-dilutive.

                             SFG TECHNOLOGIES INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    (EXPRESSED IN U.S. DOLLARS) (CONTINUED)

                PERIOD FROM JANUARY 1, 1999 TO DECEMBER 21, 1999
                      EIGHT MONTHS ENDED DECEMBER 31, 1998
                      YEARS ENDED APRIL 30, 1998 AND 1997

16. UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES: (CONTINUED)
(c) Income taxes:

    Under the asset and liability method of United States Statement of Financial Accounting Standards No. 109 ("FAS 109"), deferred income tax assets and liabilities are measured using enacted tax rates for the future income tax consequences attributable to differences between the financial statement carrying amount of existing assets and liabilities and their respective tax bases. The application of the provisions of FAS 109 on the Company's balance sheet would result in no net difference in deferred taxes from that reported under Canadian GAAP. At December 21, 1999, the gross deferred tax asset amount relating to a non-capital loss carry forward was $517,500 which is reduced by a valuation allowance of $517,500 as management does not consider that it is more likely than not that such assets will be realized in the carry forward period.

(d) Stock-based compensation:

    For United States GAAP purposes, the Company has elected to follow the disclosure-only provisions under Statement of Financial Accounting Standards No. 123 ("FAS 123"), "Accounting for Stock-Based Compensation," and applies Accounting Principles Board Opinion No. 25 "Accounting for Stock Issued Employees" ("APB 25") and related interpretations in accounting for its stock-based compensation to employees. As such, the Company's stock-based compensation is measured based on the intrinsic value of the option on the date of grant.

    Under the intrinsic value method of APB 25, the stock option compensation is the excess, if any, of the quoted market value of the stock at the measurement date of the grant over the amount an optionee must pay to acquire the stock. The Company grants stock options having exercise prices based on the market price at the date of grants. Accordingly, under the intrinsic value method, no stock-based compensation expense has resulted for the period from January 1, 1999 to December 21, 1999, for the eight month period ended December 31, 1998 and the years ended April 30, 1998 and 1997 for United States GAAP purposes.

(e) Redeemable preferred shares:

    For United States GAAP purposes, preferred stock subject to mandatory redemption requirements or whose redemption is outside the control of the issuer is required to be presented outside of shareholders' equity. For the periods presented, the Company's Class B, C, and F preferred shares would be presented outside of shareholders' equity.

                             SFG TECHNOLOGIES INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    (EXPRESSED IN U.S. DOLLARS) (CONTINUED)

                PERIOD FROM JANUARY 1, 1999 TO DECEMBER 21, 1999
                      EIGHT MONTHS ENDED DECEMBER 31, 1998
                      YEARS ENDED APRIL 30, 1998 AND 1997

16. UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES: (CONTINUED)
(f) Summary of United States GAAP adjustments:

    The amounts in the balance sheets that differ from those reported under Canadian GAAP are as follows.

                                   DECEMBER 21, 1999         DECEMBER 31, 1998
                                -----------------------   -----------------------
                                 CDN GAAP     US GAAP      CDN GAAP     US GAAP
                                ----------   ----------   ----------   ----------
Class B redeemable preferred
  shares......................  $       --   $  677,048   $       --   $       --
Class C redeemable preferred
  shares......................          --    1,219,966           --           --
Class F redeemable preferred
  shares--current portion.....          --      207,398           --      166,819
Class F redeemable preferred
  shares--net of current
  portion.....................          --           --           --      121,825

Shareholders' equity:
  Share capital...............   5,063,248           --    3,013,364           --
  Class A common stock, issued
    and outstanding 6,941,194
    and 41,194................          --      289,464           --       55,347
  Class B common stock, issued
    and outstanding 2,738,410
    and 1,979,373.............          --    2,669,372           --    2,669,372
  Class X common stock, issued
    and outstanding nil and
    20,000,000................          --           --           --            1

                             SFG TECHNOLOGIES INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    (EXPRESSED IN U.S. DOLLARS) (CONTINUED)

                PERIOD FROM JANUARY 1, 1999 TO DECEMBER 21, 1999
                      EIGHT MONTHS ENDED DECEMBER 31, 1998
                      YEARS ENDED APRIL 30, 1998 AND 1997

16. UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES: (CONTINUED)
    The following table sets forth the effect on the loss for the period and loss per share:

                                             PERIOD FROM
                                              JANUARY 1,    EIGHT MONTHS
                                               1999 TO         ENDED         YEARS ENDED APRIL 30,
                                             DECEMBER 21,   DECEMBER 31,   -------------------------
                                                 1999           1998          1998          1997
                                             ------------   ------------   -----------   -----------
Net income (loss) under Canadian GAAP......  $  (415,270)   $   (59,834)   $(5,588,408)  $    94,985
Less deferred software development costs
  capitalized..............................           --             --             --    (2,153,130)
Add deferred software development costs
  amortized................................           --             --             --     1,010,094
Add write-down of software development
  costs....................................           --             --      2,653,486            --
                                             -----------    -----------    -----------   -----------
Loss determined under United States GAAP...     (415,270)       (59,834)    (2,934,922)   (1,048,051)
Premium on redemption of shares............           --        (33,695)       (30,312)      (86,719)
                                             -----------    -----------    -----------   -----------
Loss available to common shareholders
  determined under United States GAAP......  $  (415,270)   $   (93,529)   $(2,965,234)  $(1,134,770)
                                             ===========    ===========    ===========   ===========
Weighted average number of shares
  outstanding, United States GAAP..........   22,070,547     16,084,028      2,002,344     1,509,658
                                             ===========    ===========    ===========   ===========
Net loss per share under United States
  GAAP.....................................  $     (0.02)   $        --    $     (1.48)  $     (0.75)
                                             ===========    ===========    ===========   ===========

(g) Comprehensive loss:

    For United States GAAP purposes, Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income," establishes standards for reporting and disclosure of comprehensive income and its components. The Company's comprehensive income consists of net income (loss), and changes in its foreign currency translation account as follows:

                                             PERIOD FROM
                                              JANUARY 1,    EIGHT MONTHS
                                               1999 TO         ENDED         YEARS ENDED APRIL 30,
                                             DECEMBER 21,   DECEMBER 31,   -------------------------
                                                 1999           1998          1998          1997
                                             ------------   ------------   -----------   -----------
Net income (loss) under United States
  GAAP.....................................  $  (415,270)   $   (59,834)   $(2,934,922)  $(1,048,051)
Foreign currency translation account.......     (171,558)         1,613         96,951          (142)
                                             -----------    -----------    -----------   -----------
Comprehensive loss.........................  $  (586,828)   $   (58,221)   $(2,837,971)  $(1,048,193)
                                             ===========    ===========    ===========   ===========

                                  [BACK COVER]

                             [Our logo and address]

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

    ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth all expenses payable by the Registrant in connection with the sale of the common stock being registered. All of the amounts shown are estimates, except for the SEC registration fee, the NASD filing fee and the Nasdaq National Market application fee.

                                                              AMOUNT TO
                                                               BE PAID
                                                              ----------
Registration fee............................................  $   25,654
NASD filing fee.............................................      10,218
Nasdaq Stock Market Listing Application fee.................      87,000
Blue sky qualification fees and expenses....................       5,000
Printing and engraving expenses.............................     500,000
Legal fees and expenses.....................................     500,000
Accounting fees and expenses................................     500,000
Transfer agent and registrar fees...........................       3,000
Miscellaneous...............................................      19,128
                                                              ----------
    Total...................................................   1,650,000

    ITEM 14.  INDEMNIFICATION OF OFFICERS AND DIRECTORS

    Under Section 145 of the Delaware General Corporation Law, the Registrant has broad powers to indemnify its Directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act").

    The Registrant's Certificate of Incorporation and Bylaws include provisions to (i) eliminate the personal liability of its directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by
Section 102(b)(7) of the General Corporation Law of Delaware (the "Delaware Law") and (ii) require the Registrant to indemnify its Directors and officers to the fullest extent permitted by Section 145 of the Delaware Law, including circumstances in which indemnification is otherwise discretionary. Pursuant to
Section 145 of the Delaware Law, a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against expenses incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in or not opposed to, the best interests of the corporation and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. The Registrant believes that these provisions are necessary to attract and retain qualified persons as Directors and officers. These provisions do not eliminate the Directors' duty of care, and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware Law. In addition, each Director will continue to be subject to liability for breach of the Director's duty of loyalty to the Registrant, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for any transaction from which the Director derived an improper personal benefit, for improper distributions to stockholders and for improper stock purchases or redemptions where the Director acted wilfully or negligently. The provision also does not affect a Director's responsibilities under any other law, such as the federal securities law or state or federal environmental laws.

    The Registrant has entered into indemnity agreements with each of its Directors and executive officers that require the Registrant to indemnify such persons against any and all expenses, including attorney's fees, witness fees, damages, judgments, fines and amounts paid in settlement and any other amounts that such person becomes legally obligated to pay because of any claim or claims made against or by him in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, arbitrational, administrative or investigative to which such person is, was or at the time becomes a party, or is threatened to be made a party, by reason of the fact that such person is or was serving as a director, officer, employee, or other agent of us or of another corporation at our request. Further, we shall advance, prior to the final disposition of any proceeding, promptly following request therefor, all expenses incurred by such person in connection with such proceeding upon receipt of an undertaking by or on behalf of such person to repay such amounts if it shall be determined ultimately that such person is not entitled to indemnification. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

    The Registrant has entered into employment agreements with David P. Porreca and Gregory R. Smith that provide for the indemnification of Mr. Porreca and Mr. Smith to the maximum extent permitted by law for any acts made in good faith while performing services in the ordinary and regular course of business for Cayenta. To the same extent, Cayenta will pay and subject to any legal limitations, advance all expenses, including reasonable attorneys' fees and costs of court approved settlements, actually and necessarily incurred by Mr. Porreca or Mr. Smith in connection with the defense of any action, suit or proceeding and in connection with any appeal, which has been brought against Mr. Porreca or Mr. Smith by reason of his service as an officer or agent of Cayenta.

    At present, there is no pending litigation or proceeding involving a Director or officer of the Registrant as to which indemnification is being sought nor is the Registrant aware of any threatened litigation that may result in claims for indemnification by any officer or Director.

    The Registrant has an insurance policy covering the officers and Directors of the Registrant with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

    ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

    Since its inception in September 1997, the Registrant has sold and issued the following unregistered securities:


    (a) In January 1999, the Registrant acquired substantially all of the assets of Transnational Partners II, LLC, a company that focused on systems integration and architecture. The Registrant acquired Transnational Partners II for
$7 million in cash and 2,345,000 shares of Series A preferred stock. The Registrant also paid off an additional $2.8 million note that the Registrant issued as part of the acquisition of Transnational Partners II, plus 7% interest thereon, in February 2000. The Registrant issued such shares in reliance upon the exemption from securities registration afforded by Rule 506 of Regulation D under the Securities Act.


    (b) In December 1999, the Registrant acquired Assist Cornerstone Technologies, Inc., an e-commerce software company. The Registrant acquired Assist Cornerstone for 1,066,485 shares of Class A common stock which were issued to the former equity holders of Assist Cornerstone. Each share of Class A common stock was valued at $3.19 per share. In addition, the Registrant paid $12.9 million in cash, of which $9.9 million was paid at the closing, with the balance withheld to satisfy possible working capital adjustments or indemnification obligations. The Registrant issued such shares in reliance upon the exemption from securities registration afforded by Rule 506 of Regulation D under the Securities Act.

    (c) In connection with the Registrant's reorganization with Titan in December 1999, the Registrant issued 20,650,000 shares of Class B common stock to Titan. The Registrant issued such shares in reliance on the exemption provided in Section 3(a)(9) of the Securities Act.

    (d) In December 1999, the Registrant issued to Batchelder & Partners warrants to purchase up to 1,023,827 shares of its Class A common stock at a weighted average exercise price of $6.35 per share in consideration of strategic advisory services provided to the Registrant by Batchelder & Partners. The Registrant issued such warrants in reliance upon the exemption from securities registration afforded by Rule 506 of Regulation D under the Securities Act.

    (e) In October 1999, the Registrant issued 103,250 shares of Class A common stock to Dr. Gene Ray upon the exercise of an option at an exercise price of $0.18 per share. The Registrant issued such shares in reliance upon the exemption from securities registration afforded by Rule 701 under the Securities Act.

    (f) In March 2000, the Registrant issued 516,250 shares of Class A common stock to Penton Media, Inc. for $6,372,500, or $12.34 per share. The Registrant issued such shares in reliance upon the exemption from securities regulation afforded by Rule 506 of Regulation D under the Securities Act.

    The stock amounts and per-share exercise prices in the descriptions above reflect the 2.065 for 1 stock split of the Registrant's common stock which will take place prior to the effectiveness of this offering. The recipients of the above-described securities represented their intention to acquire the securities for investment only and not with a view to distribution thereof. Appropriate legends were affixed to the stock certificates issued in such transactions. All recipients had adequate access, through employment or other relationships, to information about the Registrant.

    ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) EXHIBITS.


           EXHIBIT
           NUMBER           DESCRIPTION OF DOCUMENT
    ---------------------   -----------------------
             1.1            Form of Underwriting Agreement.(1)

             2.1            Asset Purchase Agreement among Transnational Partners II,
                              LLC, Cayenta and The Titan Corporation dated as of
                              January 1, 1999.*

             2.2            Stock Purchase Agreement dated as of November 2, 1999 among
                              Cayenta, J.B. Systems, Inc., d.b.a. Mainsaver Corporation
                              and Mainsaver, JKS Separate Property Trust, The Gehl
                              Living Trust, JBS Acquisition Company, LLC, Epicor
                              Software Corporation, Mark Stevens and The Titan
                              Corporation.*

             2.3            Stock Exchange and Stock Purchase Agreement dated as of
                              December 7, 1999 among Cayenta, Cayenta Operating Company,
                              The Titan Corporation, Assist Cornerstone Technologies,
                              Inc. and Selling Shareholders.*

             2.4            Stock Purchase Agreement dated as of December 23, 1999 among
                              Cayenta, SFG Technologies, Inc., the Common Selling
                              Shareholders, the Preferred Selling Shareholders and the
                              Option Holders.*

             2.5            Contribution Agreement dated December 7, 1999 among The
                              Titan Corporation, Cayenta, Gene W. Ray and Transnational
                              Partners II, LLC.*

             2.6            Limited Liability Company Agreement of Soliance, LLC dated
                              August 25, 1999 among Sempra Energy Information Solutions,
                              Modis, Inc. and Cayenta.(2)

             3.1            Certificate of Incorporation.*

             3.2            Certificate of Amendment to Certificate of Incorporation.*

           EXHIBIT
           NUMBER           DESCRIPTION OF DOCUMENT
    ---------------------   -----------------------
             3.3            Bylaws.*

             4.1            Reference is made to Exhibits 3.1, 3.2 and 3.3.

             4.2            Specimen Stock Certificate.

             5.1            Opinion of Cooley Godward LLP.(1)

            10.1            Cayenta Investor Rights Agreement.*

            10.2            Cayenta 1997 Stock Option Plan.*

            10.3            Titan 1995 Employee Stock Purchase Plan.*

            10.4            Titan Supplemental Retirement Plan for Executives dated
                              December 17, 1993, as amended May 18, 1995.*

            10.5            Form of Nonstatutory Stock Option Agreement under 1997 Stock
                              Option Plan.*

            10.6            Form of Incentive Stock Option Agreement under 1997 Stock
                              Option Plan.*

            10.7            Employment Agreement dated January 1, 1999 between David P.
                              Porreca and Cayenta.*

            10.8            Employment Agreement dated January 1, 1999 between Gregory
                              R. Smith and Cayenta.*

            10.9            Letter Agreement dated November 1, 1999 between Cayenta and
                              William G. Atkinson.*

            10.10           Letter Agreement dated December 18, 1999 between Cayenta and
                              Edward M. Lake.*

            10.11           Form of Indemnity Agreement.*

            10.12           Contract between the Federal Aviation Administration and
                              Cayenta dated as of July 24, 1995.*(2)

            10.13           Agreement for Consulting Services dated as of January 1,
                              1999 between Sempra Energy Information Solutions, LLC and
                              Transnational Partners II, LLC.*(2)

            10.14           Management Services Agreement dated August 25, 1999 between
                              Cayenta and Soliance, LLC.*

            10.15           Contract for Professional Services dated as of September 8,
                              1999 between Cayenta and Waste Management, Inc.*(2)

            10.16           Software License Agreement dated September 23, 1998 between
                              Assist Cornerstone Technologies, Inc. and 800.com, Inc.(2)

            10.17           Purchase Notification dated February 10, 1999 between Titan and the Government of the District of Columbia.(2)

            10.18           Subcontract Agreement dated March 23, 1999 between Cap
                              Gemini America LLC and Cayenta.*(2)

            10.19           Tax Allocation Agreement.*

            10.20           Corporate Services Agreement.*

            10.21           Facilities Agreement.*

            10.22           Office Space Lease dated March 9, 1999 between San Diego 225
                              RPF III, LLC and Titan.*

            10.23           Amended and Restated Subordinated Promissory Note dated
                              December 27, 1999 between Cayenta Operating Company, Inc.
                              and Titan.(1)

            10.24           Technical Services Agreement dated January 1, 1997 between
                              Enova Corporation and Transnational Partners II, LLC, as
                              amended.*(2)

            10.25           Total Service Provider Services and License Agreement dated
                              March 30, 2000 between Cayenta and Penton Media, Inc.*(2)

           EXHIBIT
           NUMBER           DESCRIPTION OF DOCUMENT
    ---------------------   -----------------------
            10.26           Strategic Alliance Agreement dated March 30, 2000 between
                              Penton Media, Inc. and Cayenta.*

            10.27           Investor Rights Agreement dated March 30, 2000 among
                              Cayenta, Titan and Penton Media, Inc.*

            10.28           Cayenta Nonstatutory Stock Option Plan.*

            10.29           Pacific Corporate Center Lease dated January 14, 2000
                              between TIPAC-I, L.P and Cayenta.*

            10.30           Agreement for Technical Services dated as of January 1, 2000 between Sempra Energy and Cayenta for Information
                              Technology Consulting Services, Contract
                              No. 5600001842.*(2)

            10.31           Agreement for Technical Services dated as of January 1, 2000 between Sempra Energy and Cayenta for Information
                              Technology Consulting Services, Contract
                              No. 5600001843.*(2)

            11.1            Computation of Net Income per Share.*

            21.1            Subsidiaries of the Registrant.*

            23.1            Consent of Arthur Andersen LLP.

            23.2            Consent of Arthur Andersen LLP.

            23.3            Consent of Arthur Andersen LLP.

            23.4            Consent of KPMG LLP.

            23.5            Consent of Ernst & Young LLP, independent auditors.

            23.6            Consent of Cooley Godward LLP. Reference is made to
                              Exhibit 5.1.(1)

            24.1            Power of Attorney. Reference is made to page II-6.

            27.1            Financial Data Schedule.*


------------------------

*   Previously filed.

(1) To be filed by amendment.

(2) Confidential treatment requested.

    ITEM 17.  UNDERTAKINGS

    The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to provisions described in Item 14 or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes that:

    (a) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (b) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    The undersigned Registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post effective amendment will be filed to set forth the terms of such offering.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 4 to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, County of San Diego, State of California, on August 7, 2000.


                                                       Registrant

                                                       By:              /s/ EDWARD M. LAKE
                                                            -----------------------------------------
                                                                          Edward M. Lake
                                                            SENIOR VICE PRESIDENT AND CHIEF FINANCIAL
                                                                             OFFICER

                               POWER OF ATTORNEY

    KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David P. Porreca and Edward M. Lake and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement and any subsequent registration statement filed by the registrant pursuant to Rule 462(b) of the Securities Act of 1933, as amended, which relates to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.


    Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 4 to this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



                      SIGNATURE                                    TITLE                    DATE
                      ---------                                    -----                    ----
                                                       President, Chief Executive
                          *                              Officer and Director
     -------------------------------------------         (PRINCIPAL EXECUTIVE          August 7, 2000
                  David P. Porreca                       OFFICER)

                                                       Senior Vice President and
                 /s/ EDWARD M. LAKE                      Chief Financial Officer
     -------------------------------------------         (PRINCIPAL FINANCIAL AND      August 7, 2000
                   Edward M. Lake                        ACCOUNTING OFFICER)

                          *
     -------------------------------------------       Senior Vice President, General  August 7, 2000
                Nicholas J. Costanza                     Counsel and Secretary

                      SIGNATURE                                    TITLE                    DATE
                      ---------                                    -----                    ----
                          *
     -------------------------------------------         Chairman of the Board and     August 7, 2000
                     Gene W. Ray                                   Director

                          *
     -------------------------------------------                  Director             August 7, 2000
                 Robert E. La Blanc

                          *
     -------------------------------------------                  Director             August 7, 2000
                    John C. Arme

                          *
     -------------------------------------------                  Director             August 7, 2000
                   Paul Melchiorre

                 /s/ EDWARD M. LAKE
     -------------------------------------------
                   Edward M. Lake
                  *ATTORNEY-IN-FACT

                                 EXHIBIT INDEX


       EXHIBIT
       NUMBER                             DESCRIPTION OF DOCUMENT
---------------------                     -----------------------
         1.1            Form of Underwriting Agreement.(1)

         2.1            Asset Purchase Agreement among Transnational Partners II,
                          LLC, Cayenta and The Titan Corporation dated as of
                          January 1, 1999.*

         2.2            Stock Purchase Agreement dated as of November 2, 1999 among
                          Cayenta, J.B. Systems, Inc., d.b.a. Mainsaver Corporation
                          and Mainsaver, JKS Separate Property Trust, The Gehl
                          Living Trust, JBS Acquisition Company, LLC, Epicor
                          Software Corporation, Mark Stevens and The Titan
                          Corporation.*

         2.3            Stock Exchange and Stock Purchase Agreement dated as of
                          December 7, 1999 among Cayenta, Cayenta Operating Company,
                          The Titan Corporation, Assist Cornerstone Technologies,
                          Inc. and Selling Shareholders.*

         2.4            Stock Purchase Agreement dated as of December 23, 1999 among
                          Cayenta, SFG Technologies, Inc., the Common Selling
                          Shareholders, the Preferred Selling Shareholders and the
                          Option Holders.*

         2.5            Contribution Agreement dated December 7, 1999 among The
                          Titan Corporation, Cayenta, Gene W. Ray and Transnational
                          Partners II, LLC.*

         2.6            Limited Liability Company Agreement of Soliance, LLC dated
                          August 25, 1999 among Sempra Energy Information Solutions,
                          Modis, Inc. and Cayenta.(2)

         3.1            Certificate of Incorporation.*

         3.2            Certificate of Amendment to Certificate of Incorporation.*

         3.3            Bylaws.*

         4.1            Reference is made to Exhibits 3.1, 3.2 and 3.3.

         4.2            Specimen Stock Certificate.

         5.1            Opinion of Cooley Godward LLP.(1)

        10.1            Cayenta Investor Rights Agreement.*

        10.2            Cayenta 1997 Stock Option Plan.*

        10.3            Titan 1995 Employee Stock Purchase Plan.*

        10.4            Titan Supplemental Retirement Plan for Executives dated
                          December 17, 1993, as amended May 18, 1995.*

        10.5            Form of Nonstatutory Stock Option Agreement under 1997 Stock
                          Option Plan.*

        10.6            Form of Incentive Stock Option Agreement under 1997 Stock
                          Option Plan.*

        10.7            Employment Agreement dated January 1, 1999 between David P.
                          Porreca and Cayenta.*

        10.8            Employment Agreement dated January 1, 1999 between Gregory
                          R. Smith and Cayenta.*

        10.9            Letter Agreement dated November 1, 1999 between Cayenta and
                          William G. Atkinson.*

        10.10           Letter Agreement dated December 18, 1999 between Cayenta and
                          Edward M. Lake.*

        10.11           Form of Indemnity Agreement.*

        10.12           Contract between the Federal Aviation Administration and
                          Cayenta dated as of July 24, 1995.*(2)

        10.13           Agreement for Consulting Services dated as of January 1,
                          1999 between Sempra Energy Information Solutions, LLC and
                          Transnational Partners II, LLC.*(2)

        10.14           Management Services Agreement dated August 25, 1999 between
                          Cayenta and Soliance, LLC.*

        10.15           Contract for Professional Services dated as of September 8,
                          1999 between Cayenta and Waste Management, Inc.*(2)

       EXHIBIT
       NUMBER                             DESCRIPTION OF DOCUMENT
---------------------                     -----------------------
        10.16           Software License Agreement dated September 23, 1998 between
                          Assist Cornerstone Technologies, Inc. and 800.com, Inc.(2)

        10.17           Purchase Notification dated February 10, 1999 between Titan and the Government of the District of Columbia.(2)

        10.18           Subcontract Agreement dated March 23, 1999 between Cap
                          Gemini America LLC and Cayenta.*(2)

        10.19           Tax Allocation Agreement.*

        10.20           Corporate Services Agreement.*

        10.21           Facilities Agreement.*

        10.22           Office Space Lease dated March 9, 1999 between San Diego 225
                          RPF III, LLC and Titan.*

        10.23           Amended and Restated Subordinated Promissory Note dated
                          December 27, 1999 between Cayenta Operating Company, Inc.
                          and Titan.(1)

        10.24           Technical Services Agreement dated January 1, 1997 between
                          Enova Corporation and Transnational Partners II, LLC, as amended.*(2)

        10.25           Total Service Provider Services and License Agreement dated
                          March 30, 2000 between Cayenta and Penton Media, Inc.*(2)

        10.26           Strategic Alliance Agreement dated March 30, 2000 between
                          Penton Media, Inc. and Cayenta.*

        10.27           Investor Rights Agreement dated March 30, 2000 among
                          Cayenta, Titan and Penton Media, Inc.*

        10.28           Cayenta Nonstatutory Stock Option Plan.*

        10.29           Pacific Corporate Center Lease dated January 14, 2000
                          between TIPAC-I, L.P and Cayenta.*

        10.30           Agreement for Technical Services dated as of January 1, 2000 between Sempra Energy and Cayenta for Information
                          Technology Consulting Services, Contract
                          No. 5600001842.*(2)

        10.31           Agreement for Technical Services dated as of January 1, 2000 between Sempra Energy and Cayenta for Information
                          Technology Consulting Services, Contract No.
                          5600001843.*(2)

        11.1            Computation of Net Income per Share.*

        21.1            Subsidiaries of the Registrant.*

        23.1            Consent of Arthur Andersen LLP.

        23.2            Consent of Arthur Andersen LLP.

        23.3            Consent of Arthur Andersen LLP.

        23.4            Consent of KPMG LLP.

        23.5            Consent of Ernst & Young LLP, independent auditors.

        23.6            Consent of Cooley Godward LLP. Reference is made to
                          Exhibit 5.1.(1)

        24.1            Power of Attorney. Reference is made to page II-6.

        27.1            Financial Data Schedule.*


------------------------

*   Previously filed.

(1) To be filed by amendment.

(2) Confidential treatment requested.